Filed Pursuant to Rule 424(b)(3)
File Number 333-139880
AURIGA LABORATORIES, INC.
9,579,392 Shares of Common Stock
This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus (“Selling Stockholders”) of up to 9,579,392 shares of our common stock (the “Shares”), which total includes 4,213,561 shares of our common stock issuable upon the exercise or conversion of certain outstanding warrants and other convertible securities held by the Selling Stockholders. For a list of the Selling Stockholders, please see the section entitled “Selling Stockholders.” We are not offering or selling any of the Shares included in this prospectus. We will not receive any of the proceeds from the sale of the Shares, although we will receive up to approximately $5.98 million from the exercise of the warrants to the extent they are exercised for cash. All costs associated with this registration will be borne by us.
The Selling Stockholders may sell the Shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions, through agents designated from time to time or through broker-dealers. In connection with any such sales, any Selling Stockholder or broker-dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any commissions paid to such broker-dealers and, if broker-dealers purchase any Shares as principals, any profits received by such brokers-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions if any such Selling Stockholder is deemed an “underwriter” as defined in the Securities Act. We will not control or determine the price at which a Selling Stockholder decides to sell its Shares. Broker-dealers effecting transactions in the Shares should confirm that the Shares are registered under applicable state law or that an exemption from registration is available.
Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “ARGA.OB.” On January 8, 2007, the closing bid price of our common stock was $0.86 per share.
Investing in our common stock involves significant risks. See the section entitled “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
You should rely only on the information contained in this prospectus and any supplement to this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
The date of this prospectus is January 24, 2007.

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FORWARD-LOOKING STATEMENTS
     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.
     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:
•	the ability to develop and introduce new products;

•	increased competitive pressures from existing competitors and new entrants;

•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

•	fluctuations in general economic conditions;

•	loss of customers or sales weakness;

•	inability to achieve future sales levels or other operating results;

•	the unavailability of funds for capital expenditures; and

•	the risk of product liability claims.
     Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “desire,” “goal,” “should,” “objective,” “seek,” “plan,” “strive” or “anticipate,” as well as variations of such words or similar expressions, or the negatives of these words. These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.
     We caution readers not to place undue reliance on any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated. For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.”
     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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PROSPECTUS SUMMARY
     This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as our consolidated financial statements, and the footnotes thereto, that appear elsewhere in this prospectus. All information contained in this prospectus is adjusted to reflect a 1-for-15 reverse split of our common stock effected in July 2006. Unless the context otherwise requires, the terms “we,” “us,” “our,” “our Company,” “Auriga” and similar expressions refer to Auriga Laboratories, Inc., a Delaware corporation formerly known as Multi-Link Telecommunications, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.
Company Overview
     We are a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing and advanced in-house drug development capabilities. Our high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations.
     We are currently focused on delivering unique solutions for the respiratory, dermatology, psychiatry and gastroenterology markets. Our product portfolio consists of our Extendryl®, Levall®, Zinx™, Akurza™, Xyralid™ and Aquoral™ product lines. Our Extendryl® and Levall® families of prescription products are indicated for relief of symptoms associated with a range of acute respiratory diseases. Our Zinx™ products are indicated for relief of symptoms associated with the common cold and allergies. Additionally, we expect to compete in the $5 billion dermatology marketplace with the introduction of five newly branded prescription dermatology products in 2007 using the trade names Akurza™ and Xyralid™. Our Aquoral™ product line, which we intend to launch in early 2007, is an FDA-cleared, prescription-only treatment for xerostomia, or the condition of dry mouth. Xerostomia is a widespread condition that we believe affects approximately 25 million Americans and represents a potential marketplace opportunity that we estimate to exceed $1 billion. Lastly, our development pipeline also targets the gastrointestinal anti-inflammatory market that we believe exceeds $3 billion.
     An innovative, commission-only sales force structure allows us to retain a highly-motivated workforce at a minimal investment. By the summer of 2007, we expect to have a total of 200 sales representatives. Our Extendryl® and Levall® product lines are currently promoted by our 66-person sales team targeting allergists, pediatricians and select primary care physicians with high prescription volume. We expect to promote the Aquoral™ line to psychiatrists and rheumatologists, while Pharmelle LLC, our co-marketing partner, will promote the Aquoral™ line to urologists. Our new dermatology products, which we intend to introduce in early 2007, will be promoted by our sales team targeting dermatologists with high prescription volume.
     Our business strategy is to acquire rights to valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalize on untapped marketplace opportunities through brand extension and directed sales/marketing programs. Our drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. In addition, we plan to become a fully-integrated pharmaceutical company by acquiring our own manufacturing and development capabilities. Moving forward, we plan to acquire and/or in-license additional products and technologies to further grow revenues.

Corporate History
     In May 2006, Auriga Laboratories, Inc., a privately-held Delaware corporation formed in April 2005 (“Old Auriga”), entered into an Agreement and Plan of Merger with Multi-Link Telecommunications, Inc., a Colorado corporation (“Multi-Link”), to merge with and into a wholly-owned subsidiary of Multi-Link. Prior to the merger, Multi-Link was a publicly-traded corporation trading under the stock symbol MLNK.OB, and had no material assets, liabilities or operations. The merger of Old Auriga with Multi-Link’s wholly-owned subsidiary was completed on May 17, 2006. Pursuant to the merger, Old Auriga’s shareholders became the holders of approximately 93% of the outstanding shares of Multi-Link. In July 2006, Multi-Link reincorporated in the State of Delaware and changed its name to Auriga Laboratories, Inc. Multi-Link provided basic voice mail, call routing and advanced integrated voice and fax messaging to small businesses. Since the merger with Multi-Link, we have not conducted any business other than operations heretofore conducted or contemplated to be conducted by Old Auriga. Because the shareholders of Old Auriga became the controlling shareholders of Multi-Link after the merger, Old Auriga was treated as the acquirer for accounting purposes and, therefore, the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old Auriga. Following the merger, on July 11, 2006, we effected a 1-for-15 reverse stock split, which became effective at the close of business on July 11, 2006. Unless provided otherwise, each of the share numbers set forth in this prospectus reflect the changes to our capital stock effected by the merger and the reverse stock split.
Company Information
     We are a Delaware corporation with our principal executive offices located at 2029 Century Park East, Suite 1130, Los Angeles, California 90067. Our telephone number is (678) 282-1600. Our website is located at http://www.aurigalabs.com. We do not intend the information found on our website to be a part of this prospectus.
     Trading in our common stock commenced on July 20, 2006, through the OTC Bulletin Board under the trading symbol “ARGA.OB.”
The Offering
     This offering consists of 9,579,392 shares of our common stock, which total includes 4,213,561 shares of our common stock issuable upon the exercise or conversion of certain outstanding warrants and other convertible securities held by the Selling Stockholders. The Shares are being registered in order to allow the Selling Stockholders to resell them from time to time in the future through the use of this prospectus. We have registered this offering in compliance with registration rights, which we granted to certain of the Selling Stockholders when we sold the Shares to them. The Selling Stockholders are not required to sell the Shares; sales of the Shares are entirely at the discretion of each Selling Stockholder. The Selling Stockholders may sell the Shares either on the open market at the market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales; however, we will receive funds from the exercise of any warrants that may be exercised and sold pursuant to this offering. We will pay the costs of registering the offer and sale of the Shares with the Securities and Exchange Commission (“SEC”) and any required state securities agencies.

     The following table provides a brief summary of this offering:

Shares offered by the Selling Stockholders:	9,579,392 Shares, consisting of 5,365,831 outstanding Shares owned by Selling Stockholders and 4,213,561 Shares issuable upon the exercise or conversion of certain outstanding warrants and other convertible securities held by the Selling Stockholders.

Common stock outstanding:	42,011,390 (as of January 5, 2007).

Common stock to be outstanding after the offering, assuming no exercise of the warrants or conversion of the convertible securities:	42,011,390 (as of January 5, 2007).

Common stock to be outstanding after the offering, assuming all warrants are exercised and all convertible securities are converted:	46,224,951 (as of January 5, 2007).

Use of proceeds:	The Selling Stockholders will receive the net proceeds from the sale of Shares. We will receive up to approximately $5,981,750 from the cash exercise of warrants registered pursuant to this offering, which funds are intended to be used for general working capital purposes. To the extent certain of these warrants are exercised pursuant to cashless exercise provisions, we would receive less than this amount. For more information about cashless exercise of the warrants, please refer to the section entitled “Use of Proceeds.”

Risk Factors:	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 5.

SELECTED FINANCIAL AND OPERATING DATA
     In the table below, we provide you with our historical summary financial data for the period ended March 31, 2006, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below our financial data for the eight months ended November 30, 2006 and for the period from April 12, 2005 (“Inception”) to November 30, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	Year Ended	Eight Months Ended	Inception to
	March 31, 2006	November 30, 2006	November 30, 2005
		(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$6,596,873	$3,363,587	$1,714,058
Income (Loss) from Operations	$(1,093,947)	$(7,842,148)	$(1,125,798)
Net Income (Loss)	$(3,150,053)	$(8,817,286)	$(1,130,837)
Net Income (Loss) per Common Share	$(0.24)	$(0.24)	$(0.05)
     The table below sets forth a summary of our consolidated balance sheet data as of the period ended March 31, 2006, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below a summary of our consolidated balance sheet data for the eight months ended November 30, 2006, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	As of	As of
	March 31, 2006	November 30, 2006
		(Unaudited)
Balance Sheet Data:
Cash and Cash Equivalents	$504,344	$414,442
Working Capital	$(896,395)	$(2,062,805)
Total Debt	$2,161,366	$1,749,591
Total Assets	$2,133,430	$11,064,970
Total Stockholders’ Equity	$(1,885,032)	$5,363,074

RISK FACTORS
     Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related To Our Business
WE HAVE A LIMITED OPERATING HISTORY AND OUR FINANCIAL RESULTS ARE UNCERTAIN.
     We have a limited history and face many of the risks inherent to a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, there can be no assurance that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:
•	execute our business model;

•	create brand recognition;

•	manage growth in our operations;

•	create a customer base in a cost-effective manner;

•	retain customers;

•	access additional capital when required; and

•	attract and retain key personnel.
     There can be no assurance that our business model will be successful or that it will successfully address these and other challenges, risks and uncertainties.
WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE, AND IF WE ARE UNABLE TO RAISE CAPITAL WHEN NEEDED, WE MAY BE FORCED TO DELAY, REDUCE OR ELIMINATE OUR PRODUCT DEVELOPMENT PROGRAMS OR COMMERCIAL EFFORTS.
     Developing pharmaceutical products, seeking approvals for such products from regulatory authorities, establishing manufacturing capabilities and marketing developed products is costly. We may need to raise substantial additional capital in the future in order to execute our business plan and fund the development and commercialization of our specialty pharmaceutical product candidates.
     We may need to finance future cash needs through public or private equity offerings, debt financings or strategic collaboration and licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, technologies or our development projects or to grant licenses on terms that are not favorable to us. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets (such as some of our specialty pharmaceutical products), or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts of our operations. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.
OUR INDEPENDENT AUDITOR’S REPORT CONTAINS A GOING CONCERN QUALIFICATION WHICH MEANS THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.
     Our independent registered public accounting firm has concluded in the notes to our financial statements included herein that we have suffered recurring losses from operations and have a working capital deficiency that raises substantial doubt about our ability to continue as a going concern. Additionally, we have incurred significant operating and net losses and have been unable to meet our cash flow needs with internally generated funds. Our cash requirements (primarily working capital requirements and cash for product development activities) have been satisfied through borrowings and the issuance of securities in a number of private placements. At November 30, 2006, we had cash and cash equivalents on hand of approximately $490,000, including $75,000 of restricted cash, a negative working capital position of $2,062,805 and long-term product licenses payable of $750,000. On a going forward basis, our primary business strategy is to continue to focus on our existing Extendryl® line of products, promote and sell the Levall® product line and the Aquoral™ product line and continue to acquire proven brand name products. We have successfully raised capital in the form of the issuance of promissory notes and the sale of securities, the proceeds of which were used for payments related to new license rights and working capital. In the past two months, the total proceeds from these issuances and sales were $512,500 as of November 30, 2006. We will need to continue to raise additional equity or debt financing to adequately fund our strategies and to satisfy our ongoing working capital requirements. If we are unable to obtain such financing in a timely manner, we could be forced to curtail or cease operations. Even if we are able to pursue these strategies, there can be no assurances that we will ever attain profitability. The financial statements included herein do not include any adjustments that might result from the outcome of this uncertainty.
SOME OF OUR SPECIALTY PHARMACEUTICAL PRODUCTS ARE NOT THE SUBJECT OF FDA-APPROVED NEW DRUG APPLICATIONS.
     New drugs must be the subject of a U.S. Food and Drug Administration (“FDA”) approved New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) demonstrating safety and effectiveness before they may be marketed in the United States. Some prescription and other drugs marketed by pharmaceutical companies have not been the subject of an FDA-approved marketing application because NDAs or ANDAs requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed. While the FDA reviewed classes of these products in the 1960s and 1970s as part of its Drug Efficacy Study Implementation (“DESI”) program, there are several types of drugs, including some cold and cough drugs, that the FDA has not yet evaluated and remain on the market without FDA approval.
     Our Extendryl® and our Levall® lines of products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related or similar to products that have existed in the market without an NDA or ANDA. These products are marketed subject to the FDA’s regulatory discretion and/or enforcement policies. The FDA has adopted a risk-based enforcement policy concerning unapproved drugs. The agency has articulated that, in enforcing the NDA requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the other drugs in that class. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file an NDA or ANDA for other drugs in the same class of drugs in order to continue marketing them in the United States. While the FDA generally allows a one-year grace period, it is not statutorily required to do so. In addition, although we may be given time to submit a marketing application for a product before the FDA would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to the FDA may exceed the one-year grace period, resulting in an interruption of marketing. It is also possible that the FDA could disagree with our determination that some or all of these products are identical, related or similar to products that have existed in the marketplace without an NDA or ANDA.
     For more information on this matter, please refer to the section entitled “Description of Business—Government Regulation.”
OUR LICENSE, ACQUISITION AND DEVELOPMENT OF ADDITIONAL PRODUCTS MAY NOT BE SUCCESSFUL.
     As part of our growth strategy, we intend to license, acquire and develop additional products, product candidates or approved products. The success of this strategy depends upon our ability to identify, select and license or acquire pharmaceutical products that meet the criteria we have established. Any product or product candidate we acquire or license may require additional research and development efforts prior to commercial sale, including extensive pre-clinical and/or clinical testing and approval by the FDA and corresponding foreign regulatory authorities. All products or product candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be safe, non-toxic and effective or approved by regulatory authorities. In addition, we cannot assure that any products or approved products that we develop, acquire or license will be manufactured or produced economically, successfully commercialized, widely accepted in the marketplace or that we will be able to recover our significant expenditures in connection with the development, acquisition or license of such products. In addition, proposing, negotiating and implementing an economically viable acquisition or license is a lengthy and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of products, product candidates and approved products. We may not be able to acquire the rights to additional products, product candidates and approved products on terms that we find acceptable, or at all. In addition, if we acquire or license products or product candidates from third parties, we will be dependent on third parties to supply such products to us for sale. We could be materially adversely affected by the failure or inability of such suppliers to meet performance, reliability and quality standards.
WE MAY ENGAGE IN STRATEGIC TRANSACTIONS THAT FAIL TO ENHANCE STOCKHOLDER VALUE.
     From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing stockholder value. We will continue to evaluate potential strategic transaction and alternatives that we believe may enhance stockholder value. We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

THE REGULATORY STATUS OF SOME OF OUR PRODUCTS MAKES THESE PRODUCTS SUBJECT TO INCREASED COMPETITION AND OTHER RISKS.
     The regulatory status of our products may allow third parties to more easily introduce competitive products. Our Extendryl® and Levall® lines of products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related or similar to products that have existed in the market without an NDA or ANDA. Our competitors also market drugs similar to our Extendryl® and Levall® lines of products without an FDA-approved marketing application for the same reason. In addition, we do not hold rights in patents protecting our current Extendryl® and Levall® lines of products, which may result in increased competition because other companies can enter the market without having to submit safety and efficacy data to sell competing products. On several occasions, the FDA has considered changing the classification of certain single entity and combination product types of drugs from prescription to over-the-counter use, and permitting sponsors to utilize foreign over-the-counter experience data to establish a product as safe and effective for over-the-counter use in the United States. If the FDA changes such classification, we may have to reformulate certain of our products or submit safety and efficacy data on such products, which would be costly, or we may have to discontinue selling certain products if the FDA does not approve any marketing application for such products.
     In addition, the FDA considers certain products to be new drugs, but has indicated its intent to exercise enforcement discretion and not pursue regulatory action unless certain conditions occur. If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of such products, we might be required to submit an NDA and/or cease marketing until the FDA grants approval to do so. The FDA could also, at any time, promulgate new regulations or policies to require the submission of an NDA for each of these products.
     For more information on this matter, please refer to the section entitled “Description of Business—Government Regulation.”
IF WE FAIL TO OBTAIN FDA APPROVAL, WE MAY BE UNABLE TO COMMERCIALIZE OUR CURRENT OR FUTURE PRODUCT CANDIDATES.
     Development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by numerous governmental authorities in the United States and abroad. The process of obtaining FDA approval of pharmaceutical products is costly and time consuming. Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance.
     There can be no assurance that the pharmaceutical products currently in development, or those products that we acquire or license, will be approved by the FDA. In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not result in delays caused by the FDA’s request for additional information or testing that could adversely affect the time to market and sale of our products. For our currently marketed products and our future products, failure to comply with applicable regulatory requirements may, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.
     We expect that applications made pursuant to Section 505(b)(2) (“505(b)(2)”) of the U.S. Food, Drug and Cosmetic Act (“FDCA”), which rely in part on investigations not performed for or by the applicant and for which the applicant has not obtained a right of reference, and ANDAs, may be submitted for some of our specialty pharmaceutical products under development. There can be no assurance that any of our specialty pharmaceutical products will be suitable for, or approved under, such application procedures. Certain 505(b)(2) application procedures have been the subject of petitions filed by brand name manufacturers, which seek changes in the FDA’s approval process for such 505(b)(2) applications. These requested changes include, among other things, disallowance of the use by an applicant of a 505(b)(2) application with data considered proprietary by the original manufacturer that was submitted to the FDA as part of an original NDA. We are unable to predict at this time whether the FDA will make any changes to its application procedures as a result of such petitions or the effect that such changes may have on us.
     Any delay in any approval or any failure to obtain approval of a product could delay or impair our ability to commercialize and generate revenue for such product.
     For more information on this matter, please refer to the section entitled “Description of Business—Government Regulation.”
WE MAY NOT BE ABLE TO GAIN OR SUSTAIN MARKET ACCEPTANCE FOR OUR SERVICES AND PRODUCTS.
     Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we will successfully complete our development and introduction of new products or product enhancements or that any such products will achieve acceptance in the marketplace. We may also fail to develop and deploy new products and product enhancements on a timely basis.
     In addition, a component of our net revenue to date has been a result of our customers, which may include wholesalers/distributors, retail pharmacies and hospitals, accumulating inventory, which is subject to our standard return policy and those of our distributors. Some of our net revenue to date, and any revenues generated in the future, could be impacted due to returns as a result of insufficient demand in the marketplace or product expiration dating. Such product returns and the resulting financial impact could have an effect on our financial condition and results of operations if such product returns exceed established reserves for anticipated product returns.
OUR BUSINESS IS HEAVILY REGULATED BY GOVERNMENTAL AUTHORITIES, AND FAILURE TO COMPLY WITH SUCH REGULATION OR CHANGES IN SUCH REGULATIONS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.
     Our business is regulated by many government authorities, including, among others, the FDA, the SEC, foreign regulatory authorities, the U.S. Drug Enforcement Agency (“DEA”), the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety and Health Administration, the Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the Environmental Protection Agency, the Department of Labor, state, local and foreign governments and the Internal Revenue Service. We may incur significant expenses to comply with regulations imposed by these authorities. Also, our future results of operations could be negatively impacted by changes in governmental regulation over the pharmaceutical industry, including regulation of Medicare, Medicaid and similar programs, by reducing our revenue and profits and/or increasing our costs and expenses in order to comply with such regulation. In addition, all of our third-party manufacturers, product packaging companies and other supply and distribution chain partners are subject to inspection by the FDA and, in appropriate cases, the DEA and foreign regulators. If our third-party manufacturers and other supply and distribution chain partners do not comply with FDA or DEA regulations in the future, they may not deliver products to us or deliver samples to our representatives, or we may have to recall products. Even if deficiencies observed by the FDA or DEA do not relate to our products, our third-party manufacturers, product packaging companies and other supply and distribution chain partners may be delayed in manufacturing and in supplying our products to us in a timely manner until they address their compliance issues with the FDA and/or DEA.

     Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the drug, including adverse effects of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.
     Our United States manufacturing, labeling, storage and distribution activities are also subject to strict regulation and licensing by the FDA. Regulatory authorities require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates. Congress or the FDA, in specific situations, can modify the regulatory process. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.
     The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.
     Although we do not currently have sales of our products outside the United States, we believe it would be beneficial to develop a global presence for our products. Distribution of our products outside the United States is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the length of time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs and have a material adverse effect on our future business, financial condition and results of operations.
     Some of our products contain hydrocodone bitartrate as an active ingredient. Hydrocodone is a controlled substance and is subject to extensive regulation by the DEA and internationally by the International Narcotics Control Board. These regulations apply to the manufacture, shipment, sale and use of products containing controlled substances. These regulations are also imposed on prescribing physicians and other third parties, and could make the storage, transport and use of such products relatively complicated and expensive. The DEA is also involved in the review of labeling, promotion and risk management plans with the FDA for certain controlled substances. With the increased concern for safety by the FDA and the DEA with respect to products containing controlled substances, it is possible that these regulatory agencies could impose additional restrictions on marketing or even withdraw regulatory approval for such products.
     In addition, adverse publicity may result in rejection of the product by the medical community. If the DEA, FDA or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on, these products, our product sales and ability to promote our products could be substantially affected. In addition, there can be no assurance that the DEA will not, in the future, seek to regulate other ingredients in our products as controlled substances.
     Several of our pharmaceutical products also contain pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the Controlled Substances Act and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs.

     Between the two groups, List I chemicals and List II chemicals, List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting and security. Places where regulated persons or firms handle listed chemicals or chemical mixtures are subject to administrative inspections by the DEA. Failure to comply with relevant DEA regulations can result in civil penalties, refusal to renew necessary registrations or initiating proceedings to revoke such registrations. In certain circumstances, violations can lead to criminal prosecution. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the FDCA. Recent regulatory actions at the state level may also affect future distribution, advertising and promotion of products containing pseudoephedrine.
     For more information on this matter, please refer to the section entitled “Description of Business—Government Regulation.”
     WE MAY NOT BE ABLE TO OBTAIN MARKETING APPROVAL FOR ANY OF THE PRODUCTS RESULTING FROM OUR DEVELOPMENT EFFORTS, AND FAILURE TO OBTAIN THESE APPROVALS COULD MATERIALLY HARM OUR BUSINESS.
     Successfully completing extensive clinical trials and demonstrating manufacturing capability is typically required to obtain FDA approval of a new drug. Clinical development is expensive, uncertain and lengthy, often taking a number of years for an NDA to be filed with and ultimately approved by the FDA. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are approved for commercialization.
     We may need to address a number of challenges in order to successfully complete the development of our future products. For example, to obtain marketing approval for a new product candidate, we and our third-party manufacturers will be required to consistently produce the active pharmaceutical ingredient in commercial quantities and of specified quality on a repeated basis. This requirement is referred to as process validation. If we or our third-party manufacturers are unable to satisfy this process validation requirement for a future product candidate, we will not receive approval to market such product.
     In addition, the FDA and other regulatory agencies may apply new standards for safety, manufacturing, packaging and distribution of future product candidates. Complying with such standards may be time-consuming and costly and could result in delays in our obtaining marketing approval for future product candidates, or possibly preclude us from obtaining such approval. Such a delay could also materially increase our commercialization costs.
     Furthermore, our future products may not be effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use. The FDA and other regulatory authorities may not approve any product that we develop. Even if we do obtain regulatory approval, such regulatory approval may be subject to limitations on the indicated uses for which we may market a product, which may limit the size of the market for such product.
     For more information on this matter, please refer to the section entitled “Description of Business—Government Regulation.”

THE MARKET FOR PRODUCTS AND SERVICES IN THE PHARMACEUTICALS INDUSTRY IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.
     The market for products and services in the pharmaceuticals industry is highly competitive. Most of the competitors in the industry have longer operating histories and significantly greater financial, technical, marketing and other resources than us, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements. Also, many competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. Such competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can.
     For more information on this matter, please refer to the section entitled “Description of Business—Competition.”
     THE COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT MAY NOT BE PROFITABLE.
     In order for the commercialization of our product candidates to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale. Furthermore, if our products do not achieve market acceptance, we may not be profitable. Subject to regulatory approval, we expect to incur significant development, sales, marketing and manufacturing expenses in connection with the commercialization of our new product candidates. Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing and marketing of any or all of our product candidates. Our future profitability will depend on many factors, including, but not limited to:
•	the costs and timing of developing a commercial-scale manufacturing facility or the costs of outsourcing our manufacturing of product candidates;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments; and

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.
     Even if we receive regulatory approval for our product candidates, including regulatory approval of a commercial-scale manufacturing facility if such a facility is necessary or desirable, we may not ever earn significant revenues from such product candidates. With respect to the products in our development pipeline that are being developed by or in close conjunction with third parties, our ability to generate revenues from such products will depend in large part on the efforts of such third parties. To the extent that we are not successful in commercializing our product candidates, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.
THE LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGEMENT COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.
     We depend highly upon our senior management team. We will continue to depend on operations management personnel with pharmaceutical and scientific industry experience. At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our financial condition and results of operations.
OUR COMMISSION-ONLY COMPENSATION STRUCTURE FOR OUR SALES FORCE MAY INHIBIT OUR ABILITY TO MOTIVATE, RETAIN OR EXPAND OUR SALES FORCE.
     Our sales force is compensated solely through sales commissions. If we are unable to successfully commercialize our product candidates, the level of compensation earned by our sales force may be insufficient such that we may not be able to motivate, retain or expand our sales force. If we are unable to sustain an adequate sales force, our sales and revenue will be adversely affected.
WE ARE DEPENDENT ON THIRD PARTIES FOR THE DEVELOPMENT OF SOME OF OUR PRODUCTS AND ON THIRD-PARTY CONTRACT MANUFACTURERS FOR THE SUPPLY OF ALL OF OUR PRODUCTS.
     We currently rely on third-party contract manufacturers to produce our currently marketed products and the product candidates in our pipeline. In addition, some of the products in our development pipeline are being developed by third parties. We are or will be substantially dependent on third parties in connection with our current and future products and product candidates.
     Our ability to commercialize the products that we develop with our partners and generate revenues from product sales depends on our partners’ ability to assist us in establishing the safety and efficacy of our product candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the products once commercialized. Our partners may elect to delay or terminate development of one or more product candidates, independently develop products that could compete with ours or fail to commit sufficient resources to the marketing and distribution of products developed through their strategic relationships with us. If our partners fail to perform as we expect, our potential for revenue from products developed through our strategic relationships could be dramatically reduced.
     The risks associated with our reliance on contract manufacturers include the following:
     • Contract manufacturers may encounter difficulties in achieving volume production, quality control and quality assurance, and also may experience shortages in qualified personnel and obtaining active ingredients for our products.
     • If we should need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance. This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.
     • Contract manufacturers are subject to ongoing periodic, unannounced inspections by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with Current Good Manufacturing Practices (“cGMP”) and other governmental regulations and corresponding foreign standards. Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards. Our present or future contract manufacturers may not be able to comply with cGMP and other United States requirements or similar regulatory requirements abroad. Failure of contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of products and product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

     • Contract manufacturers may breach the manufacturing agreements that we or our development partners have entered into because of factors beyond our control, or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.
     If we are not able to obtain adequate supplies of our current and future products, it will be more difficult for us to develop our product candidates and compete effectively. If we or any of our third-party development partners are unable to continue to access sufficient supply from our third-party contract manufacturers, we may not be able to find another suitable source of supply that meets our need to manufacture our products. Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, on the sale of our products, and may limit our ability to develop and deliver products on a timely and competitive basis, which could increase costs and delay our ability to generate revenue.
OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY FACTORS BEYOND OUR CONTROL, INCLUDING CHANGING MARKET PRICES AND/OR REQUIREMENTS FOR PHARMACEUTICALS.
     Our results of operations may be affected by changing resale prices or market requirements for pharmaceuticals, some of which are priced on a commodity basis. The sale price, and market demand for, these materials can be volatile due to numerous factors beyond our control, which may cause significant variability in its period-to-period results of operations.
     A number of factors, many of which are beyond our control, may cause variations in our results of operations, including:
     • demand and price for our products;
     • the timing of product sales;
     • unexpected delays in developing and introducing products;
     • unexpected delays in manufacturing our products;
     • increased expenses, whether related to marketing, product development, administration or otherwise;
     • insufficient demand in the marketplace causing our distributors to return product;
     • the mix of revenues derived from products;
     • the hiring, retention and utilization of personnel; and
     • general economic factors.
IF PHYSICIANS AND PATIENTS DO NOT ACCEPT OUR CURRENT OR FUTURE PRODUCTS, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUE, IF ANY.
     The products we currently market, or products that we may develop or acquire in the future, may fail to gain market acceptance among physicians, health care payors, patients and the medical community. Physicians may elect not to recommend these drugs for a variety of reasons, including:
     • timing of market introduction of competitive drugs;

     • lower demonstrated clinical safety and efficacy compared to other drugs;
     • lack of cost-effectiveness;
     • lack of availability of reimbursement from managed care plans and other third-party payors;
     • lack of convenience or ease of administration;
     • prevalence and severity of adverse side effects;
     • other potential advantages of alternative treatment methods; and
     • ineffective marketing and distribution support.
     If our products fail to achieve market acceptance, we would not be able to generate significant revenue.
WE MAY NOT OBTAIN ADEQUATE THIRD-PARTY REIMBURSEMENTS.
     Our ability to successfully commercialize our products under development or under consideration for acquisition or license is dependent in part on the extent to which appropriate levels of reimbursement for our products are obtained from government authorities, private health insurers and managed care organizations such as health maintenance organizations (“HMOs”). We estimate that a significant portion of our cumulative revenues may be subject to the reimbursement rules of such organizations. Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for our current products or our products under development or under consideration for acquisition or license. Such cost containment measures and potential legislative reform could affect our ability to sell our current products or our products under development or consideration for acquisition or license, and may have a material adverse effect on our business. Significant uncertainty exists about the reimbursement status of newly-approved pharmaceutical products. Although we have obtained approvals for reimbursement for the cost of our current products from many third-party payors, such approvals in the United States and in foreign countries may be discontinued for our current products or any of our products under development or under consideration for acquisition or license. The unavailability or inadequacy of third-party reimbursement for our current products, or our products under development or to be acquired or licensed, may reduce the demand for, or negatively affect the price of, these products, which would have a material adverse effect on our business.
     There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for any of our approved products. The Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions. As a result of actions by these third-party payors, the health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products.

     Our inability to promptly obtain coverage and profitable reimbursement rates from government-funded and private payors for any approved products could have a material adverse effect on our financial condition and results of operations.
RECENT FEDERAL LEGISLATION MAY INCREASE THE PRESSURE TO REDUCE PRICES OF PHARMACEUTICAL PRODUCTS PAID FOR BY MEDICARE, WHICH MAY ADVERSELY AFFECT OUR REVENUES, IF ANY.
     The Medicare Prescription Drug Improvement and Modernization Act of 2003 (“MMA”) changes the way that Medicare will cover and pay for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and will eventually introduce a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation provides authority for limiting the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.
WE ARE EXPOSED TO THE RISK OF LIABILITY CLAIMS, FOR WHICH WE MAY NOT HAVE ADEQUATE INSURANCE.
     Since we participate in the pharmaceutical industry, we may be subject to liability claims by employees, customers, end users and third parties. We intend to have proper insurance in place; however, there can be no assurance that any liability insurance we have or purchase will be adequate to cover claims asserted against us or that we will be able to maintain such insurance in the future. We intend to adopt or have adopted prudent risk management programs to reduce these risks and potential liabilities; however, there can be no assurance that such programs, if and when adopted, will fully protect us. Adverse rulings in any legal matters, proceedings and other matters could have a material adverse effect on our business.
     Manufacturing, marketing, selling and testing our current products, and our products under development or to be acquired or licensed, entails a risk of product liability claims. We could be subject to product liability claims in the event that our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources, and could damage our reputation and impair the marketability of our products. While we currently maintain liability insurance for product liability claims, we may not be able to maintain such insurance at a commercially reasonable cost. If a successful claim were made against us, and the amount of insurance was inadequate to cover the costs of defending against or paying such a claim or the damages payable by us, we would experience a material adverse effect on our business, financial condition and results of operations.
OTHER COMPANIES MAY CLAIM THAT WE HAVE INFRINGED UPON THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS.
     We do not believe that our products or processes violate third-party intellectual property rights. Nevertheless, we cannot guarantee that claims relating to violation of such rights will not be asserted by third parties. If any of our products or processes are found to violate third-party intellectual property rights, we may be required to re-engineer or cause to be re-engineered one or more of those products or processes, or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful.

     In addition, future patents may be issued to third parties upon which our technology may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products in the United States or abroad, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our business.
OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.
     Our success depends, to a significant degree, upon the protection of our proprietary technology, and that of our licensors. Legal fees and other expenses necessary to obtain and maintain appropriate patent protection could be material. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.
     We have filed patent applications covering technologies pertaining to extended release formulations. We are aware that certain European and United States patents have been issued with claims covering products that contain certain extended release formulations. It may be argued that certain or all of our products under development may use a formulation covered by such European or United States patents. If that is shown to be the case, we would be prevented from making, using or selling such products unless we obtained a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid in Europe or invalid or unenforceable in the United States. Our development of products that may be covered by such patents and our failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on our business.
     We also rely on trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that any such contract will not be breached, or that if breached, will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.
     Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations, or that disputes will not arise with respect to rights in derivative or related research programs conducted by us or such collaborators.
     Because the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions, any current or future patents owned and licensed by us may not prevent other companies from developing competing products or ensure that others will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties. Furthermore, to the extent that: (i) any of our future products or methods are not patentable; (ii) such products or methods infringe upon the patents of third parties; or (iii) our patents or future patents fail to give us an exclusive position in the subject matter to which such patents relate, we will be adversely affected. We may be unable to avoid infringement of third-party patents and may have to obtain a license, or defend an infringement action and challenge the validity of such patents in court. A license may be unavailable on terms and conditions acceptable to us, if at all. Patent litigation is costly and time consuming, and we may be unable to prevail in any such patent litigation or devote sufficient resources to even pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement and are not able to have such patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.
     For more information on this matter, please refer to the section entitled “Description of Business—Patents.”
OUR FUTURE GROWTH MAY BE INHIBITED BY THE FAILURE TO IMPLEMENT NEW TECHNOLOGIES.
     Our future growth is partially tied to our ability to improve our knowledge and implementation of pharmaceutical technologies. Inability to successfully implement commercially viable pharmaceutical technologies in response to market conditions in a manner that is responsive to our customers’ requirements could have a material adverse effect on our business.
FROM TIME TO TIME, WE MAY BE HIGHLY DEPENDENT ON SINGLE SOURCES OF SUPPLY.
     Our products are currently sourced from single qualified suppliers or manufacturers. We have not established arrangements with alternative suppliers for these ingredients or from alternative manufacturers for the manufacture of our products. Any interruption of raw material supply, for any reason, in any of the required ingredients for our products or the manufacture of such products, could have a material adverse effect on our ability to manufacture our products or to obtain or maintain regulatory approval of such products.
WE MAY BECOME SUBJECT TO COMMERCIAL DISPUTES THAT COULD HARM OUR BUSINESS BY DISTRACTING OUR MANAGEMENT FROM THE OPERATION OF OUR BUSINESS, INCREASING OUR EXPENSES AND, IF WE DO NOT PREVAIL, SUBJECTING US TO POTENTIAL MONETARY DAMAGES AND OTHER REMEDIES.
     From time to time, we are engaged in disputes regarding our commercial transactions and operations. If these disputes lead to litigation, they may result in monetary damages or other remedies that could adversely impact our financial condition. Even if we prevail in these disputes, they may distract our management from operating our business. If we do not prevail in such litigation matters, or if we are required to expend a significant amount of resources defending such claims, our results of operations and cash flows could be adversely impacted.
TWO OF OUR CUSTOMERS GENERATE A LARGE PORTION OF OUR REVENUE, AND ANY REDUCTION, DELAY OR CANCELLATION OF ORDERS FROM THESE CUSTOMERS COULD REDUCE OUR REVENUES.
     For the eight-month interim period ended November 30, 2006, two of our customers, each a wholesale distributor, accounted for approximately fifty-nine percent (59%) of our revenue. These same two customers accounted for approximately ninety-two percent (92%) of our revenue from Inception to November 30, 2006. Any reduction, delay or cancellation of orders from these customers could reduce our revenue.
OUR LEVEL OF INDEBTEDNESS REDUCES OUR FINANCIAL FLEXIBILITY AND COULD IMPEDE OUR ABILITY TO OPERATE.
     As of November 30, 2006, our debt was approximately $3.0 million, including accrued but unpaid interest, current maturities of long-term debt and lines of credit, not including discount. For more information about our financial position, please refer to our “Financial Statements” beginning on page F-1. Our debt includes the following:

     • On August 4, 2006, we issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the SFP Note is payable monthly in arrears. At SFP’s option, the SFP Note is convertible, in whole or in part at any time, into shares of common stock. The number of shares that are issuable upon conversion of the SFP Note is equal to the amount determined by dividing: (i) the outstanding principal amount of the SFP Note to be converted; by (ii) the conversion price of $1.388. As of November 30, 2006, the outstanding balance under the SFP Note remains $632,000. For more information on this matter, please refer to the sections entitled “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources” and “Transactions with Related Persons—SFP Note.”
     • On August 29, 2006, we issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million. The LFC Note was amended on September 28, 2006 for certain provisions that were effective as of August 29, 2006 and amended again on December 8, 2006. The LFC Note is due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million; or (ii) May 15, 2007. The LFC Note is secured by a first-priority security interest in all of our assets. The first priority security interest provided by us is on a pro-rata basis and pari passu to the senior secured note entered into by us and Aquoral Finance Corp. LLC (“AFC”) dated September 28, 2006 and is senior in right of payment to any and all of our other indebtedness. As of November 30, 2006, the outstanding balance under the LFC Note was $1.5 million (excluding the loan discount). For more information on this matter, please refer to the sections entitled “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources” and “Transactions with Related Persons—LFC Note.”
     • On September 28, 2006, we issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC at our request from time to time. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note); or (ii) March 31, 2007. The AFC Note is secured by a first-priority security interest in all of our assets and is senior in right of payment to any and all of our other indebtedness, except that the AFC Note is pari passu with our $1.5 million obligation to LFC. As of November 30, 2006, the outstanding balance under the AFC Note was $812,500 (excluding the loan discount). For more information on this matter, please refer to the sections entitled “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources” and “Transactions with Related Persons—AFC Note.”
     Our level of debt affects our operations in several important ways, including the following:
     • a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal and interest on our indebtedness;
     • our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;
     • we may be unable to refinance our indebtedness on terms acceptable to us, or at all;
     • our cash flow may be insufficient to meet our required principal and interest payments; and
     • we may default on our obligations and our lenders may foreclose on their security interests that secure their loans.

WE EXPECT TO EXPAND OUR DEVELOPMENT AND MARKETING CAPABILITIES AND, AS A RESULT, WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH, WHICH COULD DISRUPT OUR OPERATIONS.
     We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to the expansion of our sales force and with respect to those product candidates that we elect to commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to effectively manage growth could delay the execution of our business plans or disrupt our operations.
Risks Related To Our Common Stock
     OUR COMMON STOCK IS THINLY TRADED AND STOCKHOLDERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENT AT ALL, OR MAY ONLY BE ABLE TO LIQUIDATE THEIR INVESTMENT AT A PRICE LESS THAN OUR VALUE.
     Our common stock is very thinly traded, and the price if traded may not reflect our value. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate their investment, it may only be at a price that does not reflect the value of the business. Even if a more active market should develop, the price of our common stock may be highly volatile. Because the price for our common stock is low, many brokerage firms may not be willing to effect transactions. Even if an investor finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our common stock as collateral for loans.
OUR COMMON STOCK HAS NOT BEEN ACTIVELY TRADED ON A PUBLIC MARKET.
     For a number of years, our common stock has traded only on a limited basis. Therefore, it is not certain whether investor interest in our common stock will be sufficient to create or sustain an active public trading market. If an active public trading market for shares of our common stock does not develop, investors and the other recipients of our common stock may have limited liquidity and may be forced to hold their shares for an indefinite period of time.
BECAUSE WE ARE SUBJECT TO THE PENNY STOCK RULES, SALE OF OUR COMMON STOCK BY INVESTORS MAY BE DIFFICULT.
     We are subject to the SEC’s “penny stock” rules. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the purchaser with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the purchaser’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the purchaser orally or in writing prior to completing the transaction, and must be given to the purchaser in writing before or with the purchaser’s confirmation.

     In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock. As long as our common stock is subject to the penny stock rules, the holders of our common stock may find it more difficult to sell their securities.
OUR COMMON STOCK PRICES COULD DECREASE IF A SUBSTANTIAL NUMBER OF SHARES ARE SOLD UNDER RULE 144.
     A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of one percent of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more. If a substantial number of shares of our common stock are sold under Rule 144 or other exemption, it could cause the price of our common stock to go down.
OUR PRINCIPAL STOCKHOLDERS HAVE THE ABILITY TO EXERT SIGNIFICANT CONTROL IN MATTERS REQUIRING STOCKHOLDER VOTE AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY.
     Mr. Philip S. Pesin, our Chairman and Chief Executive Officer, owns approximately 33% of our outstanding common stock and will be able to assert significant influence over the election of directors and other matters presented for a vote of stockholders. In addition, because we are incorporated in Delaware, Delaware corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares. In the event that the requisite approval of stockholders is obtained, dissenting or non-participating stockholders generally would be bound by such vote. Through such concentration of voting power, Mr. Pesin could delay, deter or prevent a change in control or other business combination that might otherwise be beneficial to our other stockholders. In deciding how to vote on such matters, Mr. Pesin may be influenced by interests that conflict with those of other stockholders. As a result, investors who purchase our common stock should be willing to entrust all aspects of operational control to our current management team.
     For more information on this matter, please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
THE CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES COULD CAUSE INVESTORS’ OWNERSHIP TO BE DILUTED AND MAY DECREASE THE VALUE OF THEIR INVESTMENT.
     Outstanding convertible securities and current and future obligations to issue our securities to various parties may dilute the value of stockholders’ investment. As of November 30, 2006, we had options and warrants outstanding to purchase approximately 20,523,310 shares of our common stock at prices ranging from $0.90 to $2.55 per share. For the length of time these warrants and options are outstanding, the holders of such warrants and options will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the holders of such convertible securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options. There are no preemptive rights in connection with our common stock.
WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.
     We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors (“Board”) presently intends to follow a policy of retaining earnings, if any.
WE HAVE THE RIGHT TO ISSUE ADDITIONAL COMMON STOCK AND PREFERRED STOCK WITHOUT THE CONSENT OF SHAREHOLDERS. THIS WOULD HAVE THE EFFECT OF DILUTING INVESTORS’ OWNERSHIP AND COULD DECREASE THE VALUE OF THEIR INVESTMENT.
     We have additional authorized but unissued shares of our common stock that may be later issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.
     In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board. Our certificate of incorporation has authorized issuance of up to 10,000,000 shares of preferred stock in the discretion of our Board. The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.
IT IS POSSIBLE THAT THERE ARE CLAIMS OF WHICH WE ARE UNAWARE THAT MAY COME TO LIGHT IN THE FUTURE AND COST US CONSIDERABLE TIME, EFFORT AND EXPENSE TO RESOLVE.
     We were formed by virtue of a merger of a privately-held operational company with a non-operational publicly-traded company. While the publicly-traded company had not been operational for several years prior to the acquisition of Old Auriga, the privately-held operational company, it is possible that a claim, whether colorable or not, may be asserted against us in the future with respect to matters arising prior to the merger. There can be no assurance that some person will not devise a claim and attempt to assert it against us in the hopes of obtaining some monetary benefit. Resolving such a claim, including by making a monetary payment, may cost us considerable time, effort and expense. Any of these may impair management’s implementation of our business plan with the consequence of a loss of opportunity.
EVOLVING REGULATION OF CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION MAY RESULT IN ADDITIONAL EXPENSES AND CONTINUING UNCERTAINTY.
     Changing laws, regulations and standards relating to corporate governance, executive compensation, new SEC regulations and the rules of various stock exchanges, are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, which could make it difficult for us to attract and retain qualified persons to serve on our Board.

     We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
     We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be adversely affected.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we issue to the Selling Stockholders upon exercise by them of their respective warrants. If warrants to purchase all of the underlying 4,213,561 Shares are exercised for cash, we would receive approximately $5,981,750 of total proceeds. We intend to use these proceeds, if any, for general working capital purposes. Notwithstanding the above, certain of the warrants contain cashless exercise provisions that allow each holder, at its option, to exercise the warrant for a portion of the Shares issuable upon the exercise of such warrant based on the then-current market price of our common stock. If the holders of the warrants elect to exercise pursuant to these provisions, we would not receive any proceeds from the exercise of the warrants, but instead would issue fewer Shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
     Our common stock has been traded on the OTC Bulletin Board over-the-counter market since July 20, 2006 under the symbol “ARGA.OB.” Prior to the merger in which Old Auriga became our wholly-owned subsidiary on May 17, 2006, our common stock was traded on the OTC Bulletin Board over-the-counter market under the symbol “MLNK.OB.”
     There was little trading in our common stock prior to July 20, 2006, and there has only been limited trading since then. Prior to the merger, trading in our common stock was not necessarily based on our operations or prospects, and trading since the merger also may not be fully reflective of those aspects of our business. The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock on the OTC Bulletin Board, for the quarters presented. The prices have been adjusted to reflect our 1-for-15 reverse stock split, which became effective at the close of business on July 11, 2006. The prices for the periods prior to that date may not reflect our 1-for-15 reverse stock split. Prices represent inter-dealer quotations without adjustments for markups, markdowns and commissions, and may not represent actual transactions.

		High	Low
Year Ended December 31, 2006	First Quarter	$0.52	$0.13
	Second Quarter	0.70	0.18
	Third Quarter	3.50	0.17
	Fourth Quarter	1.95	0.69
Year Ended December 31, 2005	First Quarter	0.15	0.0001
	Second Quarter	0.22	0.06
	Third Quarter	0.14	0.06
	Fourth Quarter	0.18	0.07
     On January 8, 2007, the closing sale price for our common stock was $0.86.
Holders
     As of December 29, 2006, we had 689 record holders of our common stock.
Dividends
     We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that our Board may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

SELLING STOCKHOLDERS
     All of the Shares to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to publicly sell the Shares. The registration of the Shares does not require that any of the Shares be offered or sold by the Selling Stockholders. The Selling Stockholders may from time to time offer and sell all or a portion of their Shares in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices.
     The registered Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered Shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     The following table sets forth the beneficial ownership of the Selling Stockholders. The column titled “Ownership Prior to Offering” lists, for each Selling Stockholder, the number of shares of common stock held by such stockholder, including Shares issuable upon the exercise of warrants or conversion of convertible securities to such stockholder. The column titled “Shares Being Offered” lists the Shares of common stock (including shares issued or issuable upon exercise of warrants or conversion of convertible securities) being offered by this prospectus by each Selling Stockholder. The column titled “Ownership After Offering” assumes the sale of all of the Shares offered by each Selling Stockholder, although each Selling Stockholder may sell all, some or none of his, her or its Shares in this offering.

	Beneficial Ownership		Shares		Ownership
	Prior to Offering (1)		Being Offered (2)		After Offering
Name of Beneficial Owner*	Shares	%	Shares		Shares	%
Athlon Pharmaceuticals, Inc.	2,500,000	5.95	2,500,000	(3)	—	**
Robert D. Nance	700,331	1.67	500,331	(4)	200,000	**
Jeffrey and Janice Pesin	70,024	**	20,000	(5)	50,024	**
Robert Skomer Living Trust	200,000	**	200,000	(6)	—	**
R&S Family Trust	40,000	**	40,000	(7)	—	**
Wagoner Family Trust	2,935,991	6.96	300,000	(8)	2,635,991	6.25
Kathi and Craig Richards	100,000	**	100,000	(9)	—	**
Temecula Valley Drywall, Inc.	737,342	1.75	250,000	(10)	487,342	1.16
Cathy Lomas	300,000	**	300,000	(11)	—	**
Howard Lomas	700,095	1.66	500,000	(12)	200,095	**
Jaime and Valerie Barker	200,000	**	200,000	(13)	—	**
Kristin Rasi Roth IRA	20,000	**	20,000	(14)	—	**
LaBerge Family Trust Dated 6/26/03	175,000	**	175,000	(15)	—	**
Thomas DiNoto Family Trust Dated 11/11/93	1,128,624	2.66	450,000	(16)	678,624	1.60
Bryon E. Rice	50,000	**	50,000	(17)	—	**
John and Tracie Ricketts	40,000	**	40,000	(18)	—	**
Justin G. Reden	40,000	**	40,000	(19)	—	**
Ryan J. and Caroline S. Franklin	50,000	**	50,000	(20)	—	**

	Beneficial Ownership		Shares		Ownership
	Prior to Offering (1)		Being Offered (2)		After Offering
Name of Beneficial Owner*	Shares	%	Shares		Shares	%
Gregory S. and Carol S. Reden	120,000	**	120,000	(21)	—	**
Travis Reden	40,000	**	40,000	(22)	—	**
Brandon S. Reden	20,000	**	20,000	(23)	—	**
Steven Shaun Reden	46,035	**	20,000	(24)	26,035	**
Brent W. Reden and Maria C. Corsini-Reden	20,000	**	20,000	(25)	—	**
Bowers Family Trust	380,000	**	250,000	(26)	130,000	**
Bowers Revocable Trust Dated 3/22/85	300,024	**	250,000	(27)	50,024	**
Doucette Trust Dated 4/8/04	310,055	**	250,000	(28)	60,055	**
Ken Frisbie	125,000	**	125,000	(29)	—	**
Sorrento Financial Partners, LLC	1,838,984	4.32	580,311	(30)	1,258,673	2.96
Roger and Connie Reynolds	250,000	**	250,000	(31)	—	**
Christopher S. Walton	1,351,183	3.21	93,750	(32)	1,257,433	2.99
Marcos and Laura Villalobos	112,524	**	62,500	(33)	50,024	**
Richard and Kristen Solo	112,524	**	62,500	(34)	50,024	**
Jeffrey LaBerge	143,039	**	125,000	(35)	18,039	**
Hales Family Trust Dated 9/7/05	125,000	**	125,000	(36)	—	**
Philip S. Pesin	14,155,287	33.59	1,125,000	(37)	13,030,287	31.02
Misemer Revocable Trust	231,746	**	125,000	(38)	106,746	**
FCWS, LLC	93,750	**	93,750	(39)	—	**
James Katsanevas	31,250	**	31,250	(40)	—	**
CEOCast, Inc.	75,000	**	75,000	(41)	—	**
Total	29,848,808	64.57	9,579,392		20,289,416	43.89

*	The percentage of ownership for each holder is calculated based on 42,011,390 shares of our common stock outstanding as of January 5, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and generally includes Shares over which the holder has voting or investment power, subject to community property laws. All Shares obtainable upon conversion of securities or exercise of warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are treated as outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such warrants or convertible securities, but are not treated as outstanding for computing the percentage ownership of any other person. To our knowledge, none of the Selling Stockholders are, or are affiliates of, registered broker-dealers.

**	Less than 1%.

(1)	Includes Shares covered by this prospectus.

(2)	Assumes the completion of this offering and that the Selling Stockholders dispose of all of the Shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

(3)	Includes 2,500,000 Shares issued to the Selling Stockholder on August 31, 2006 in consideration of the Levall® license agreement.

(4)	Includes 500,331 Shares issued pursuant to a settlement agreement between us and the Selling Stockholder in connection with the consideration offered in the merger completed on May 17, 2006 between Multi-Link, its wholly-owned subsidiary and Old Auriga.

(5)	Includes 10,000 Shares purchased in a private placement and 10,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(6)	Includes 100,000 Shares purchased in a private placement and 100,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(7)	Includes 20,000 Shares purchased in a private placement and 20,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(8)	Includes 150,000 Shares purchased in a private placement and 150,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006. Dayne Wagoner is the trustee of the Selling Stockholder and consequently has voting control and investment discretion over the Shares held by the Selling Stockholder. Mr. Wagoner is a member of our Board and formerly served as our Secretary.

(9)	Includes 50,000 Shares purchased in a private placement and 50,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(10)	Includes 125,000 Shares purchased in a private placement and 125,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(11)	Includes 150,000 Shares purchased in a private placement and 150,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(12)	Includes 250,000 Shares purchased in a private placement and 250,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(13)	Includes 100,000 Shares purchased in a private placement and 100,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(14)	Includes 10,000 Shares purchased in a private placement and 10,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 5, 2006.

(15)	Consists of a warrant granted to Levall Finance Corp., LLC (“LFC”) on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant issued to the Selling Stockholder on September 28, 2006 to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC. Also, includes 25,000 Shares purchased in a private placement and 25,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 28, 2006.

(16)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 250,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC. Also, includes 100,000 Shares purchased in a private placement and 100,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on September 28, 2006.

(17)	Includes 25,000 Shares purchased in a private placement and 25,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(18)	Includes 20,000 Shares purchased in a private placement and 20,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(19)	Includes 20,000 Shares purchased in a private placement and 20,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(20)	Includes 25,000 Shares purchased in a private placement and 25,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(21)	Includes 60,000 Shares purchased in a private placement and 60,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(22)	Includes 20,000 Shares purchased in a private placement and 20,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(23)	Includes 10,000 Shares purchased in a private placement and 10,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(24)	Includes 10,000 Shares purchased in a private placement and 10,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(25)	Includes 10,000 Shares purchased in a private placement and 10,000 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder. The Shares and warrant were acquired by the Selling Stockholder in a $1 unit round that closed on November 27, 2006.

(26)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 250,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC.

(27)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 250,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC.

(28)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 250,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC.

(29)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC.

(30)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC. Also includes 455,311 Shares issuable to the Selling Stockholder upon conversion of an 8% senior secured convertible note due May 15, 2007, in the principal sum of $632,000, originally issued on August 4, 2006. The note is convertible at any time by the Selling Stockholder, in whole or in part, at a conversion price of $1.388. As of the date of this prospectus, the outstanding principal under the note was $632,000. Philip S. Pesin is the managing member of the Selling Stockholder and consequently has voting control and investment discretion over the Shares held by the Selling Stockholder. Mr. Pesin serves as the Chairman of our Board, as well as our Chief Executive Officer. For the purposes of this table only, the shares beneficially held by Mr. Pesin outside of Sorrento Financial Partners, LLC are separately itemized below.

(31)	Consists of a warrant granted to LFC on August 29, 2006, which, in consideration therefor, agreed to loan us $1.5 million on such date. The Selling Stockholder is a member of LFC and holds a warrant to purchase 250,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to LFC.

(32)	Consists of a warrant granted to Aquoral Finance Corp., LLC (“AFC”) on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant issued on December 27, 2006 to purchase 31,250 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC. Also, includes 62,500 Shares issuable upon the exercise of a warrant granted to the Selling Stockholder on October 26, 2006.

(33)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant issued on October 2, 2006 to purchase 62,500 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(34)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant issued on October 2, 2006 to purchase 62,500 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(35)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(36)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(37)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC. Also consists of 1,000,000 Shares issued to the Selling Stockholder following his exercise of a warrant during the period ended March 31, 2006. The warrant was exercisable for 2,000,000 shares of common stock at $0.01 per share and contained piggyback registration rights. The warrant was issued to the Selling Stockholder in connection with his agreement to personally guarantee up to $5,000,000 of our debt. Mr. Pesin is the Chairman of our Board, as well as our Chief Executive Officer. Together with his spouse and his affiliated entity, TSFG II, LP (but, not including Sorrento Financial Partners, LLC, which is itemized for these purposes separately above), Mr. Pesin beneficially holds 14,155,287 shares of our common stock.

(38)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant to purchase 125,000 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(39)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant issued on December 27, 2006 to purchase 93,250 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(40)	Consists of a warrant granted to AFC on September 28, 2006, which, in consideration therefor, agreed to loan us up to $1.5 million on such date. The Selling Stockholder is a member of AFC and holds a warrant issued on December 29, 2006 to purchase 31,250 Shares, which represents the Selling Stockholder’s pro rata portion of the warrant issued to AFC.

(41)	Consists of 75,000 shares granted to the Selling Stockholder on October 12, 2006 in consideration for consulting and investor relations services.

Relationships With Selling Stockholders
     All Selling Stockholders, other than as disclosed in the footnotes above, are investors who acquired their securities from us in one or more private placements of common stock and some of which may hold or have held positions, office or had other material relationship (other than as purchasers of securities) with us or affiliates of ours within the past three years.
     The information in the above table is as of January 5, 2007. Information concerning the Selling Stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION
     Sales of any or all of the Shares may be made, from time to time, by the Selling Stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made on the OTC Bulletin Board or on any other exchange or market upon which our shares may trade in the future, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices. The Shares may be sold by one or more of, or a combination of, the following methods:
     • in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     • block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);
     • purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;
     • an exchange distribution in accordance with the rules of the applicable exchange;
     • in privately negotiated transactions;
     • settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
     • broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     • through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
     • any other method permitted pursuant to applicable law.
     The Selling Stockholders may also sell the Shares under Rule 144 of the Securities Act, if available, rather than under this prospectus, provided they meet the criteria and conform to the requirements of Rule 144.
     The Selling Stockholders may effect these transactions by selling the Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares.
     The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the Shares or of securities convertible into or exchangeable for the Shares in the course of hedging positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of Shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the Shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).
     The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the Shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against liabilities, including liabilities arising under the Securities Act.
     Upon being notified by a Selling Stockholder that a material arrangement has been entered into with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:
     • the name of each such Selling Stockholder and of the participating broker-dealer(s);
     • the number of Shares involved;
     • the initial price at which the Shares were sold;
     • the commissions paid or discounts or concessions allowed to the broker-dealer(s);
     • that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     • other facts material to the transaction.
     In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.
     We agreed to keep this prospectus effective until the earlier of: (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect; or (ii) all of the Shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders or any other person.
     We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the Shares. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the Shares.

DESCRIPTION OF BUSINESS
Overview
     We are a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing and advanced in-house drug development capabilities. Our high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations.
     We are currently focused on delivering unique solutions for the respiratory, dermatology, psychiatry and gastroenterology markets. Our product portfolio consists of our Extendryl®, Levall®, Zinx™, Akurza™, Xyralid™ and Aquoral™ product lines. Our Extendryl® and Levall® families of prescription products are indicated for relief of symptoms associated with a range of acute respiratory diseases. Our Zinx™ products are indicated for relief of symptoms associated with the common cold and allergies. Additionally, we expect to compete in the $5 billion dermatology marketplace with the introduction of five newly-branded prescription dermatology products in 2007 using the trade names Akurza™ and Xyralid™. Our Aquoral™ product line, which we intend to launch in early 2007, is an FDA-cleared, prescription only treatment for xerostomia, or the condition of dry mouth. Xerostomia is a widespread condition that we believe affects approximately 25 million Americans and represents a potential marketplace opportunity that we estimate to exceed $1 billion. Lastly, our development pipeline also targets the gastrointestinal anti-inflammatory market that we believe exceeds $3 billion.
     An innovative, commission-only sales force structure allows us to retain a highly-motivated workforce at a minimal investment. By the summer of 2007, we expect to have a total of 200 sales representatives. Our Extendryl® and Levall® product lines are currently promoted by our 66-person sales team targeting allergists, pediatricians and select primary care physicians with high prescription volume. We will promote Aquoral™ to psychiatrists and rheumatologists, while Pharmelle LLC (“Pharmelle”), our co-marketing partner, will promote Aquoral™ to urologists. Our new dermatology products, which we intend to introduce in early 2007, will be promoted by our sales team targeting dermatologists with high prescription volume.
     Our business strategy is to acquire rights to valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalize on untapped marketplace opportunities through brand extension and directed sales/marketing programs. Our drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. In addition, we plan to become a fully-integrated pharmaceutical company by acquiring our own manufacturing and development capabilities. Moving forward, we plan to acquire and/or in-license additional products and technologies to further grow revenues.
The Auriga Strategy
     We believe that our ability to market, license, acquire and develop brand name prescription products uniquely positions us to continue to grow. The key elements of our strategy include:
     • Focusing on low-risk product opportunities that can reach the market within a relatively short time frame in order to establish focused therapeutic divisions. In general, we seek pharmaceutical products that are already approved, or already on the market, have an established market presence and reputation in the medical community, but may no longer have patent protection or are no longer being actively promoted by their marketers. We seek to combine such drugs with patented reformulation and/or drug delivery or other technologies in an effort to produce unique product profiles with distinct market and/or clinical advantages over others. These proprietary and potentially patented products can then be re-introduced to the market by leveraging the existing brand equity and patient base of the original product and the new formulation and/or drug delivery technologies which we have introduced. Our Extendryl® and Levall® product lines are examples of this strategy.
     • Seeking in-license opportunities and co-promotion partnerships. We anticipate that product additions may fund expansion of therapeutically-focused sales divisions and development of pipeline products, and provide opportunities for us to co-promote with other products. The co-promotion agreement we entered into with Pharmelle whereby Pharmelle will target sales of our Aquoral™ products to obstetrical, gynecological and urological specialists, segments that we have not traditionally targeted, is an example of this strategy.
     • Focusing on low-risk and medium-term opportunities that can reach the market within 48 months. Products in this category of interest have been previously approved, but may be able to be introduced to the market by making changes in the delivery route or dosing schedule of the drug. By utilizing the regulatory approval pathway authorized by Section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act (“505(b)(2)”), which is administered by the U.S. Food and Drug Administration (“FDA”), we intend to introduce well-known products, file new drug applications (“NDAs”) under 505(b)(2), and if such NDAs are ultimately approved by the FDA, benefit from the renewed market exclusivity for such products. Our partnership with River’s Edge, whereby we expect River’s Edge will provide five dermatology pharmaceutical formulations to us for commercial introduction and application with the FDA under 505(b)(2) for such formulations in fiscal 2007, is an example of this strategy.
     • Developing a proprietary patent portfolio to protect therapeutic categories we desire to enter. We are aggressively working with our regulatory and intellectual property attorneys in an effort to file and secure patent claims in the United States covering product inventions and innovations that we believe are valuable. These patents, if issued and ultimately found to be valid, may enable us to create a barrier to entry for competitors in the United States market (in addition to regulatory exclusivity provided by FDA approval).
     • Identifying and developing new products utilizing known chemical entities combined with proprietary delivery technologies for use in new disease areas/indications for that chemical entity. By identifying high value markets with unmet or under-met needs and developing products to serve those needs, we may yield significant franchise value through product introduction with both regulatory and intellectual property exclusivity in the market. As an example of this strategy, we are working on altering fluticasone, a highly effective topical steroid traditionally used in the asthmatic and dermatological fields, to allow for delivery of fluticasone to the colon and lower intestine for use in treating Crohn’s disease.
Specialty Pharmaceutical Products
     Most of our products treat recurring or chronic conditions or disorders which result in repeat use over an extended period of time. Our specialty pharmaceutical products include:
Extendryl®
     Our Extendryl® line of products are prescription-only drugs that are generally indicated for treatment and relief of cough, cold and allergy symptoms. That market, which is estimated at more than $3.5 billion annually in retail sales in the United States, includes a wide variety of tablets, liquids, nasal sprays and syrups that remedy and/or provide relief to cold, allergy and sinus congestion sufferers. The largest sub-segment of the cough and cold category includes products formulated to relieve symptoms associated with the common cold. It is estimated that more than one billion common colds occur in the United States each year, with over 100 million of these colds resulting in lost days of school or work, or some level of restricted activity. Colds are estimated to occur at a rate of two to five per person (six to eight per child) each year.

     Our Extendryl® product line currently consists of eight products: Extendryl® HC, Extendryl® SR, Extendryl® JR, Extendryl® PSE, Extendryl® DM, Extendryl® Chews, Extendryl® G and Extendryl® Syrup. Our Extendryl® product line offers different combinations of antihistamines, expectorants, decongestants, anticholinergics and anti-tussives that are designed to provide symptomatic relief for several patient types in the acute respiratory disease area.
     We obtained our rights to the Extendryl® product line through an exclusive license with Cornerstone Biopharma Ltd. (“Cornerstone”) on May 24, 2005, which was amended on September 6, 2006 (the “Extendryl® License”). The Extendryl® License gives us the exclusive worldwide right to use the Extendryl® trademark, and the goodwill associated therewith, in connection with the sale, marketing and promotion of the Extendryl® product line in consideration of a running royalty obligation based on net sales of the product line. The Extendryl® product line is manufactured by each of Fleming and Company Pharmaceuticals, Provident Pharmaceuticals, LLC, and Sovereign Pharmaceutical, Inc. We market our Extendryl® product line through our in-house sales force primarily to primary-care physicians, pediatricians and allergists. The main branded competitors of Extendryl® are Tussionex®, Ah-Chew®, Dallergy® and Rescon™. For a more detailed description of our agreement with Cornerstone, see the section entitled “Third Party Agreements.”
Levall®
     Our Levall® product line consists of prescription-only drugs that are generally indicated for treatment and relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis. The market for our Levall® product line is the same as that which is targeted by our Extendryl® product line.
     Our Levall® product line currently consists of four products: Levall® 12, Levall® Liquid, Levall® 5.0 and Levall® G. Our Levall® product line offers different combinations of antihistamines, expectorants, decongestants and anti-tussives that are designed to provide symptomatic relief for several patient types with respiratory infections.
     We obtained our rights to the Levall® product line by entering into an exclusive license with Athlon Pharmaceuticals, Inc. (“Athlon”) on August 19, 2006 (the “Levall® License”). The Levall® License gives us the exclusive right to make, sell, market, distribute and otherwise transfer, dispose, provide and place the Levall® product line in consideration of a running royalty obligation based on our net sales of the Levall® product line. Our Levall® products are currently manufactured by Great Southern Labs. We market our Levall® product line through our in-house sales force primarily to primary-care physicians and pediatricians. The main branded competitors of Levall® are Tussionex®, Dynex® and Entex®. For a more detailed description of our agreement with Athlon, see the section entitled “Third Party Agreements.”
Zinc Lozenges
     On December 1, 2006, we obtained an exclusive license relating to the treatment of the common cold with a patented formula of zinc acetate (“Zinc Product”) from George Andrew Eby III, in consideration of a running royalty obligation based on our net sales of the Zinc Product. The Zinc Product is an over the counter, or “self-medication,” homeopathic zinc lozenge based on a patented zinc acetate formulation. The four-gram peppermint flavored Zinc Product releases 14.0 mg zinc ions. It is targeted at the cough and cold market category and is generally indicated for prevention of and relief of the common cold. The market for our zinc product line is the same as that which is targeted by our Extendryl® and Levall® product lines.

     To our knowledge, the Zinc Product’s over the counter formulation is the only formulation ever demonstrated in common cold research to dramatically reduce the duration and severity of common cold symptoms in two independent, double-blind, placebo-controlled clinical trials published in peer reviewed medical journals. The clinical study, published in the Annals of Internal Medicine in 2000, involved 48 participants (25 in the Zinc group and 23 in the placebo group). Compared with the placebo group, the zinc acetate group had shorter mean overall duration of cold symptoms (4.5 vs. 8.1 days), along with reductions in cough and nasal discharge and decreased total severity scores for all symptoms. We believe the Zinc Product is unique in the cough and cold market category due to the claims that we are able to make regarding its ability to reduce the duration and severity of common cold symptoms, especially coughing. The Zinc Product is manufactured by a third party. We are currently developing several products to be marketed in conjunction with the Zinc Product under the trade name Zinx™. For a more detailed description of our agreement with Mr. Eby, see the section entitled “Third Party Agreements.”
FDA Approved Products
AquoralTM
     Our AquoralTM product is an FDA-cleared, patent-pending, prescription-only, integrated mouth spray device designed to treat xerostomia, or dry mouth syndrome. AquoralTM has never been marketed in the United States. We currently plan to launch the AquoralTM product in the first quarter of 2007 and have developed a launch plan that includes:
     • the hiring of 60 commissioned field sales professionals to promote this product;
     • training our sales professionals;
     • partnering strategically with companies outside of our current expertise; and
     • developing marketing plans.
     Our AquoralTM product addresses the common condition known as xerostomia, or dryness of the mouth from salivary gland dysfunction due to aging, disease and drug reaction. Xerostomia can often be severe and painful and is estimated to affect between 10 and 24 percent of the adult population and up to as much as 46 percent of elderly people. Deficiency of saliva production is associated with a number of diseases, including diabetes, hypertension, rheumatic diseases and Sjögren’s syndrome and can be caused by surgery to the mouth and cancer or radiotherapy to the mouth. In addition, xerostomia is a side effect of many common medications, including those taken for depression, high blood pressure, allergy and cancer. A combination of drugs (“polypharmacy”) may cause xerostomia to become worse. Dry mouth causes quality of life problems such as difficulties in speaking and swallowing. In addition, a long-term saliva deficiency can also cause oral health problems such as accelerated tooth decay and oral infections. The main branded prescription drug competitors of AquoralTM are Salagen®, Caphosol®, NumoisynTM and Evoxac®.
     The Aquoral™ product, known in France under the brand name Aequasyal®, was developed by Laboratoires Carilène S.A.S., of Montesson, France (“Carilène”). We obtained the exclusive United States rights to AquoralTM by entering into a licensing and supply agreement with Carilène on September 13, 2006 (the “AquoralTM License”). The AquoralTM License gives us the exclusive right to sell, market, distribute, sublicense and exploit the AquoralTM in the United States and its territories in consideration of a running royalty obligation based on our net sales of the product line. The AquoralTM product is manufactured by Carilène’s manufacturer, Laboratoires Chemineau S.A.S., of Vouvray, France. Currently the AquoralTM brand consists of one product: an FDA-approved, patent-pending prescription integrated mouth spray device. The AquoralTM product is covered by a patent application filed with the U.S. Patent and Trademark Office in December 2003. For a more detailed description of our agreement with Carilène, see the section entitled “Third Party Agreements.”

     Upon launch, we intend to market the AquoralTM product through our in-house sales force primarily to psychiatrists, rheumatologists and general practitioners. In addition, on October 20, 2006, we entered into a co-promotion agreement with Pharmelle. The Pharmelle co-promotion agreement provides for the exclusive appointment of Pharmelle in the United States as the co-promoter and marketer of the AquoralTM product to doctors who treat conditions of the urogenital systems (urologists focusing on obstetrical, gynecological and urological conditions). Pharmelle will address this segment through its highly specialized sales force of approximately thirty-five sales representatives. The Pharmelle co-promotion agreement expires on January 15, 2009 and will be renewed for an additional two (2) year term should the parties mutually consent or if net sales for the AquoralTM product exceed a stated threshold during the initial term. For a more detailed description of our agreement with Pharmelle, see the section entitled “Third Party Agreements.”
Product Line Extensions
     In an effort to more efficiently manage the life-cycle of our products, we regularly consider whether to develop line extensions to the products we market. Product line extensions are a key element of our overall product strategy. Both our Extendryl® and Levall® family of products are candidates for line extensions.
     In addition, we are working on applying an internally developed (and patent-pending) delivery technology that combines rapid dissolve and extended release (“ER/RD”) qualities for certain of our pharmaceutical products. While both of these delivery methods are prevalent in the pharmaceutical market, utilization of both in the same product is reasonably unique. We plan on developing an ER/RD form of our Extendryl® JR product. This product is used to treat pediatric cough/cold symptoms and is synergistic with our respiratory franchise growth plan. Formulation development of this ER/RD application is ongoing, patent applications for the technology have been filed in the United States and commercial launch is currently planned for fall 2007.
Dermatology Products
     We are currently partnering with River’s Edge and select contract manufacturers on the development of five dermatology products. On October 18, 2006, we entered into a distribution agreement with River’s Edge that, among other things, provides for River’s Edge to develop for us five single-source dermatology pharmaceutical formulations in consideration of a running royalty obligation based on our net sales of the dermatology products and of any authorized generic equivalents (the “River’s Edge Agreement”). Under the terms of the River’s Edge Agreement, we agreed to employ at least thirty field representatives for sales and presales of the dermatology products by March 15, 2007, petition for certain meetings with the FDA by June 30, 2007, and file with the FDA a 505(b)(2) NDA with respect to the dermatological products by January 1, 2008. Commercial launch of the dermatology products is currently planned for the first quarter of 2007. For a more detailed description of our agreement with River’s Edge, see the section entitled “Third Party Agreements.”
Gastrointestinal Products
     In the area of gastrointestinal (“GI”) diseases, a market that our management believes is attractive for drug reformulations, we plan to focus our initial development activities on inflammatory diseases of the bowel system such as ulcerative colitis and Crohn’s disease. We believe that we have currently identified formulations that can achieve colonic delivery of anti-inflammatory agents that may offer a reduction in the side effects typically associated with these drugs. This is of particular importance for drugs such as steroids, which offer superior efficacy in suppressing GI inflammation. However, because inflammatory bowel diseases often require long term or chronic treatment, the benefit of steroids has been sharply limited by side effects, which can include significant weight gain, damage to adrenal glands and other vital organs, diminished bone mass density, increased susceptibility to infection and elevated blood cholesterol levels. While industry analysts estimate the market for GI anti-inflammatory products to be in excess of $1.3 billion, the largest part of this market is attributable to the 5-acetylsalicylic acid based drugs, despite their limited efficacy. In light of this, our management believes that the introduction of an effective topically-delivered steroid to the colon may achieve an acceptable share of this market and possibly expand the overall size of the market as well.
Development Projects
     One of the core elements of our overall strategy is to maximize the value of our pharmaceutical products by developing or licensing new patentable formulations, using new delivery methods, techniques and technologies and/or seeking regulatory approval for previously unapproved drugs or indications. Through the use of these distinct formulations and patent-protected delivery systems, whether developed internally or through partnerships with third parties, we plan to create a marketing advantage over competing drug formulations. Some of these development projects include line extensions which allow us to extend the life cycles of our products.
     To minimize the costs associated with the development of pharmaceuticals and pharmaceutical-related technologies, we generally seek to contract with third party partners to formulate and develop new technologies and approaches, as well as to manufacture formulations on our behalf. We select partners that we believe have the capability to commercially manufacture the products or those that have strategic alliances to provide commercial services. By selecting qualified third parties capable of both developing formulations and providing full-scale manufacturing services, we believe we will be able to shorten development and scale-up times necessary for production. We believe that the key advantage to this approach is that the third-party contractor will have the equipment, operational parameters and validated testing procedures already in place for the commercial manufacture of our products.
     Through partnerships with third parties, we have access to several proprietary drug delivery technologies. Among these technologies are a buccal/linqual absorption technology, which provides for absorption by the lining cells in the oral cavity. Access to such technologies comes from our experience, knowledge base and networks in the drug delivery field. In general, our strategy will be to license technologies from specialty drug delivery companies for specific product applications and to leverage the experience of such companies for our product development. We anticipate that the initial products in our development pipeline will use technologies that have regulatory approvals and well-established histories in the market. In some cases, we believe that we have unique access to certain technologies as a result of our initial involvement in their development. Our intellectual property strategy attempts to ensure that new products are protected by composition of matter, use and process patents while providing freedom to operate in the marketplace.
     Our product development strategy is to make improvements to drugs that have already been approved and thereby significantly reduce overall development risk. Filings for regulatory approval will use the 505(b)(2) NDA pathway that allows use of historical data on drug efficacy and safety, thus reducing the overall development time. We plan to further manage development risk through a tiered approach that initially launches product line extensions of existing brands followed by new products that apply new delivery approaches to approved drugs. In addition, we anticipate that new products that address novel clinical indications for approved drugs can be developed.
     Over time, we plan on building therapeutically-focused product franchises in the areas of respiratory diseases, dermatology, psychiatry and gastrointestinal (GI) disorders. The conceptual framework for this strategy is to initially acquire or license a mature product for each therapeutic area with brand equity that is no longer the primary focus of its originator. We have already accomplished this in the respiratory space with our Extendryl® and Levall® product lines and the Aquoral™ product, but we anticipate acquiring, licensing and/or developing products in the GI areas and other areas, as well. These opportunities will then provide the impetus for further expansion of our sales force, allowing for additional promotional reach and geographic scope. Simultaneously, our development team, through collaboration with our commercial team, plan to identify and develop new products as well as enhance existing products with proprietary technologies in order to introduce additional products for each therapeutic division. In addition, we intend to file for regulatory approval for these newly developed products (and enhanced existing products) in order to achieve both regulatory and intellectual property exclusivity in the market.
     Ultimately, as these therapeutic divisions expand and mature in the marketplace, we plan to realize synergies between divisions and expect to be able to “cross-promote” each division’s products in an effort to enhance product launches, intensify promotion during seasonal peaks and react to competitive threats, among other things.
Sales and Marketing Strategy
     We have executed the first stage of our commercialization strategy by licensing the established prescription products lines sold under the brand names Extendryl® and Levall® and deploying a focused sales force tasked with influencing the prescribing habits of physicians through promotion and building relationships with high prescribing targets. Our sales force seeks to develop close relationships with these physicians and respond to their needs and their patients’ needs. In June 2006, we changed our sales team model from mainly salaried sales representatives to a highly entrepreneurial, commission-based team. At that time, we reduced our salaried sales representatives from 36 members to 9. Since July 2006, we have expanded our sales and marketing force from approximately nine to approximately 66 professionals nationwide. We currently anticipate expanding to approximately 200 commissioned sales professionals in 2007.
     In essence, our sales and marketing strategy can be described as a “high compression” promotional effort. Our sales and marketing team will attempt to identify those physician offices that offer the highest potential return for promotional effort; these targeted physicians will then receive promotion in the form of:
     • frequent personal sales calls from our sales representatives;
     • drug samples;
     • promotional and clinical materials designed to support clinical rationale for use of our products;
     • peer-to-peer educational conferences/meetings; and
     • journal advertising.
     The key to this strategy will be to focus on only the most productive prescribers who respond to our promotional efforts. Our sales analytics team will track prescribing response to promotional activities, which should result in a continuous adjustment of targeting and concentration of promotional activities. Our team will also endeavor to ensure that sufficient product stock is established and maintained within both wholesale and retail distribution outlets so any demand created by the sales force can be met with adequate supply in the market.
     In addition to direct placement with physicians, we sell our products to pharmaceutical wholesalers (who in turn distribute to pharmacies), chain drug stores, other retail merchandisers and, on a limited basis, directly to pharmacies. From Inception to the interim period ended November 30, 2006, three customers accounted for a combined total of approximately 86% of our gross sales. No other customer accounted for more than 10% of our sales during that same period. The following wholesalers each accounted for 10% or more of all of our sales during that period: McKesson Corporation (approximately 39%), Cardinal Health, Inc. (approximately 42%) and AmerisourceBergen Corporation (approximately 7%).
     As we attempt to build a broader product portfolio for our sales team, our executive team intends to simultaneously develop and seek product opportunities in the psychiatry, dermatology and GI therapeutic areas in order to expand the number of products our sales team can promote. As we move into additional therapeutic areas, we will execute the same organizational structure evolution process and sales and marketing plan for each subsequent therapeutic division.
Research and Development
     We have spent approximately $918,000 for the eight month interim period ended November 30, 2006 on research and development activities. This work relates primarily to the research and development of our strategic formulations and line extensions for the Extendryl® and Levall® product lines.
Seasonality
     Sales of our Extendryl® and Levall® branded cough and cold products increase between October and March, as this period represents the primary cold and flu season. We expect the impact of seasonality to continue to decrease as we acquire or obtain licenses for products that treat chronic conditions. However, we anticipate that the seasonality may continue to affect sales of certain existing products for the foreseeable future. Sales of our cough and cold products from Inception to the interim period ended November 30, 2006 accounted for 100% of our total sales.
Third-Party Agreements
Pharmelle Co-Promotion Agreement
     On October 20, 2006, we entered into a Co-Promotion Agreement with Pharmelle (the “Pharmelle Agreement”). The Pharmelle Agreement provides for the exclusive appointment of Pharmelle in the United States as the co-promoter and marketer of our AquoralTM xerostomia (dry mouth) product. AquoralTM will be marketed by Pharmelle and its sales force to doctors who treat conditions of the urogenital systems.
     The Pharmelle Agreement also provides that: (i) Pharmelle will establish and maintain a sales force of not less than twenty-five sales representatives, and that Pharmelle will perform not less than 9,000 visits to doctors who treat conditions of the urogenital systems each quarterly period; (ii) Pharmelle will be responsible for promotion of AquoralTM in accordance with a marketing plan developed at its cost, which plan shall be subject to approval by us; (iii) we will be responsible for accepting orders, invoicing customers and collecting receivables resulting from sales of AquoralTM, as well as the development of training materials with respect to AquoralTM, which we will deliver to Pharmelle; and (iv) the parties will at all times comply with any and all laws, rules, regulations and/or professional requirements applicable to the sale, marketing, manufacture and shipment of pharmaceutical products generally and AquoralTM specifically. For its promotion and marketing services, the Pharmelle Agreement provides that Pharmelle will receive, for each quarter occurring while the Pharmelle Agreement is in effect, a percentage of net sales made during such quarterly period. Pharmelle will also receive tail payments at incrementally reduced percentages of net sales made in specified periods following the expiration or termination of the Pharmelle Agreement.

     The Pharmelle Agreement expires on January 15, 2009, and will be renewed for an additional two year term should the parties mutually consent or if net sales for AquoralTM exceed a stated threshold during the initial term. We may suspend or terminate sale of AquoralTM if the FDA takes any action to prohibit or restrict the manufacture or sale of AquoralTM. We may also terminate the manufacture, use and/or sale of AquoralTM, within our sole discretion, upon six months prior written notice to Pharmelle.
River’s Edge Distribution Agreement
     On October 18, 2006, we entered into a distribution agreement with River’s Edge (the “River’s Edge Agreement”). The River’s Edge Agreement provides for River’s Edge to market and distribute authorized generic equivalents of certain branded pharmaceutical products manufactured and distributed by us (the “Branded Product(s)”). At the commencement of the distribution by River’s Edge of an authorized generic equivalent of any of the Branded Products, River’s Edge will receive a percentage of the net sales of the Branded Product and its authorized generic equivalent. Additional products may be included in the definition of Branded Products from time to time by agreement of the parties.
     The River’s Edge Agreement also provides: (i) for River’s Edge to present to us five single source dermatology pharmaceutical formulations (the “DERM Product(s)”), each of which will be a Branded Product under the River’s Edge Agreement; (ii) that we will own the formulations for the DERM Products and all intellectual property rights associated therewith, including but not limited to naming, trademark and patent rights, after approval by the FDA; (iii) that each DERM Product will be ready for commercial launch by January 15, 2007, before which we will have commenced sales or presales activity; (iv) that we will employ at least thirty field representatives for sales and presales of DERM Products by March 15, 2007; and (v) that we have an obligation to petition for certain meetings with the FDA by June 30, 2007, and will make certain 505(b)(2) NDA filings with respect to the DERM Products by January 1, 2008. Beginning on January 1, 2007, the River’s Edge Agreement provides that River’s Edge will receive a certain percentage of the net sales of each DERM Product, including the net sales of any authorized generic equivalent. The River’s Edge Agreement expires on October 31, 2016.
Laboratoires Carilène Licensing and Supply Agreement
     On September 13, 2006, we entered into a Licensing and Supply Agreement with Carilène (the “Carilène Agreement”) that sets forth the terms upon which we have obtained an exclusive license (the “License”) from Carilène to market, sell, distribute, sublicense, exploit and market the AquoralTM oral artificial saliva product throughout the United States and its territories. The AquoralTM oral artificial saliva product contains oxygenated triglycerides from corn oil that have lubricating and moisturizing properties. Pursuant to the Carilène Agreement, Carilène has agreed to supply us with all of our requirements for the AquoralTM product, and we have agreed to buy such requirements exclusively from Carilène.
     In order to maintain exclusive rights to the AquoralTM product, we must purchase specified minimum amounts of the product. The Carilène Agreement provides for termination of the License upon the expiration of the patent covering the technology practiced by the AquoralTM product for so long as we meet certain minimum purchase requirements. The Carilène Agreement also provides us with a right of first refusal to distribute and sell all of Carilène’s products in the United States and its territories.
Cornerstone Biopharma License Agreement
     On May 24, 2005, we entered into a license agreement (the “Prior Extendryl® License Agreement”) with Cornerstone pursuant to which we were granted an exclusive, perpetual, worldwide sub-license to the trademark rights in Extendryl® and to propriety information relating to formulations that relate directly to products sold by Fleming and Company Pharmaceuticals (the ultimate licensor) under the Extendryl® mark (the “Licensed Extendryl® Rights”), in exchange for a royalty of 30% of net sales of the Extendryl® products sold by us. Effective as of September 6, 2006, we entered into an Amended and Restated License Agreement (the “New Extendryl® License Agreement”), pursuant to which we are obligated to make decreased royalty payments to Cornerstone for the Licensed Extendryl® Rights based on a percentage of net sales. As additional consideration, we issued Cornerstone 200,000 shares of our common stock.
     Pursuant to the New Extendryl® License Agreement, we agreed so long as the New Extendryl® License Agreement remains in effect, that we will not submit NDAs for products containing one of the active ingredients in Extendryl®. Cornerstone is free to submit such applications. The formulations which are the subject of any such approved applications by Cornerstone will be included in the rights licensed to us under the New Extendryl® License Agreement. Both parties have also agreed not to manufacture generic versions of the other party’s products.
Athlon Pharmaceuticals License Agreement
     On August 31, 2006, we entered into a License Agreement with Athlon that sets forth the terms upon which we obtained the Levall® License from Athlon for the Levall® product line, together with all of Athlon’s intellectual property related to Levall® and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Levall® product line. The Levall® product line consists of various pharmaceutical products marketed by Athlon that provide relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis. The Levall® License permits us to make, sell, market, distribute, import and otherwise transfer the Products on a worldwide basis.
     As consideration for the Levall® License, we agreed to pay Athlon a percentage of net sales for the Levall® product line. We also paid Athlon $1.5 million in upfront fees and 2,500,000 shares of our restricted common stock.
Manufacturers and Single Source Suppliers
     We use third-party manufacturers for the production of our products for development and commercial purposes. Given the general under-utilization of resources, the availability of excess capacity for manufacturing in the marketplace and the lower cost of outsourcing, we intend to continue to outsource our manufacturing for the near term. Some of our products are currently available only from sole or limited suppliers. These third-party manufactured products include products that have historically accounted for a significant portion of our revenues.
     We are dependent on third parties for the supply of the raw materials necessary to develop and manufacture our products, including the active and inactive pharmaceutical ingredients used in our products. We are required to identify the supplier of all the raw materials for our products in the drug applications that we file with the FDA. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.
     In addition, we obtain some of our raw materials and products from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties, foreign currency risk and other government clearances. Acts of governments outside the United States may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, any changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable United States or foreign patents.

Trademarks
     Because of the large number of products on the market which compete with our products, we believe that our product brand names are an important factor in establishing product recognition. We have applied for a registration of “Auriga Laboratories” as a trademark in the United States. In addition, we have applied for registrations of “Auriga Development,” “Auriga Pharmaceuticals” and “Stesso Pharmaceuticals” as trademarks in the United States.
     We have been licensed rights to use the trademarks Extendryl® and Levall® from their respective owners. In addition, we also have filed United States trademark applications for the trademarks Akurza™, Zinx™, Xyralid™, Aquoral™, Orchestrated Therapy™, and Our Business is Your Health™. Maintenance of our trademarks requires that we enforce our rights by preventing infringement by third parties, although we may not always have the resources to stop others from infringing our trademarks.
Patents
     We consider the protection afforded by patents important to our business. Our success depends in part on our ability to obtain patents, protect trade secrets, operate without infringing the proprietary rights of others and prevent others from infringing on our proprietary rights. We intend to seek patent protection in the United States and select foreign countries where we deem it appropriate for products we develop. There can be no assurances that any patents will result from our patent applications, that any patents that may be issued will protect our intellectual property or products or that any issued patents will not be challenged by third parties. In addition, if we do not avoid infringement of the intellectual property rights of others, we may have to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming.
     In addition to filing our own patents, we have obtained, and expect to continue to seek, licenses to patents and patent applications and other proprietary rights from others. For example, the original developer and supplier of Aquoral™ has filed for a United States patent for the Aquoral™ formulation. If issued, this patent could provide us with a competitive advantage because it might create a barrier to entry to other companies that might otherwise seek to develop similar products.
     We have six patent applications or provisional patent applications pending in the United States Patent and Trademark Office and plan to use Patent Cooperation Treaty filings in an attempt to expand coverage of the pending United States patent applications to individual countries outside the United States at appropriate times as we see fit. Our patent and provisional patent applications generally cover:
     • sequential release formulations of cough, cold and allergy actives designed to orchestrate the effectiveness of their pharmacologic action;
     • mixed-release tablet formulation containing cough and cold therapeutic agents that dissolves rapidly in the mouth and provides continuous (immediate and extended) dosing for 8-12 hours;
     • enhancing the solubility and bioavailability of orally delivered corticosteroids;
     • mulitphasic drug release of methscopolamine within a variety of dosage forms;

     • a therapeutic method for treating infectious rhinitis utilizing the combination of pharmacologic agents to address the associated symptoms and a immunonutritional formulation incorporating zinc supplementation; and
     • delivery of potassium guaiacolsulfonate in multiphasic release for cough, cold and allergy conditions and certain autoimmune diseases.
     In addition, pursuant to our license and supply agreement with Carilène, we have an exclusive worldwide license to any patent rights that issue from Carilène’s pending patent application for the Aquoral™ formulation.
     Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The strength and breadth of patent positions of pharmaceutical companies are extremely complex and uncertain. The scope and extent of our patent protections for some of our products, including the Extendryl® and Levall® product lines are particularly uncertain because formulations for the actives in these product lines have existed in the public domain for many years, some of which have patent protection. With respect to fluticasone, for example, other parties have been granted patents on methods for producing the drug, specific formulations, and the methods of treatment or use. The publication of this information limits the scope of any patents that we may seek and may prevent us from obtaining any meaningful patent protection. We cannot assure you that any patents that we are seeking, or that are licensed to us, will afford protection against competitors. Nor can we assure you that any patent applications will result in patents being issued.
     In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The patent position of pharmaceutical companies involves complex legal and factual questions. We cannot predict whether the intellectual property laws of foreign countries will be enforceable. We cannot assure you that any of our patents or patent applications, if issued, will not be challenged, invalidated or designed around. Nor can we assure you that the patents will provide proprietary protection or competitive advantages to us. Furthermore, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us.
     Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. We cannot assure you that our technologies do not and will not infringe the patents or violate other proprietary rights of third parties. In the event any of our technologies are found to infringe or violate the intellectual property rights of others, we may be prevented from pursuing research, development or commercialization of our products.
     There has been extensive litigation regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits and related legal and administrative proceedings in the United States and abroad involve complex legal and factual questions. These proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce patents issued to or licensed by us, to protect trade secrets or know-how owned or licensed by us and to determine the enforceability, scope and validity of the proprietary rights of others.
     We will incur substantial expense and be forced to divert significant effort and resources of our technical and management personnel in the event we must prosecute or defend any litigation or other administrative proceeding. If an adverse determination were made, we could incur significant liabilities to third parties or be required to seek licenses which may not be available from third parties or may be prevented from selling our products in certain markets, if at all. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

     In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality agreements with some of our employees. We cannot assure you that these confidentiality or proprietary information agreements will meaningfully protect our technology or provide us with adequate remedies in the event of unauthorized use or disclosure of this information. Nor can we assure you that the parties to these agreements will not breach these agreements or that our trade secrets will not otherwise become known to or be independently developed by competitors.
     For more information on this matter, please refer to the section entitled “Risk Factors—Risks Related to Our Business.”
Competition
     The market for pharmaceuticals is highly competitive with many established manufacturers, suppliers and distributors which are actively engaged in all phases of the business. We believe that competition in the sale of our products is based primarily on efficacy, reimbursement coverage, brand awareness, availability, product safety and price. Our brand name pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products. All of our products compete with generic and other competitive products in the marketplace.
     Competing in the branded product business requires us to identify and quickly bring to market new products embodying technological innovations. Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety and value to healthcare professionals in private practice, group practices and managed care organizations. We anticipate that our branded product offerings will support our existing lines of therapeutic focus. Based upon business conditions and other factors, we regularly reexamine our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities.
     Some of our products compete with one or more products marketed by very large pharmaceutical companies which have much greater financial resources for marketing, selling and developing their products. Our competitors in branded products include, but are not limited to, the major brand name manufacturers of pharmaceuticals. Based on total assets, annual revenues and market capitalization, we are considerably smaller than these and other national competitors in the branded product area. These competitors, as well as others, have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for the same markets and/or products, their financial and market strength could prevent us from capturing a meaningful share of those markets.
     We also compete with other pharmaceutical companies for product line acquisitions as well as for new products and acquisitions of other companies. These competitors include Forest Laboratories, Inc., Medicis Pharmaceutical Corporation, Watson Pharmaceuticals, Inc., King Pharmaceuticals, Inc., Shire Pharmaceuticals Group plc, Biovail Corporation, Barr Pharmaceuticals, Inc., Solvay Pharmaceuticals, Inc., Reliant Pharmaceutical, LLC, Kos Pharmaceuticals, Inc. and other companies that acquire branded products from other pharmaceutical companies. These companies may have greater resources and abilities than we have.
     For more information on this matter, please refer to the section entitled “Risk Factors—Risks Related to Our Business.”

Government Regulation
     Government authorities in the United States at the federal, state, and local levels extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products and medical devices. Many of our products in development will require regulatory approval by government agencies prior to commercialization. Various federal, state, local and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent process of maintaining substantial compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals.
Pharmaceutical Product Regulation
     In the United States, the FDA regulates pharmaceutical products under the U.S. Food, Drug, and Cosmetic Act (“FDCA”), and implementing regulations that are adopted under the FDCA. If we fail to comply with the applicable requirements under these laws and regulations at any time during the product development process approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us. The FDA also administers certain controls over the export of drugs from the United States.
     Under the United States regulatory scheme, the development process for new pharmaceutical products can be divided into three distinct phases:
     • Preclinical Phase. The preclinical Phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application (“IND”) for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested on humans.
     • Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s current Good Manufacturing Processes (“cGMP”) requirements. Data from these activities are compiled in an NDA for submission to the FDA requesting approval to market the drug.
     • Post-Approval Phase. The post-approval phase follows FDA approval of the NDA and involves the production and continued analytical and clinical monitoring of the product. The post-approval phase may also involve the development and regulatory approval of product modifications and line extensions, including improved dosage forms, of the approved product, as well as for generic versions of the approved drug, as the product approaches expiration of patent or other exclusivity protection.
     Each of these three phases is discussed further below:
     Preclinical Phase. The development of a new pharmaceutical agent begins with the discovery or synthesis of a new molecule. These agents are screened for pharmacological activity using various animal and tissue models, with the goal of selecting a lead agent for further development. Additional studies are conducted to confirm pharmacological activity, to generate safety data and to evaluate prototype dosage forms for appropriate release and activity characteristics. Once the pharmaceutically active molecule is fully characterized, an initial purity profile of the agent is established. During this and subsequent stages of development, the agent is analyzed to confirm the integrity and quality of material produced. In addition, development and optimization of the initial dosage forms to be used in clinical trials are completed, together with analytical models to determine product stability and degradation. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Upon successful completion of preclinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to commencement of human clinical trials. The IND consists of the initial chemistry, analytical, formulation and animal testing data generated during the preclinical phase. In general, the review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase 1 clinical trials.
     Clinical Phase. Following successful submission of an IND, the sponsor is permitted to conduct clinical trials involving the administration of the investigational product candidate to human subjects under the supervision of qualified investigators in accordance with good clinical practice. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug. Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial. Each trial must be reviewed, approved and conducted under the auspices of an independent institutional review board, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:
     • Phase 1. Phase 1 human clinical trials are conducted in a limited number of healthy individuals to determine the drug’s safety and tolerability and includes biological analyses to determine the availability and metabolization of the active ingredient following administration. The total number of subjects and patients included in Phase 1 clinical trials varies, but is generally in the range of 20 to 80 people.
     • Phase 2. Phase 2 clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose. These clinical trials are typically well controlled, closely monitored and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analysis to confirm the consistent composition of the product.
     • Phase 3. Phase 3 clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety (toxicity), tolerability and an ideal dosing regimen has been established. Phase 3 clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug, also referred to as the Official Product Information. Phase 3 trials usually include from several hundred to several thousand subjects.
     Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed.
     Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of any product under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at any time for a variety of reasons, including safety issues.
New Drug Application (NDA)
     After the successful completion of Phase 3 clinical trials, the sponsor of the new drug submits an NDA to the FDA requesting approval to market the product for one or more indications. An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, on the safety and efficacy of drugs for all relevant pediatric populations before the NDA is submitted. The statute provides for waivers or deferrals in certain situations. In most cases, the NDA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.
     The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all NDAs submitted before it accepts them for filing. It may refuse to file the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After an application is deemed filed by the FDA, the FDA reviews the NDA to determine, among other things, whether a product is safe and effective for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA. Drugs that successfully complete NDA review may be marketed in the United States, subject to all post-approval conditions and maintenance obligations imposed by the FDA.
     Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.
     The length of the FDA’s review ranges from a few months to many years.
Fast-Track Review
     The Food and Drug Administration Modernization Act of 1997 (“Modernization Act”) establishes a statutory program for the approval of “Fast-Track” products, which are defined under the Modernization Act as new drugs intended for the treatment of a serious or life-threatening condition that demonstrate the potential to address unmet medical needs for this condition. To determine whether a condition is “serious” for the purposes of Fast-Track designation, the FDA considers several factors including, the condition’s impact on survival, day-to-day functioning, and the likelihood that the disease, if left untreated, will progress from a less severe condition to a more serious one. If awarded, the Fast-Track designation applies to the product only for the indication for which the designation was received. Under the Fast-Track program, the sponsor of a new drug may request the FDA to designate the drug as a Fast-Track product in writing at any time during the clinical development of the product. The Modernization Act specifies that the FDA must determine if the product qualifies for Fast-Track designation within 60 days of receipt of the sponsor’s request.

     Fast-Track designation offers a product the benefit of approval based on surrogate endpoints that generally would not be acceptable for approval and also offers possible early or rolling acceptance of the marketing application for review by the agency. However, the time periods to which the FDA has committed in reviewing an application do not begin until the sponsor actually submits the application. The FDA may subject approval of an application for a Fast-Track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint, and the FDA may also subject such approval to prior review of all promotional materials. In addition, the FDA may withdraw its approval of a Fast-Track product on a number of grounds, including the sponsor’s failure to conduct any required post-approval study with due diligence and failure to continue to meet the criteria for designation.
     Fast-Track designation should be distinguished from the FDA’s other programs for expedited development and review, although products awarded Fast-Track status may also be eligible for these other benefits. Accelerated approval refers to the use of less than well-established surrogate endpoints discussed above. Priority review is a designation of an application after it has been submitted to FDA for approval. The agency sets the target date for agency actions on the applications of products that receive priority designation for six months, where products under standard review receive a ten month target.
Post-Approval Phase
     If the FDA approves the NDA or ANDA application (as more fully described below), as applicable, the pharmaceutical product becomes available for physicians to prescribe in the United States. After approval, we are still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, we are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling. In that regard, our advertising and promotional materials must be truthful and not misleading. We are also prohibited from promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.
     Drug manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with certain cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies from time to time. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. We use, and will continue to use, third-party manufacturers, including Provident Pharmaceuticals, Sovereign, Fleming and Company and Great Southern Laboratories, to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. As part of our quality control system, we maintain an audit program for our manufacturers to ensure their adherence to cGMP regulations.
     Following FDA approval of a product, discovery of problems with that product or the failure to comply with post-approval maintenance requirements for that product may result in restrictions on the product, manufacturer or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Hatch-Waxman Act
     Under the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, Congress created an abbreviated FDA review process for generic versions of pioneer (brand name) drug products. In order to preserve the incentives of pioneer drug manufacturers to innovate, the Hatch-Waxman Act also provides for patent term restoration and the award, in certain circumstances, of non-patent marketing exclusivities.
Abbreviated New Drug Applications (ANDAs)
     An ANDA is a type of application in which approval is based on a showing of “sameness” to an already approved drug product. ANDAs do not contain full reports of safety and effectiveness, as do NDAs, but rather demonstrate that their proposed products are “the same as” reference products with regard to their conditions of use, active ingredient(s), route of administration, dosage form, strength and labeling. ANDA applicants are also required to demonstrate the “bioequivalence” of their products to the reference product. Bioequivalence generally means that there is no significant difference in the rate and extent to which the active ingredient(s) in the products becomes available at the site of drug action.
     All ANDAs must contain data relating to, among other things, product formulation, raw material suppliers, stability, manufacturing, packaging, labeling and quality control. The timing of final FDA approval of an ANDA depends on a variety of factors, including whether the applicant has challenged any patents claiming the reference product and whether the pioneer manufacturer is entitled to one or more periods of non-patent marketing exclusivity. In certain circumstances, these marketing exclusivities can extend beyond the life of a patent, and block the approval of an ANDA after the date on which the patent expires. If the FDA concludes that all substantive ANDA requirements have been satisfied, but final approval is blocked because of a patent or a non-patent marketing exclusivity, the FDA may issue the applicant a “tentative approval” letter.
505(b)(2) Applications
     If a proposed product represents a change from an already approved product, yet does not qualify for submission under an ANDA pursuant to an approved suitability petition, the applicant may be able to submit a 505(b)(2) NDA. A 505(b)(2) application is an NDA for which one or more of the investigations relied upon by the applicant for approval was not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigation was conducted. The FDA has determined that 505(b)(2) NDAs may be submitted for products that represent changes from approved products in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability. A 505(b)(2) NDA must provide the FDA with any additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed change(s). Consequently, although duplication of preclinical and certain clinical studies is avoided through the use of a 505(b)(2) NDA, specific studies may be required. We plan to submit 505(b)(2) NDAs for the majority of our development projects.
Patent Term Restoration
     The Hatch-Waxman Act also provides for the restoration of a portion of the patent term lost during product development and FDA review of an application. However, the maximum period of restoration cannot exceed five years, or restore the total remaining term of the patent to greater than fourteen years from the date of FDA approval of the product. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for patent term restoration.
ANDA and 505(b)(2) Applicant Challenges to Patents and Generic Exclusivity
     ANDA and 505(b)(2) applicants are required to list with the FDA each patent that claims their approved products and for which claims of patent infringement could reasonably be asserted against unauthorized manufacturers. ANDA and 505(b)(2) applicants must then certify regarding each of the patents listed with the FDA for the product(s) it references. An applicant can certify that there is no listed patent, that the listed patent has expired, that the application may be approved upon the date of expiration of the listed patent, or that the patent is invalid or will not be infringed by the marketing of the applicant’s product. This last certification is referred to as a “Paragraph IV certification.”
     If a Paragraph IV certification is filed, the applicant must also provide notice to the NDA holder and patent owner stating that the application has been submitted and providing the factual and legal basis for the applicant’s opinion that the patent is invalid or not infringed. The NDA holder or patent owner may sue the ANDA or 505(b)(2) applicant for patent infringement. If the NDA holder or patent owner files suit within 45 days of receiving notice of the application, a one-time 30-month stay of the FDA’s ability to approve the ANDA or 505(b)(2) application is triggered. The FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or shortens the period because the parties have failed to cooperate in expediting the litigation.
     As an incentive to encourage generic drug manufacturers to undertake the expenses associated with Paragraph IV patent litigation, the first ANDA applicant to submit a substantially complete ANDA with a Paragraph IV certification to a listed patent may be eligible for a 180-day period of marketing exclusivity. For ANDAs filed after December 8, 2003 that use a reference product for which no Paragraph IV certification was made in any ANDA before that date, this exclusivity blocks the approval of any later ANDA with a Paragraph IV certification referencing the same product. For these ANDAs, the exclusivity period runs from the date when the generic drug is first commercially marketed.
     For other ANDAs, the 180-day exclusivity period blocks the approval of any later ANDA with a Paragraph IV certification referencing at least the same patent, if not the same product, and may be triggered on the date the generic drug is first commercially marketed or the date of a decision of a court holding that the patent that was the subject of the Paragraph IV certification is invalid or not infringed. This decision must be from a court from which no appeal can be or has been taken, other than a petition to the United States Supreme Court.
     If multiple generic drug manufacturers submit substantially complete ANDAs with Paragraph IV certifications on the first day that any such ANDAs are submitted, all of these manufacturers will share in a single 180-day exclusivity period. Note also that these periods of 180-day exclusivity may be subject to forfeiture provisions, requiring relinquishment of the exclusivity in some situations, including cases where commercial marketing of the generic drug does not occur within a certain time period.
Non-Patent Marketing Exclusivities
     The Hatch-Waxman Act also provides three years of “new use” marketing exclusivity for the approval of NDAs, 505(b)(2) applications and supplements, where those applications contain the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of the applications. Such applications may be submitted for new indications, dosage forms, strengths or new conditions of use of already approved products. So long as the new clinical investigations are essential to the FDA’s approval of the change, this three-year exclusivity prohibits the final approval of ANDAs or

505(b)(2) applications for products with the specific changes associated with those clinical investigations. It does not, however, prohibit the FDA from approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient.
Orphan Drug Designation and Exclusivity
     Some jurisdictions, including the United States and the European Union, designate drugs intended for relatively small patient populations as “orphan drugs.” The FDA, for example, grants orphan drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the United States or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the United States will be recovered. In the United States, orphan drug designation must be requested before submitting an application for approval of the product.
     Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to a marketing exclusivity for seven years, during which time the FDA may not approve any other application, including NDAs or ANDAs, to market the “same drug” for the same indication. The only exception is where the second product is shown to be “clinically superior” to the product with orphan drug exclusivity, as that phrase is defined by the FDA and if there is an inadequate supply.
Manufacturing
     Changes to the manufacturing process or site during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities. A showing of comparability requires data demonstrating that the product continues to be safe, pure and potent and may be based on chemical, physical and biological assays and, in some cases, other non-clinical data.
     Our currently marketed pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this prospectus.
Prescription Drug Wrap-Up (DESI II Products)
     The FDCA, which was approved in 1938, was the first statute requiring pre-market-approval of drugs by the FDA. These approvals, however, focused exclusively on safety data. In 1962, Congress amended the FDCA to require that sponsors demonstrate that new drugs are effective, as well as safe, in order to receive FDA approval. This amendment also required the FDA to conduct a retrospective evaluation of the effectiveness of the drug products that the FDA approved between 1938 and 1962 on the basis of safety alone. The agency contracted with the National Academy of Science/National Research Council (“NAS/NRC”) to make an initial evaluation of the effectiveness of many drug products. The FDA’s administrative implementation of the NAS/NRC reports was called the Drug Efficacy Study Implementation (“DESI”).
     Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, however, spurred by serious adverse reactions to one of these products, Congress urged the FDA to expand the new drug requirements to include all marketed unapproved prescription drugs. The FDA created a program, known as the Prescription Drug Wrap-Up, to address these remaining unapproved drugs. Most of these drugs contain active ingredients that were first marketed prior to the 1938 Act. We believe that our Extendryl® and Levall® products fall within this category.

     The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because there is an argument that all prescription drugs must be the subject of an approved drug application. There are a couple of narrow exceptions. For example, both the 1938 and 1962 versions of the FDCA include grandfather provisions exempting certain drugs from the new drug requirements. The 1938 clause exempts drugs that were on the market prior to the passage of the 1938 version and contain the same representations concerning the conditions of use as they did prior to passage of the FDCA. The 1962 version exempts, in certain circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 version. The agency and the courts have interpreted these two exceptions very narrowly. As to drugs marketed over the counter, the FDA exempts products that are determined to be generally recognized as safe and effective and have been used to a material extent and for a material time.
     The FDA has adopted a risk-based enforcement policy that prioritizes enforcement of new drug requirements for unapproved drugs that pose a safety threat, lack evidence of effectiveness and prevent patients from pursuing effective therapies, and that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require other manufacturers to also file an NDA or an ANDA for that same drug in order to continue marketing it in the United States. While the FDA generally provides marketers of the unapproved versions of the competitive products a one year grace period, the agency is not statutorily required to do so. While the FDA may consider our Extendryl® and Levall® products to be unapproved drugs, it has indicated to us its intent to exercise enforcement discretion and not pursue regulatory action, unless certain conditions occur. If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of these products, we might be required to submit an NDA and/or cease marketing until the FDA grants approval to do so.
Pharmacy Compounding
     The FDA does not regulate the practice of pharmacy, but does evaluate pharmacies to determine if their compounding practice qualifies them as drug manufacturers for the purpose of food and drug laws. If the FDA considers the actions of a compounding pharmacy to be similar to those of a drug manufacturer, the FDA will take action to stop such pharmacy compounding until an NDA is approved for the marketing of such drugs.
Medical Device Regulation
     New medical devices, such as our soon to be marketed AquoralTM product, are also subject to FDA approval and extensive regulation under the FDCA. Under the FDCA, medical devices are classified into one of three classes: Class I, Class II or Class III. The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.
     Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls. These general controls include: (i) compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; (ii) facility registration and product reporting of adverse medical events listing; (iii) truthful and non-misleading labeling; and (iv) promotion of the device only for its cleared or approved intended uses. Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) pre-market notification procedure. When 510(k) clearance is sought, a sponsor must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously approved device. If the

FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require pre-market approval. On October 21, 2005, our licensor, Carilène, received clearance to market the AquoralTM product on the basis that it is substantially equivalent to predicate devices.
     Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation and distribution of all finished medical devices intended for human use.
     If the FDA finds that a manufacturer has failed to comply or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as: (i) fines, injunctions, and civil penalties; (ii) recall or seizure of products; (iii) operating restrictions, partial suspension or total shutdown of production; (iv) refusing requests for 510(k) clearance or approval of new products; (v) refusing requests for 510(k) clearance or approval of new products; (vi) withdrawing 510(k) clearance or approvals already granted; and (vii) criminal prosecution. The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.
     The FDA also administers certain controls over the export of medical devices from the United States, as international sales of medical devices that have not received FDA approval are subject to FDA export requirements. Additionally, each foreign country subjects such medical devices to its own regulatory requirements. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.
Other Regulation in the United States
     Controlled Substances Act. Some of the products in our development pipeline contain hydrocodone, a narcotic that is a “controlled substance” under the U.S. Controlled Substances Act (“CSA”). The CSA is a consolidation of numerous laws regulating the manufacture and distribution of narcotics and other substances, including stimulants, depressants and hallucinogens. The CSA is administered by the U.S. Drug Enforcement Agency (“DEA”), a division of the U.S. Department of Justice, and is intended to prevent the abuse or diversion of controlled substances into illicit channels of commerce.
     Any person or firm that manufactures, distributes, dispenses, imports or exports any controlled substance (or proposes to do so) must register with the DEA. The applicant must register for a specific business activity related to controlled substances, including manufacturing or distributing, and may engage in only the activity or activities for which it is registered. The DEA conducts periodic inspections of registered establishments that handle controlled substances. In addition, a recent law requires DEA review of labeling, promotion and risk management plans for certain controlled substances as a condition of DEA spending. Failure to comply with relevant DEA regulations, particularly as manifested in the loss or diversion of controlled substances, can result in regulatory action including civil penalties, refusal to renew necessary registrations or initiating proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. Provident and Great Southern Laboratories, which manufacture some of our products, are registered with the DEA to manufacture and distribute controlled substances.

     Some of our products also contain pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs. There are two groups of listed chemicals, List I chemicals and List II chemicals. List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting and security. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the FDCA.
     In addition to these federal statutory and regulatory obligations, there may be state and local laws and regulations relevant to the handling of controlled substances or listed chemicals.
     Health Care Coverage and Reimbursement. Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services. Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United States. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, including Medicare and Medicaid, private health care insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Examples of how limits on drug coverage and reimbursement in the United States may cause drug price sensitivity include the growth of managed care, changing Medicare reimbursement methodologies, and drug rebates and price controls. Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payors.
     Anti-Kickback Laws. In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration to induce the purchase, order or recommendation of health care products and services. These laws constrain the sales, marketing and other promotional activities of pharmaceutical companies, such as us, by limiting the kinds of financial arrangements (including sales programs) we may have with prescribers, purchasers, dispensers and users of drugs. The HHS Office of Inspector General (“OIG”) has issued compliance guidance for pharmaceutical manufacturers which, among other things, identifies manufacturer practices implicating the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and describes elements of an effective compliance program. The OIG compliance guidance is voluntary, and we have not adopted a formal compliance program modeled after the one described in the OIG guidance. Although none of our practices have been subject to challenge under any anti-kickback laws, due to the breadth of the statutory provisions of some of these laws, it is possible that some of our practices might be challenged under one or more of these laws in the future. Violations of these laws can lead to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs. Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.
     Health Information Privacy and Security. Individually identifiable health information is subject to an array of federal and state regulation. Federal rules promulgated pursuant to the Health Information Portability and Accountability Act of 1996 (“HIPAA”) regulate the use and disclosure of health information by “covered entities” (which includes individual and institutional providers from which we may receive individually identifiable health information). These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research. Failure of the covered entity to obtain such authorization (absent obtaining a waiver of the authorization requirement from an institutional review board) could subject the covered entity to civil and criminal penalties. HIPAA’s criminal provisions are not limited in their applicability to “covered persons,” but apply to any “person” that knowingly and in violation of the statute obtains or discloses individually identifiable health information. Also, where our customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements, including making our books and records available for audit and inspection by HIPAA regulators and implementing certain health information privacy and security safeguards. In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct our research and other aspects of our business. Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual. While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which our resources may be diverted in the event of an investigation or enforcement action with respect to such laws.
Foreign Regulation
     Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products. Clinical trials conducted in the European Union must comply with the EU Clinical Trials Directive.
     Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure for most products. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. Under European Commission Regulation 726/2004, the centralized authorization procedure is required for designated orphan medicinal products and all new active substances indicated for the treatment of AIDS, cancer, neurodegenerative disorders or diabetes. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national regulatory authority approval decisions. Under this procedure, the holder of a national marketing authorization granted by one member state may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.
     In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.
     For more information on this matter, please refer to the section entitled “Risk Factors—Risks Related to Our Business.”

Employees
     As of the date of this prospectus, we employed seventeen full-time personnel, six of which are engaged in sales and marketing, one in research and development, six in finance and administration and four in executive positions. We have also contracted with sixty-six commission-only sales representatives who work as independent contractors for us. None of our employees are the subject of any collective bargaining agreement with us. We believe that our relationship with our employees is good.
Facilities
     Our executive offices are located at 2029 Century Park East, Suite 1130, Los Angeles, California 90067. The approximately 2,500 square feet office is leased on a month-to-month basis at a monthly rental rate of approximately $10,000. Our administrative and sales and marketing facilities are located at 5555 Triangle Parkway, Norcross, Georgia. The approximately 6,200 square feet is leased until October 31, 2008 at a base rent of $8,749 per month, increasing annually with a rental cap of $9,560 per month. We also occupy approximately 3,900 square feet at the same location, under a sublease terminating on October 19, 2007, at a monthly rental rate of $5,049. We also lease approximately 2,490 square feet of office space in Danbury, Connecticut, which lease expires on June 30, 2008. We have subleased this space to a non-affiliate at a monthly rental rate that equals approximately 75% of our monthly obligation under the lease. We believe that our Los Angeles, California and Norcross, Georgia facilities are sufficient for our existing activities and potential growth, and that the facilities are well maintained and in good condition.
LEGAL PROCEEDINGS
     We are not a party to any material legal proceedings and we are not aware of any threatened legal proceedings that could cause a material adverse impact on our business, assets or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION
     You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus.
Overview
Background
     We are a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing and advanced in-house drug development capabilities. Our high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations.
     We are currently focused on delivering unique solutions for the respiratory, dermatology, psychiatry and gastroenterology markets. Our product portfolio consists of our Extendryl®, Levall®, Zinx™, Akurza™, Xyralid™ and Aquoral™ product lines. Our Extendryl® and Levall® families of prescription products are indicated for relief of symptoms associated with a range of acute respiratory diseases. Our Zinx™ products are indicated for relief of symptoms associated with the common cold and allergies. Additionally, we expect to compete in the $5 billion dermatology marketplace with the introduction of five newly-branded prescription dermatology products in 2007 using the trade names Akurza™ and Xyralid™. Our Aquoral™ product line, which we intend to launch in early 2007, is an FDA-cleared, prescription only treatment for xerostomia, or the condition of dry mouth. Xerostomia is a widespread condition that we believe affects approximately 25 million Americans and represents a potential marketplace opportunity that we estimate to exceed $1 billion. Lastly, our development pipeline also targets the gastrointestinal anti-inflammatory market that we believe exceeds $3 billion.
     An innovative, commission-only sales force structure allows us to retain a highly-motivated workforce at a minimal investment. By the summer of 2007, we expect to have a total of 200 sales representatives. Our Extendryl® and Levall® product lines are currently promoted by our 66-person sales team targeting allergists, pediatricians and select primary care physicians with high prescription volume. We will promote Aquoral™ to psychiatrists and rheumatologists, while Pharmelle LLC, our co-marketing partner, will promote Aquoral™ to urologists. Our new dermatology products, which we intend to introduce in early 2007, will be promoted by our sales team targeting dermatologists with high prescription volume.
     Our business strategy is to acquire rights to valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalize on untapped marketplace opportunities through brand extension and directed sales/marketing programs. Our drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. In addition, we plan to become a fully-integrated pharmaceutical company by acquiring our own manufacturing and development capabilities. Moving forward, we plan to acquire and/or in-license additional products and technologies to further grow revenues.

Revenues
     We have incurred substantial operating losses since Inception due in large part to expenditures for our research and development activities. At November 30, 2006, we had an accumulated deficit of $11,967,339 (unaudited).
Results of Operations
     The following is a numerical summary of certain of our results of operations for the two and eight months ended November 30, 2006:

	Two Months	Eight Months
	Ended	Ended
	November 30,	November 30,
	2006	2006
Net sales	$1,065,249	$3,363,587
Cost of goods sold	238,584	1,144,332

Gross profit	826,665	2,219,255
Operating expenses	1,799,619	10,061,403

Loss from operations	(972,954)	(7,842,148)
Other expenses	(618,551)	(975,138)

Net loss	$(1,591,505)	$(8,817,286)

     We incurred a net loss of $1,591,505 and $8,817,286 for the two and eight months ended November 30, 2006, respectively. This net loss represent a loss from operations of $972,954 and $7,842,148 for the two and eight months ended November 30, 2006, respectively, before other expenses of $618,551 and $975,138 during the same periods. Our net loss occurred primarily as a result of operating expenses and costs related to the start up of operations, and noncash financing expenses included in other expenses.
     We had net sales of $1,065,249 and $3,363,587 for the two and eight months ended November 30, 2006. Our management expects that sales will increase in the year ended December 31, 2007, although the rate of this increase will depend on the success of our existing product lines, as well as additional products we plan to add to our overall product mix.
     Our gross profit for the two and eight months ended November 30, 2006 was $826,665 and $2,219,255. Our gross margin was 78% during the two months ended November 30, 2006 and 66% for the eight months ended November 30, 2006. We anticipate that we will continue to experience similar levels of gross margin as we seek out manufacturers, product lines and suppliers with competitive pricing for quality products.
Critical Accounting Policies and Estimates
     There have been no material changes to our critical accounting policies and estimates since the end of our last fiscal year. For detailed information on our critical accounting policies and estimates, see our financial statements and notes thereto included elsewhere in this prospectus.
     The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States and with applicable SEC rules and regulations. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets. The discussion below is intended to be a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported in our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed above and elsewhere in this prospectus. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.
     We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified. There are other accounting policies that are significant to us. For a more detailed discussion on the application of these and our other accounting policies, please refer to the footnotes to our consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
     We recognize revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the product is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured. Revenue from sales of our products is recorded, net of allowances. According to the terms of our sales contracts, a customer may only return up to a specified maximum amount of product under certain conditions. We calculate an estimate for sales return allowances for product returns and contractual rebates based upon current economic conditions and the underlying contractual terms as product is sold. We recognize royalty revenue when it is earned.
Operating Expenses
     We have segregated our recurring operating expenses among four categories: (i) cost of goods sold, including royalties; (ii) sales, marketing and trade expenses; (iii) general and administrative expenses; and (iv) research and development. Cost of goods sold includes the direct costs associated with materials and supplies, royalties and distribution. Sales, marketing and trade expenses include salaries for sales and marketing staff, commissions, advertising and promotional expenses, samples used by the sales force, market research and travel expenses. We expect to continue to increase marketing and development efforts in the future and, as a result, expect this class of expenses to continue to increase. General and administrative expenses include salaries and benefits for our executives, business development, human resources, finance, information technology staffing and general operating expenses. General operating expenses include overall corporate expenses, such as rent, supplies, and corporate financial promotion activities. Based on our plans for future growth, we expect our general and administrative costs to increase significantly in the future. Research and development expenses include research into development of proprietary patents, development of applications for rapid-dissolve technology, partnerships with third parties in developing proprietary drug delivery technologies and development of line extensions to our Extendryl® product line. These expenses also include salaries and benefits, legal fees for patent reviews and scientific advisory board stipends attributable to such development activities. Expenses in this area are likely to increase significantly as we develop new and existing products and technologies.

Other Material Events
     We are not aware of any current or anticipated material events that are reasonably likely to have a material impact on our future operations or liquidity in the next twelve months.
Off-Balance Sheet Arrangement
     We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.
Material Commitments for Capital Expenditures
     We do not have any material commitments for capital expenditures at this time and do not anticipate any material commitments in the next twelve months.
Accounting for Stock Options and Warrants Granted to Employees and Non-Employees
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 123R, Accounting for Stock-Based Compensation. This statement supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123R. This statement does not address the accounting for employee share ownership plans, which are subject to the American Institute of Certified Public Accountants Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. We expect no changes to our financial reporting as a result of the application of the foregoing because we are already reporting and complying with the fair value method of SFAS No. 123R.
Results of Operations for the Two and Eight Months Ended November 30, 2006 and for the Two Months Ended November 30, 2005 and the Period of April 12, 2005 (Inception) Through November 30, 2005
     The following analysis and discussion pertains to our results of operations for the two months ended November 30, 2006, compared to our results of operations for the two months ended November 30, 2005, and our results of operations for the eight months ended November 30, 2006, compared to our results of operations for the period from Inception through November 30, 2005.
     Net Revenue. Our net revenues for the two months ended November 30, 2006 increased $103,000, or 11%, to $1,065,000, as compared to $962,000 for the two months ended November 30, 2005. Our net revenues for the eight months ended November 30, 2006 increased $1,650,000, or 96%, to $3,364,000 from $1,714,000 for the period from Inception through November 30, 2005. We began operation on April 12, 2005 (“Inception”) and began actively selling and promoting the Extendryl® product line during the quarter ended September 30, 2005. Our revenues for the two and eight months ended November 30, 2006 include sales from the recently acquired Levall® product line, which accounted for 33% and 35% of total revenues for their respective periods.

     Cost of Goods Sold. Cost of goods, which includes royalties, for the two and eight months ended November 30, 2006 were $239,000 and $1,144,000, as compared to $669,000 and $1,186,000 for the two months ended November 30, 2005 and from Inception through November 30, 2005. This increase in cost of goods sold was a result of the increase in our revenues for the two and eight months ended November 30, 2006.
     Gross Margins. Our gross margins were 78% for the two months ended November 30, 2006 and 66% for the eight months ended November 30, 2006, as compared to 30% and 31%, respectively, for the same periods ended November 30, 2005.
     Sales, Marketing and Trade Expenses. Sales, marketing and trade expenses for the two months ended November 30, 2006 increased $125,000 to $454,000, as compared to $329,000 for the two months ended November 30, 2005. Sales, marketing and trade expenses for the eight months ended November 30, 2006 increased $2,463,000 to $2,990,000, as compared to $526,000 for the period from Inception through November 30, 2005. We incurred only nominal salary expenses for a start-up sales staff for the period from Inception through November 30, 2005. The increase in sales, marketing and trade expenses in comparing the two periods was due primarily to the addition of sales representatives and significant increases in market research and overall sales and marketing activities, including advertising, sample distribution and promotion. Included in these expenses are $0 and $161,000 of non-cash equity instrument costs for the two and eight months ended November 30, 2006, respectively. We continue to benefit from the salary and benefit expense decreases resulting from the restructuring of the sales force in July 2006 that significantly decreased the number of salaried sales representatives and increased the deployment of independent commission sales representatives working on a straight commission basis. We plan for our sales force to grow to as many as 200 representatives in the future in order to fully support our newly acquired product lines and distribution rights, while maintaining a significantly reduced sales and marketing cost structure.
     General and Administrative Expense. General and administrative expenses increased $735,000 to $1.1 million for the two months ended November 30, 2006, as compared to $357,000 for the two months ended November 30, 2005. General and administrative expenses increased $5.3 million to $6.2 million for the eight months ended November 30, 2006, as compared to $828,000 for the period from Inception through November 30, 2005. Of the $1.1 million expense for the two months ended November 30, 2006, $435,000 of this, or 40%, was related to non-cash expenses in the form of stock warrants issued to our vendors for services rendered or to be rendered in the future and non-cash compensation expense associated with vested stock options and restricted stock grants. The balance was due primarily to increases in salary and benefit expenses for our executive, finance, information technology, human resources and administrative staff.
     Research and Development Expense. Research and development expenses increased $177,000 to $254,000 for the two months ended November 30, 2006, as compared to $77,000 for the two months ended November 30, 2005. Research and development expenses increased $618,000 to $918,000 for the eight months ended November 30, 2006, as compared to $299,000 for the period from Inception through November 30, 2005. This increase was primarily due to staff additions and our increased investment in development projects. We expect expenses in this area to continue to increase in the future as we develop new products designed to significantly increase our market share in our targeted market areas.
     Interest Expense. Interest expense increased $596,000 to $597,000 for the two months ended November 30, 2006, as compared to $1,093 for the two months ended November 30, 2005. Interest expense increased $872,000 to $878,000 for the eight months ended November 30, 2006, as compared to $6,116 for the period from Inception through November 30, 2005. The interest expense is comprised of discount amortization on notes payable that began during our fiscal quarter ended September 30, 2006. The balance of this expense is primarily related to the note payable owed to a related party and the interest incurred in financing accounts receivables with our bank.

Liquidity and Capital Resources
     The following section discusses the effects of changes in our balance sheet and cash flow on our liquidity and capital resources.
     Since Inception, we have incurred significant operating and net losses and have been unable to meet our cash flow needs with internally generated funds. Our cash requirements (primarily working capital requirements and cash for product development and licensing activities) have been satisfied through borrowings and the issuance of securities in a number of private placements. At November 30, 2006, we had cash and cash equivalents on hand of approximately $490,000, including $75,000 of restricted cash, a negative working capital position of $2.1 million and long-term product licenses payable of $750,000. Although we have taken actions to significantly reduce operating losses by reducing operating expenses and headcount, and have also reduced our royalty expenses as a result of a recent agreement with a licensee, we expect to continue to generate losses in the near term. Our present financial position raises substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. For more information on this matter, please refer to the Section entitled “Risk Factors—Risks Related to our Business,” as well as to footnote 3 to our consolidated financial statements for the interim period ended November 30, 2006.
     On a going forward basis, our primary business strategy is to continue to focus on our existing Extendryl® and Levall® product lines, and to develop the distribution rights for our Aquoral™ product line. We will need to secure additional equity or debt financing to adequately fund these strategies and to satisfy our ongoing working capital requirements. If we are unable to obtain such financing in a timely manner or on acceptable terms, we could be forced to curtail or cease operations. Even if we are able to successfully execute these strategies, there can be no assurances that we will ever attain profitability.
     Our cash and cash equivalents were $490,000, including restricted cash of $75,000, at November 30, 2006, as compared to $504,000 at March 31, 2006. Net cash used by operating activities for the eight months ended November 30, 2006 was $3,423,000. This use of cash was the result of a net loss of $8,817,000 for the eight months ended November 30, 2006, adjusted for non-cash items totaling $5,394,000 (consisting primarily of non-cash expenses for equity instruments issued for compensation and services, depreciation and amortization and net changes in current assets and liabilities), an increase in accounts receivable of $519,000, an increase in prepaid expenses of $359,000, a decrease in royalties payable of $314,000 and an increase in restricted cash of $75,000. These uses of cash were partially offset by a decrease in inventory of $33,000, a decrease in deposits of $6,000, an increase in accounts payable of $1,217,000 and an increase in accrued expenses of $340,000.
     Our cash and cash equivalents were $233,000 on November 30, 2005. Net cash used by operating activities for the period from Inception through November 30, 2005 was $1,369,000. This use of cash was the result of a net loss for the period of $1,130,837, adjusted for non-cash items, an increase in receivables of $891,000, an increase in inventory of $201,000, an increase in prepaid expenses of $216,000 and an increase in deposits of $18,000. Partially offsetting the use of cash from operations was cash generated from an increase in accounts payable of $275,000, an increase in accrued expenses of $109,000 and an increase in royalties payable of $685,000.
     Net cash used in investing activities for the eight months ended November 30, 2006 was $1,607,000. The uses of cash were for payments for product licenses of $1,500,000 and property and equipment for $107,000. Net cash used in investing activities for the period from Inception through November 30, 2005 was $200,000, which was used to purchase property and equipment.

     Net cash provided by financing activities was $4,940,000 for the eight months ended November 30, 2006 resulting from net proceeds from private stock placement offerings to qualified investors of $2,379,000, proceeds from senior secured notes of $2,312,500, proceeds from convertible secured notes of $400,000, proceeds from bank notes payable of $386,000 and proceeds from stock subscription deposits and receivables of $21,500. In the eight months ended November 30, 2006, we used $559,000 for payments of bank notes payable.
     Net cash provided by financing activities was $1,802,000 for the period from Inception through November 30, 2005. Cash provided was $1,256,000 from proceeds received from stock subscriptions as part of private placement offerings to qualified investors. An additional $646,000 in cash was provided by proceeds from bank notes, which was offset by the payment of $100,000 on a related-party loan.
     On August 4, 2006, we paid off all outstanding amounts due to Silicon Valley Bank and terminated the financing arrangement we had with them.
SFP Note
     On August 7, 2006, we executed an 8% senior secured convertible note with Sorrento Financial Partners, LLC (“SFP”), an entity owned by Philip S. Pesin, our Chief Executive Officer. The principal sum of the convertible note is $632,000 and is due on May 15, 2007. We began paying interest on the aggregate unconverted and the then-outstanding principal amount of the convertible note monthly in arrears in September 2006.
     As of November 30, 2006, the balance of the note remains $632,000. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Transactions with Related Persons—SFP Note.”
LFC Note
     On August 29, 2006, we issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million. The LFC Note was amended on September 28, 2006 and again on December 8, 2006. The LFC Note is due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million; or (ii) May 15, 2007. In lieu of interest payments, we issued a warrant exercisable for 1,500,000 fully paid and non-assessable shares of our common stock at an exercise price of $1.92. The LFC Note is secured by a first-priority perfected security interest in all of our assets. The first priority security interest provided by us contains terms that are pro-rata to the senior secured note, dated September 28, 2006, issued by us to Aquoral Finance Corp. LLC (“AFC”) and is senior in right of payment to any and all of our other indebtedness. We can prepay all or any portion of the LFC Note at any time without premium or penalty. As a condition to the foregoing transaction, we and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by us would be subordinated to amounts owed to LFC. SFP is the managing member of LFC. Mr. Pesin contributed $125,000 to LFC in exchange for his ownership interest in LFC. The remaining contributions to LFC were made by individuals who are not our affiliates.
     As of November 30, 2006, the outstanding balance under the LFC Note was $1.5 million, which balance was offset by a loan discount in the amount of $809,154. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Transactions with Related Persons—LFC Note.”
AFC Note
     On September 28, 2006, we issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note); or (ii) March 31, 2007. The AFC Note requires us to make quarterly payments to AFC commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by us (less customary deductions) of our Aquoral™ product during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity. The AFC Note is secured by a first-priority security interest in all of our assets, and is senior in right of payment to any and all of our other indebtedness, except that the AFC Note contains rights and obligations that are pro rata to the LFC Note. As additional consideration, we agreed that, concurrent with each advance made by AFC under the AFC Note, we will issue to AFC a five-year warrant to acquire one share of our common stock, at an exercise price of $1.50 per share, for each one dollar so advanced. Each warrant includes “piggyback” registration rights with respect to shares of common stock acquired upon exercise of such warrant. As of November 30, 2006, we have issued warrants to AFC to acquire up to 812,500 shares of common stock. SFP is the managing member of AFC. Our Chief Executive Officer contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not our affiliates. Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.
     As of November 30, 2006, the outstanding balance under the AFC Note was $812,500, which balance was offset by a loan discount in the amount of $448,058, resulting in a net balance of $364,442. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Transactions with Related Persons—AFC Note.”

MANAGEMENT
Directors and Executive Officers
     As of the date of this prospectus, the following table sets forth the name, age and business experience of each of our directors and executive officers.

Name	Age	Position
Philip S. Pesin	33	Chairman and Chief Executive Officer
Andrew Shales	45	Chief Operating Officer and Secretary
Charles R. Bearchell	52	Chief Financial Officer
Dayne Wagoner	41	Director
Brian Alleman	50	Director
Steve C. Glover	47	Director
     Philip S. Pesin was a founder and director of Old Auriga since Inception. Mr. Pesin was appointed Chairman of the Board in December 2005 and was named Chief Executive Officer, Chief Financial Officer and Secretary on March 29, 2006. In July 2006 and November 2006, Mr. Pesin relinquished his Secretary and Chief Financial Officer positions to Mr. Shales and Mr. Bearchell, respectively. Mr. Pesin is an attorney and certified public accountant. He is the founder of the Sorrento Financial Group, LLC, a financial services company specializing in private equity and business consulting. He is also a member of the bar associations of California and the District of Columbia, and holds a Master of Laws degree from The Georgetown University Law Center, a Juris Doctor from the University of San Diego School of Law and a Bachelor of Science in finance from The University of Arizona.
     Andrew Shales joined Old Auriga in December 2005 and was named our Chief Operating Officer in March 2006 and Secretary in July 2006. Mr. Shales has been a sales and marketing leader in the pharmaceutical industry for nearly 20 years, with extensive experience in building commercial teams, strategic and financial planning, implementation and opinion leader development. He leads our sales force and marketing initiative to establish our drug offerings nationally. From December 2003 to November 2005, Mr. Shales served as vice president of sales and marketing for Synthon Pharmaceuticals, Inc., a global development-based company specializing in ANDA and 505(b)(2) NDA drug applications. He was responsible for building the marketing and sales functions from inception as Synthon transitioned from a generics company to one marketing both generic and branded products. From May 2001 to May 2003, he was vice president of marketing at First Horizon Pharmaceutical Corporation, an acquisition-driven specialty pharmaceutical company with products in the therapeutic areas of cough and cold, women’s health, GI and cardiology. From October 1997 to May 2001 at UCB Pharma, Inc., Mr. Shales served as group product director for central nervous system products and built the CNS marketing function from inception for the launch of Keppra®, a leading medication for seizures. He also managed the Zyrtec® product, which was co-promoted by UCB Pharma and Pfizer. Earlier in his career, Mr. Shales served in a range of sales and marketing roles at companies that included Medeva Pharmaceuticals, Inc., Solvay Pharmaceuticals, Inc. and Damon Clinical Laboratories. He earned a B.A. degree in Psychology from King’s College, Wilkes-Barre, Pennsylvania.
     Charles R. Bearchell joined us as Chief Financial Officer in November 2006. Mr. Bearchell brings a wealth of finance and accounting expertise across multiple industries including medical, consumer products, aerospace and on-line services. Over his 30 years of experience, Mr. Bearchell has held management positions in both the public and private sectors. In the past year, Mr. Bearchell has served as a financial consultant to a publicly-held California company that designs, develops, markets and services rapid three-dimensional printing, prototyping and manufacturing. In his consulting function,

Mr. Bearchell was responsible for the company’s securities and accounting compliance for financial reporting, including preparing reports for filing with the Securities and Exchange Commission. From 2003 to 2005, Mr. Bearchell served as the chief financial officer for YouBet.com, Inc. (NASDAQ SmallCap: UBET), where he managed all accounting, financial and treasury functions for the publicly-held online gaming company with $60 million in revenues and 82 employees. From 2001 to 2003, Mr. Bearchell was the controller for The Plastic Surgery Company, Inc., where he managed a variety of accounting functions for the publicly-held company with $40 million in revenue. Prior to joining The Plastic Surgery Company, Inc., Mr. Bearchell was the chief financial officer for AVTEL Services, Inc., where he managed all accounting and financial operations for the privately-held, $40 million aircraft, maintenance and storage company. Mr. Bearchell also served as a Staff Accountant in the Los Angeles Branch of the Securities and Exchange Commission from 1976 to 1985. Mr. Bearchell holds a bachelor of science degree in Business Administration from California State University, Northridge and a juris doctor degree from Southwestern University Law School in Los Angeles.
     Dayne Wagoner became a director of Old Auriga in December 2005. In 1995, Mr. Wagoner founded Edge Development, Inc. and from that time to the present he has been its chief executive officer. Edge Development, Inc. is a leading contractor in the United States. Edge Development, Inc. is an Inc. 500 Corporation and an ENR Top 400 Contractor in the United States. Mr. Wagoner is a director on the board of Full Circle Industries, Inc. and is involved in various nonprofit community organizations. He currently sits on the board of directors of the Temecula Valley Chamber of Commerce and is vice chair on the board of the Boys & Girls Club of the Southwest. Mr. Wagoner holds a Bachelor of Science degree in Accounting from Arizona State University.
     Brian Alleman was named a member of our board of directors in July 2006. He is also a member of the Board’s Audit Committee and its Compensation Committee. Since August 2002, Mr. Alleman has served as a partner in the Denver office of Tatum LLC (“Tatum”), a national firm of experienced chief financial officers serving as full-time, part-time, interim, project or on-staff professionals to provide financial solutions and financial support to client companies. While at Tatum, Mr. Alleman has served as the chief financial officer to Simtek Corporation (since 2005), Spectrum Mapping (from November 2004 to May 2006) and Polar Molecular Holding Corporation (from August 2003 to August 2004). Prior to joining Tatum, Mr. Alleman worked with TCW Capital and his specific assignments included Centuri Corporation, where he was the chief operating officer from August 2000 to June 2002 and the chief financial officer from April 1993 to June 2002. Mr. Alleman holds a Bachelor of Science, Accounting, from Seton Hall University and is a certified public accountant. He is a member of the American Institute of Certified Public Accountants, the New Jersey State Society of CPA’s, the National Association of Corporate Directors and the Association for Corporate Growth.
     Steve C. Glover was named a member of our board of directors in November 2006. In 2001, Mr. Glover founded and was the chief executive officer of Triangular Health Inc., a privately-held company specializing in software and services for small medical group practices and market intelligence services. From 2003 until December 2006, Mr. Glover was employed by Andrx Therapeutics, a division of Andrx Corp. of Weston, Florida, where he held the position of senior vice president and general manager. In addition to experience with several other successful biopharmaceutical companies, Mr. Glover was the director of strategic information services at Amgen, Inc., and held key executive positions at Hoffman-Laroche, where he was responsible for significant sales increases and marketing programs for major pharmaceutical products.

Director Service and Compensation
     All of our directors hold office until the next annual meeting of our stockholders or until they resign or are removed from office in accordance with our bylaws.
     Our non-employee directors receive a directors’ fee of $2,500 per month, in addition to reimbursement for any expenses incurred by them in attending Board meetings. We have entered into indemnification agreements with each of our directors, which provides, among other things that we will indemnify each director, under certain circumstances, for defense expenses, damages, judgments, fines and settlements incurred by the director in connection with actions or proceedings to which he may be a party as a result of his position as a member of our Board, and otherwise to the full extent permitted under our bylaws and state law.
     There have been no material changes to the procedures by which security holders may recommend nominees to our Board. All executive offices are chosen by the Board and serve at the Board’s discretion.
Board Committees
     From time to time the Board appoints and empowers committees to carry out specific functions on behalf of the Board. The following describes the current committees of the Board and their members:
Audit Committee
     Our Audit Committee consists of Messrs. Alleman and Glover. Our Board has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select the independent accountants to be retained, and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related-party transactions for potential conflicts of interest. Our Board has determined that Mr. Alleman meets the SEC’s definition of an audit committee financial expert. Each of the members of the Audit Committee are “independent,” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
Compensation Committee
     Our Compensation Committee also consists of Messrs. Alleman and Glover. The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock incentive and stock option plans. Each of the members of the Compensation Committee an “independent,” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

EXECUTIVE COMPENSATION
     The following section contains information about the compensation paid to our executive officers and directors during the “last completed fiscal year” (as that phrase is used in Item 402 of Regulation S-B promulgated under the Securities Act). For purposes of this section, the “last completed fiscal year” consists of the period commencing April 1, 2006 and ending December 31, 2006. Prior to December 29, 2006, our fiscal year-end was March 31; however, on December 29, 2006, the Board resolved to amend our bylaws to provide that our fiscal year-end is December 31. Consequently, our “last completed fiscal year” is the nine month stub period ended December 31, 2006.
Summary Compensation Table
     The following table sets forth certain information about the compensation paid or accrued to the persons who served as our Chief Executive Officer during the last completed fiscal year, along with all other executive officers whose total compensation exceeded $100,000 in any of the last two fiscal years (the “named executive officers”).

Name and				Stock		All Other
Principal		Salary	Bonus	Awards (1)	Option Awards(1)	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)
Philip S. Pesin, Chief Executive Officer (2)	2006	$286,462	$232,000	$400,000	—	$8,960	$927,422

Charles R. Bearchell, Chief Financial Officer (3)	2006	$18,750	—	—	$235,160	$750	$254,660

Andrew Shales, Chief Operating Officer and Secretary (4)	2006	$148,942	—	$200,000	$388,014	$6,300	$743,256

Guy Amato, Chief Executive Officer – Employment ceased effective March 28, 2006	2006	$11,683	—	—	—	—	$11,683

(1)	Based upon the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R (revised 2004), Share-Based Payment.

(2)	Mr. Pesin was appointed our Chief Executive Officer on March 29, 2006. For more information on Mr. Pesin’s salary, see the section below entitled “Employment Agreements and Change of Control Provisions.” For the column entitled “All Other Compensation,” Mr. Pesin received $8,960 as reimbursement for relocation expenses to Los Angeles, California. Mr. Pesin’s bonus was awarded effective as of May 17, 2006. The amount of the bonus is included in that certain $632,000 convertible promissory note issued by us to Mr. Pesin on August 4, 2006. For more information on this promissory note, see the section entitled “Transactions With Related Persons—SFP Note.” Mr. Pesin was granted an award of 200,000 shares of our common stock in August 2006.

(3)	Mr. Bearchell was appointed our Chief Financial Officer effective as of November 20, 2006. For more information on Mr. Bearchell’s salary, see the section below entitled “Employment Agreements and Change of Control Provisions.” For the column entitled “All Other Compensation,” Mr. Bearchell received $750 per month as a car allowance.

(4)	Mr. Shales was appointed our Chief Operating Officer on March 29, 2006 and Secretary on July 11, 2006. For more information on Mr. Shales’ salary, see the section below entitled “Employment Agreements and Change of Control Provisions.” For the column entitled “All Other Compensation,” Mr. Shales received $8,400 per year as a car allowance. Mr. Shales was granted an award of 100,000 shares of our common stock in August 2006.

Employment Agreements and Change of Control Provisions
     On May 17, 2006, we entered into an employment agreement with Mr. Pesin to be employed as our Chief Executive Officer. The agreement replaced the prior employment agreement that we had entered into with Mr. Pesin on March 29, 2006. The agreement provides for a base salary of $360,000 annually, with incentive bonuses to be based on objective or subjective criteria established by the Board. We may terminate Mr. Pesin’s employment at any time with or without cause. If Mr. Pesin is terminated without cause, he will be entitled to severance pay equal to his base salary for a period of twelve months following his termination, plus continued health benefits for approximately twelve months following his termination. In addition, if we terminate Mr. Pesin without cause, then the vested portion of the shares subject to the warrant granted to him on March 29, 2006 shall be determined by adding twelve months to the actual length of his service with us.
     Mr. Pesin receives no benefits if he is terminated for cause. If Mr. Pesin is terminated without cause or resigns for good cause within twelve months after our change in control, then he will be entitled to severance pay equal to his base salary for a period of twelve months following his termination, plus his target bonus for the year in which the termination occurs, plus continued health benefits for approximately twelve months following his termination. In addition, if Mr. Pesin is terminated without cause or resigns for good cause within twelve months after our change in control, then all shares subject to the warrant granted to Mr. Pesin on March 29, 2006 shall vest.
     On November 8, 2006, we entered into an employment agreement with Charles R. Bearchell in connection with his appointment as our Chief Financial Officer. Under the employment agreement, Mr. Bearchell will receive an annual base salary of $195,000.00. The employment agreement also provides that Mr. Bearchell will be eligible to earn a bonus from us, with an annual target payout of thirty percent of his base salary and with a minimum annual payout of ten percent of his base salary. The minimum annual bonus will be payable by us semi-annually commencing with the first full fiscal year following Mr. Bearchell’s appointment. The actual bonus payout in excess of the minimum annual amount shall be determined based upon our achievement level against certain financial and other performance objectives. Mr. Bearchell will also be eligible to participate in our employee benefit programs (including medical, dental and other insurance programs) generally available to all of our full-time employees. The employment agreement also contains severance provisions and other covenants, but does not provide for benefits to Mr. Bearchell in the event of our change of control.
     On July 11, 2006, we entered into an employment agreement with Andrew Shales in connection with his appointment as our Chief Operating Officer (effective as of March 29, 2006) and Secretary. Pursuant to the terms of the agreement, as compensation for his service, Mr. Shales will be paid $205,000 per year, receive a car allowance of $8,400 per year and be eligible to participate in an executive incentive plan, pursuant to which Mr. Shales may become eligible to receive a target bonus of up to forty percent of his base salary. The employment agreement also provides for the grant to Mr. Shales of an option to acquire up to 250,000 shares of our common stock. The employment agreement provides that in the event that Mr. Shales is terminated for any reason other than for cause, the foregoing option, as well as all other options held by him as of the date of the employment agreement, shall automatically vest in full as of the date of such termination. The employment agreement may be terminated at any time, with or without cause, by either party, provided that in the event that Mr. Shales is terminated for any reason other than for cause, he will be entitled to receive a severance payment equal to up to six months of his then-base salary, provided he executes a general release and severance agreement. Mr. Shales’ employment agreement does not provide for benefits in the event of our change of control.

Indemnification
     Our certificate of incorporation provides that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Delaware law. Our bylaws and certificate of incorporation also provides that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with Delaware law. The rights accruing to any person under our bylaws and certificate of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or certificate of incorporation.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Outstanding Equity Awards At Fiscal Year End
     The following table generally sets forth the number of outstanding equity awards that have not been earned or vested or that have not been exercised for each named executive officer as of December 31, 2006:

	Option Awards					Stock Awards
Equity
Incentive
Plan
Awards:
	Number of		Number of			Number	Market
	Securities	Number of	Securities			of Shares	Value of
	Underlying	Securities	Underlying			of Stock	Shares of
	Unexercised	Underlying	Unexercised	Option		That Have	Stock That
	Options	Unexercised Options	Unearned	Exercise	Option	Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)
Philip S. Pesin, Chief Executive Officer (1)	—	—	—	—	—	—	—

Charles R. Bearchell, Chief Financial Officer (2)	291,667	458,333	458,333	$1.26	11/6/2016	—	—

Andrew Shales,	187,586	812,873	812,873	$0.50	3/1/2016
Chief Operating Officer and	66,697	333,486	333,486	$0.93	3/29/2016
Secretary (3)	37,500	262,500	262,500	$1.38	7/16/2016	—	—

Guy Amato, Chief Executive Officer – Employment ceased effective March 28, 2006	—	—	—	—	—	—	—

(1)	Mr. Pesin was appointed our Chief Executive Officer on March 29, 2006.

(2)	Mr. Bearchell was appointed our Chief Financial Officer effective as of November 20, 2006. Mr. Bearchell was granted a non-statutory stock option to purchase 750,000 shares of our common stock, which option vests as follows: 1/3 of the shares vest immediately and 1/36th of the shares vest in equal monthly installments, commencing one month after appointment and ending on the third anniversary of his appointment as our Chief Financial Officer. The options are exercisable at $1.26 per share.

(3)	Mr. Shales was appointed our Chief Operating Officer on March 29, 2006 and our Secretary on July 11, 2006. On each of March 7, 2006, March 28, 2006 and July 6, 2006, Mr. Shales was granted a non-statutory stock option to purchase 1,000,459, 400,184 and 300,000 shares of our common stock, respectively. The stock option shares granted on March 7, 2006 vest as follows: 12/48th of the shares vest on December 19, 2006; thereafter, 1/48th of the shares vest in equal monthly installments commencing on January 19, 2007, and ending on December 19, 2009. The stock option shares granted on March 28, 2006 vest as follows: 12/48th of the shares vest on March 29, 2007; thereafter, 1/48th of the shares vest in equal monthly installments commencing on April 29, 2007, and ending on March 29, 2010. The stock option shares granted on July 6, 2006 vest as follows: 12/48th of the shares vest on July 6, 2007; thereafter, 1/48th of the shares vest in equal monthly installments commencing on August 6, 2007, and ending on July 6, 2010. The stock option shares are exercisable at $0.50, $0.925 and $2.55 per share, respectively.
Director Compensation
     The following table sets forth information concerning the compensation of our directors during the last completed fiscal year:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards (1)	Awards (1)	Compensation	Total
Name	($)	($)	($)	($)	($)
Brian Alleman (2)(3)(4)	—	$213,500	$258,760	—	$472,260
Steve C. Glover (2)(3)	—	$13,500	$224,177	—	$237,677
Dayne Wagoner (2)(4)	$3,500	$213,500	—	—	$217,000

(1)	Based upon the aggregate grant date fair value computed in accordance with FAS No. 123R (revised 2004), Share-Based Payment.

(2)	Our directors receive $2,500 per month as Board retainer fees; however, in November 2006, each of our directors agreed to receive a grant of 15,000 shares of our common stock in lieu of six months’ of Board retainer fees. Mr. Wagoner was issued certain Board retainer fees in cash prior to November 2006.

(3)	Each of our independent directors also received a warrant to purchase 200,000 shares of our common stock upon their appointment to the Board. The warrant vests as follows: 50% of the warrant vests upon appointment to the Board, and so long as the director continues to serve on the Board, 1/24th of the warrant vests each month thereafter.

(4)	In August 2006, Messrs. Alleman and Wagoner were each issued 100,000 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by: (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock; (ii) each member of our Board; (iii) the named executive officers; and (iv) all of our current executive officers and directors as a group.
     The number of shares and the percentage of shares beneficially owned by each such person or entity, as set forth below, include shares of common stock that such person or group has the right to acquire on or within sixty days after the date of this prospectus pursuant to the exercise of warrants or the conversion of convertible securities.

	Shares Beneficially Owned (1)
	Common Stock	Percentage

Philip S. Pesin (2)	15,994,271	33.65%
Dayne Wagoner (3)	3,050,991	7.24%
Craig Collard (4)	3,814,732	9.08%
Timothy F. Curran (5)	3,201,468	7.62%
Andrew Shales (6)	451,783	1.08%
Charles R. Bearchell (7)	291,667	* %
Brian Alleman (8)	154,998	* %
Steve C. Glover (9)	127,500	* %

All Executive Officers and Directors as a Group (6 persons)	20,071,210	41.46%

*	Less than 1%
(1)	Applicable percentage of ownership is based upon 42,011,390 shares of our common stock outstanding as of January 5, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to warrants currently exercisable or exercisable within 60 days of January 5, 2007 are deemed outstanding for computing the shares and percentage ownership of the person or entity holding such warrants or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(2)	Consists of: (i) 5,005,912 shares held of record by Mr. Pesin; (ii) 500,237 shares held of record by Mr. Pesin’s spouse; (iii) 1,258,653 shares held of record by SFP, of which Mr. Pesin is the sole owner; (iv) 125,000 shares that SFP currently has the right to acquire pursuant to a warrant; (v) 455,331 shares that SFP currently has the right to acquire pursuant to that certain $632,000 convertible promissory note; (vi) 3,721,844 shares that are held of record by TSFG II, LP, of which Mr. Pesin is the general partner; (vii) 4,802,294 shares that Mr. Pesin currently has the right to acquire pursuant to a warrant; and (viii) 125,000 shares that Mr. Pesin currently has the right to acquire pursuant to a warrant. Mr. Pesin has sole voting and dispositive power over the shares that he holds of record, and Mr. Pesin shares voting and dispositive power over the shares that are held by Mrs. Pesin, SFP and TSFG II, LP. Address for this shareholder is c/o Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Transactions With Related Persons—SFP Note.”

(3)	Consists of: (i) 115,000 shares held of record by Mr. Wagoner; (ii) 150,000 shares that The Wagoner Family Trust (the “Trust”) currently has the right to acquire pursuant to a warrant; and (iii) 2,785,991 shares that are held of record by the Trust. Mr. Wagoner is the trustee of the Trust. Address for this shareholder is c/o Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092.

(4)	Includes 3,612,062 shares held by record by the Collard Family Trust of which Mr. Collard is the trustee and 168,880 shares held of record by the Craig Collard Irrevocable Trust. Address for this shareholder is 107 Trellingwood Drive, Morrisville, North Carolina 27560.

(5)	Address for this shareholder is c/o Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092.

(6)	Includes vested options and options to be vested in 60 days, to purchase 291,783 shares at prices between $0.05 and $2.25 per share. The options expire between March 7, 2016 and July 6, 2016. Address for this shareholder is c/o Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092.

(7)	Includes options to purchase 750,000 shares at $1.26 per share, of which 291,667 have vested or will vest within 60 days of January 5 2007. The options expire on November 20, 2016. Address for this shareholder is c/o Auriga Laboratories, Inc., 5555 Triangle Parkway, Suite 300, Norcross, GA 30092.

(8)	Includes 105,000 shares of our common stock and a warrant to purchase 49,998 shares of our common stock at $2.55 per share. The warrant expires on July 13, 2016. Address for this shareholder is 12861 Serenity Park Drive, Colorado Springs, Colorado 80921.

(9)	Includes a warrant to purchase 112,500 shares at $1.50 per share. The options expire on September 21, 2016. Address for this shareholder is 108 Dockside Circle, Weston, Florida 35327.

TRANSACTIONS WITH RELATED PERSONS
AFC Note
     On September 28, 2006, we issued to AFC the AFC Note. The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note); or (ii) March 31, 2007. The AFC Note requires us to make quarterly payments to AFC commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by us (less customary deductions) of our Aquoral™ product during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity. The AFC Note is secured by a first-priority security interest in all of our assets, and is senior in right of payment to any and all of our other indebtedness, except that the AFC Note contains rights and obligations that are pro rata to the LFC Note. As additional consideration, we agreed that, concurrent with each advance made by AFC under the AFC Note, we will issue to AFC a five-year warrant to acquire one share of our common stock, at an exercise price of $1.50 per share, for each one dollar so advanced. Each warrant includes “piggyback” registration rights with respect to shares of common stock acquired upon exercise of such warrant. As of November 30, 2006, we have issued warrants to AFC to acquire up to 812,500 shares of common stock. As of November 30, 2006, the outstanding balance under the AFC Note was $812,500, which was offset by a loan discount in the amount of $448,058. SFP is the managing member of AFC. Our Chief Executive Officer contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not our affiliates. Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Management’s Discussion and Analysis or Plan of Operations—Liquidity and Capital Resources.”
LFC Note
     On August 29, 2006, we issued to LFC the LFC Note in the principal amount of $1.5 million. The LFC Note was amended on September 28, 2006 and again on December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of: (i) the closing by us of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million; or (ii) May 15, 2007. In lieu of interest payments, we issued a warrant exercisable for 1,500,000 fully paid and non-assessable shares of our common stock at an exercise price of $1.92. The LFC Note is secured by a first-priority perfected security interest in all of our assets. The first priority security interest provided by us contains terms that are pro-rata to the senior secured note, dated September 28, 2006, issued by us to AFC and is senior in right of payment to any and all of our other indebtedness. We can prepay all or any portion of the LFC Note at any time without premium or penalty. As a condition to the foregoing transaction, we and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by us would be subordinated to amounts owed to LFC. As of November 30, 2006, the outstanding balance under the LFC Note was $1.5 million, which was offset by the loan discount in the amount of $809,155. SFP is the managing member of LFC. Mr. Pesin contributed $125,000 to LFC in exchange for his ownership interest in LFC. The remaining contributions to LFC were made by individuals who are not our affiliates. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Management’s Discussion and Analysis or Plan of Operations—Liquidity and Capital Resources.”

SFP Note
     On August 4, 2006, we issued to SFP a senior secured convertible note in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the SFP Note is payable monthly in arrears. Mr. Pesin is the beneficial owner of SFP. Of the SFP Note’s principal amount of $632,000: (i) $400,000 represents funds advanced by SFP to us; and (ii) $232,000 represents an accrued bonus that was owed by us to Mr. Pesin. At SFP’s option, the SFP Note is convertible, in whole or in part and at any time, into shares of our common stock. The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing: (i) the outstanding principal amount of the SFP Note to be converted; by (ii) the conversion price of $1.388. As of November 30, 2006, the outstanding balance under the SFP Note remains $632,000. For more information on this matter, please refer to the sections entitled “Risk Factors—Risks Related to Our Business” and “Management’s Discussion and Analysis or Plan of Operations—Liquidity and Capital Resources.”
SFG Services Agreement
     In July 2005, we entered into an agreement for advisory services with the Sorrento Financial Group, LLC (“SFG”), an entity owned by Mr. Pesin. During the period ended March 31, 2006, we paid $90,000 to SFG for advisory services. On April 28, 2006 under an amended and restated agreement, we paid $250,000 to SFG for its financial advice and structuring of a successful private placement funding. The amended and restated agreement with SFG expired in accordance with its terms on April 30, 2006.
Cornerstone License Agreement
     We obtained our rights to the Extendryl® product line through an exclusive license with Cornerstone on May 24, 2005, which was amended on September 6, 2006. This license gives us the exclusive worldwide right to market and sell the Extendryl® product line in consideration of a running royalty obligation based on net sales of the product line. At the time of the execution of the license agreement, Messrs. Craig Collard and Philip S. Pesin sat on the board of directors of both Cornerstone and Old Auriga. Although Mr. Pesin resigned from Cornerstone’s board of directors in January 2006, he remains a significant stockholder of Cornerstone. Mr. Collard is one of our significant stockholders. For the eight months ended November 30, 2006, we paid to Cornerstone a royalty of $239,734 based upon our net sales of the Extendryl® product line.
Keating Services Agreement
     On May 17, 2006, Multi-Link entered into a financial advisory services agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was paid $340,000 by Multi-Link for its advisory services rendered to Multi-Link in connection with its merger with Old Auriga. The principal of Keating Securities is Kevin Keating, our former President.
Director Repurchase
     On December 15, 2005, we repurchased 1,500,000 shares of our common stock held by Craig Collard, a former director, and his affiliates. The purchase price was paid in the form of a $2,225,000 unsecured subordinated promissory note (the “Collard Note”). The remaining loan principal is payable in annual installments of $600,000, $750,000 and $750,000 due January 2, 2007, January 2, 2008 and January 2, 2009, respectively. As a result of this transaction, we recorded imputed loan interest in order to realize a 7.5% effective interest rate. The remaining loan discount will be realized as interest expense based upon the outstanding principal. Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the note. Interest is payable in arrears in cash by us and included with each annual principal installment.
     On November 14, 2006, we entered into that certain royalty agreement with Mr. Collard and his affiliates (the “Royalty Agreement”) in which Mr. Collard agreed to cancel the Collard Note in exchange for the payment of royalties to Mr. Collard at the rate of four percent of net sales of our Extendryl®

product line. The Royalty Agreement also provides: (i) for minimum quarterly payments to Mr. Collard of $25,000 and a maximum annual payment to Mr. Collard of $500,000; and (ii) that if the FDA takes any action to prohibit or restrict the sale of the Extendryl® product line, and if such action results in net sales of the Extendryl® product line falling below the amount required to meet the minimum quarterly payment to Mr. Collard, then, during such time as the above conditions are in effect, we shall be obligated to continue to make the minimum quarterly payment to Mr. Collard and shall be required to annually issue to Mr. Collard that number of restricted shares of our common stock equal to $100,000. The term of the Royalty Agreement expires upon aggregate payments to Mr. Collard of $4,000,000; although either party may terminate the Royalty Agreement for cause.
     Exclusive of the Royalty Agreement, Mr. Collard is also one of our significant stockholders. For more information on Mr. Collard’s stockholdings, please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DESCRIPTION OF SECURITIES
     Our authorized capital stock currently consists of 260,000,000 shares of capital stock, par value $0.001 per share, of which 250,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock, the rights and preferences of which may be established from time to time by our Board. As of the date of this prospectus, there are 42,011,390 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. In addition, as of November 30, 2006, we have issued: (i) 7,903,486 options to purchase our common stock; (ii) 12,619,824 warrants to purchase our common stock; and (iii) promissory notes convertible into 455,331 shares of our common stock. As of November 30, 2006, no other securities are outstanding.
     The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our certificate of incorporation and its restatements, together with our corporate bylaws.
Common Stock
     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
     Our certificate of incorporation empowers the Board to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. As a result, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future.
Stock Options and Warrants
     Pursuant to the Auriga Laboratories, Inc. 2006 Stock Option Plan and the Auriga Laboratories, Inc. 2006 Equity Incentive Plan, as of November 30, 2006, we have outstanding grants of options to purchase 2,961,230 shares of our common stock, of which 291,667 are currently vested. These options are exercisable any time at prices ranging from $0.90 to $2.55 per share. As of November 30, 2006, the average fair value of the outstanding options was $1.03 per share (estimated using the Black-Scholes Option Pricing Model). These were granted to 46 of our officers, key employees, directors, consultants and former affiliates for the purpose of attracting qualified management and employees. We have also issued 1,454,125 shares of common stock pursuant to the Auriga Laboratories, Inc. 2006 Equity Incentive Plan. The total shares available for grant under the 2006 Equity Incentive Plan is 1,500,000. Awards issued under the 2006 Equity Plan may be issued to employees, non-employee directors or consultants and advisors.

     As of November 30, 2006, we had outstanding warrants to purchase an aggregate of 12,619,824 shares of our common stock, of which 12,515,415 are currently vested. These warrants have a weighted average exercise price of $1.19 per share.
Transfer Agent
     Our transfer agent is Computershare Trust Company, Inc., Denver, Colorado.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
Dismissal of Jaspers & Hall, P.C.
     Effective as of May 16, 2006, our Board approved the dismissal of Jaspers & Hall, P.C. (“J&H”) as our independent registered public accounting firm, and, effective as of May 17, 2006, our Board approved the appointment of Williams & Webster, P.S. as our independent registered public accounting firm.
     The report of J&H on the financial statements of Multi-Link as of and for the fiscal year ended September 30, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except such report did contain an explanatory paragraph related to Multi-Link’s ability to continue as a going concern.
     During the fiscal year ended September 30, 2005 and through the interim periods subsequent thereto, there were no disagreements with J&H on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of J&H would have caused J&H to make reference to such disagreement in its report on the financial statements for such year and periods. In addition, there were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.
     During the fiscal year ended September 30, 2005 and through the interim periods subsequent thereto to the date of appointment of Williams & Webster, P.S., neither we nor anyone acting on our behalf consulted with Williams & Webster, P.S. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.
Dismissal of Michael Johnson & Co., LLC
     Effective as of July 20, 2005, the Board of Multi-Link approved the dismissal of Michael Johnson & Co., LLC (“MJC”) as our independent registered public accounting firm, and, effective as of July 20, 2005, the Board of Multi-Link approved the appointment of J&H as Multi-Link’s independent registered public accounting firm.
     The report of MJC on the financial statements of Multi-Link as of and for the fiscal year ended September 30, 2004 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except such report did contain an explanatory paragraph related to Multi-Link’s ability to continue as a going concern.
     During the fiscal year ended September 30, 2004 and through the interim periods subsequent thereto, there were no disagreements with MJC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MJC would have caused MJC to make reference to such disagreement in its report on the financial statements for such year and periods. In addition, there were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.

     During the fiscal year ended September 30, 2004 and through the interim periods subsequent thereto to the date of appointment of J&H, neither we nor anyone acting on our behalf consulted with J&H with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.
EXPERTS
     Our consolidated financial statements appearing in this prospectus and registration statement have been included in reliance upon the report of Williams & Webster, P.S. appearing elsewhere herein, to the extent and for the periods set forth in such report, based upon the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Los Angeles, California.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the Shares to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the Shares to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.
     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the SEC, including our registration statement, are also available to you on the SEC’s website located at http://www.sec.gov.
     We are subject to the information and reporting requirements of the Exchange Act, and intend to file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
November 30, 2006 Financial Statements of Auriga laboratories, Inc. (Unaudited)

Consolidated Balance Sheets as of November 30, 2006 (Unaudited)	F-3
Consolidated Statement of Operations for the Two Months Ended November 30, 2006 and 2005, for the Eight Months Ended November 30, 2006, and for the Period from April 12, 2005 (Inception) to November 30, 2005 (Unaudited)
F-4
Consolidated Statements of Cash Flows for the Eight Months Ended November 30, 2006 and for the Period from April 12, 2005 (Inception) to November 30, 2005 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

March 31, 2006 Financial Statements of Auriga Laboratories, Inc.

Report of Independent Registered Public Accounting Firm	F-21
Consolidated Balance Sheet as of March 31, 2006	F-22
Consolidated Statement of Operations from April 12, 2005 (Inception) to March 31, 2006	F-23
Consolidated Statement of Stockholder’s Deficit from April 12, 2005 (Inception) to March 31, 2006	F-24
Consolidated Statement of Cash Flows from April 12, 2005 (Inception) to March 31, 2006	F-25
Notes to Consolidated Financial Statements	F-26

ARUGIA LABORATORIES, INC.
NOVEMBER 30, 2006
FINANCIAL STATEMENTS (UNAUDITED)

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED BALANCE SHEETS

	NOVEMBER 30, 2006
	(unaudited)	MARCH 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$414,442	$504,344
Accounts receivable, net	1,293,878	774,722
Inventory	415,318	214,300
Prepaid expenses	765,453	213,899

Total Current Assets	2,889,091	1,707,265

PROPERTY AND EQUIPMENT, net	337,487	311,125

OTHER ASSETS
Intangibles, net	7,746,337	92,316
Restricted cash	75,280	—
Deposits	16,775	22,724

Total Other Assets	7,838,392	115,040

TOTAL ASSETS	$11,064,970	$2,133,430

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,720,764	$504,168
Accrued expenses	552,570	281,785
Bank notes payable	62,304	234,813
Royalties payable	178,971	492,516
Product licenses payable	750,000	—
Related-party loan, current portion	—	511,751
Related-party convertible note	632,000	—
Senior secured promissory notes (net of loan discounts of $1,257,213 and $0 as of November 30, 2006 and March 31, 2006, respectively)	1,055,287	—
Deposit on stock subscriptions	—	578,627

Total Current Liabilities	4,951,896	2,603,660

LONG-TERM DEBT
Related-party loan, less current portion	—	1,414,802
Product licenses payable	750,000	—

Total Long-Term Debt	750,000	1,414,802

Total Liabilities	5,701,896	4,018,462

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY(DEFICIT)
Preferred stock: $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; 40,847,777 and 30,044,071 shares issued and outstanding as of November 30, 2006 and March 31, 2006, respectively	40,848	30,045
Additional paid-in capital	17,289,565	1,256,476
Stock subscriptions receivable	—	(21,500)
Accumulated deficit	(11,967,339)	(3,150,053)

Total Stockholders’ Equity(Deficit)	5,363,074	(1,885,032)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)	$11,064,970	$2,133,430

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	TWO MONTHS	TWO MONTHS	EIGHT MONTHS	FROM APRIL 12, 2005
	ENDED	ENDED	ENDED	(INCEPTION) TO
	NOVEMBER 30,	NOVEMBER 30,	NOVEMBER 30, 2006	NOVEMBER 30, 2005
	2006 (unaudited)	2005 (unaudited)	(unaudited)	(unaudited)
REVENUES
Products	$1,065,249	$940,471	$3,363,587	$1,692,439
Royalties from related party	—	21,619	—	21,619

Total Revenues	1,065,249	962,090	3,363,587	1,714,058

COST OF GOODS SOLD
Materials and supplies	141,467	138,672	515,196	238,614
Royalties	9,873	496,403	418,727	881,622
Distribution	87,244	34,397	210,409	65,836

Total Cost of Goods Sold	238,584	669,472	1,144,332	1,186,072

GROSS PROFIT	826,665	292,618	2,219,255	527,986

OPERATING EXPENSES
Sales, marketing and trade expenses (includes non-cash equity instrument related expenses of $0 for both the two months ended November 30, 2006 and 2005, and $226,179 for the eight months ended November 30, 2006, and $0 from Inception to November 30, 2005)	453,560	329,181	2,989,749	526,361
General and administrative expenses (includes non-cash equity instrument related expenses of $455,973 and $0 for the two months ended November 30, 2006 and 2005, respectively, and $3,713,971 for the eight months ended November 30, 2006, and $0 from Inception to November 30, 2005)	1,092,332	356,789	6,153,776	827,984
Research and development expenses	253,727	77,164	917,878	299,439

Total Operating Expenses	1,799,619	763,134	10,061,403	1,653,784

OPERATING LOSS	(972,954)	(470,516)	(7,842,148)	(1,125,798)

OTHER INCOME(EXPENSES)
Interest expense	(596,982)	(1,093)	(877,707)	(6,116)
Other income(expenses)	(21,569)	230	(97,431)	1,076

Total Other Income(Expenses)	(618,551)	(863)	(975,138)	(5,039)

LOSS BEFORE TAXES	(1,591,505)	(471,379)	(8,817,286)	(1,130,837)

INCOME TAXES	—	—	—	—

NET LOSS	$(1,591,505)	$(471,379)	$(8,817,286)	$(1,130,837)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.04)	$(0.02)	$(0.24)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	40,487,547	28,438,864	36,188,473	24,689,077

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		FROM APRIL 12, 2005
	EIGHT MONTHS ENDED	(INCEPTION) TO
	NOVEMBER 30, 2006	NOVEMBER 30, 2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,817,286)	$(1,130,837)
Adjustments to reconcile net loss to net cash flows provided(used) by operating activities:
Depreciation	181,467	18,627
Bad debt expense	364	—
Non-cash expenses for equity instruments issued for compensation and services	4,067,500	—
Amortization of notes payable discounts	816,910	—
Changes in assets and liabilities:
Restricted cash	(75,280)	—
Receivables	(519,520)	(891,495)
Inventory	32,934	(201,432)
Prepaid expenses	(359,257)	(215,704)
Deposits	5,949	(17,675)
Accounts payable	1,216,596	274,935
Accrued expenses	340,001	109,319
Royalties payable	(313,545)	685,195

Net cash used by operating activities	(3,423,167)	(1,369,067)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(106,912)	(200,261)
Payments for new product licenses	(1,500,000)	—

Net cash used by investing activities	(1,606,912)	(200,261)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from stock sales and exercise of stock options	2,378,686	1,255,593
Proceeds from stock subscriptions receivable	21,500	—
Proceeds from bank notes payable	386,039	646,357
Payments on related-party loan	—	(100,000)
Payments on bank notes payable	(558,548)	—
Proceeds from senior secured promissory notes	2,312,500	—
Proceeds from convertible secured note payable	400,000	—

Net cash provided by financing activities	4,940,177	1,801,950

Net increase(decrease) in cash	(89,902)	232,622

Cash, beginning of period	504,344	—

Cash, end of period	$414,442	$232,622

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$75,789	$6,116

NON-CASH INVESTING AND FINANCING
Assets purchased by acquisition/reorganization:
Receivables	$—	$69,015
Goodwill	—	92,316
Liabilities assumed by acquisition:
Accounts payable and accrued expenses	$—	$59,947
Related-party loan	—	100,000
Assets acquired with stock:
Inventory	$233,952	$—
Prepaid expenses	51,110	—
Intangibles	4,754,938	—

Warrants issued in connection with senior secured promissory notes	$2,013,055	$—
Accrued bonus paid with related-party convertible note	$232,000	$—
The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2006 (Unaudited)
1. Company Overview and Basis of Presentation.
Auriga Laboratories, Inc., a Delaware corporation (the “Company”), is currently focused on delivering unique solutions for the respiratory, dermatology, psychiatry and gastroenterology markets. The Company’s product portfolio consists of its Extendryl®, Levall® and Aquoral™ product lines. The Extendryl® and Levall® families of prescription products are indicated for relief of symptoms associated with a range of acute respiratory diseases. Aquoral™, which will be launched in early 2007, is an FDA-cleared, prescription-only treatment for xerostomia, or dry mouth.
The Company’s business strategy is to acquire valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalize on untapped marketplace opportunities through brand extension and directed sales/marketing programs. The Company’s drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. In addition, the Company plans to become a fully-integrated pharmaceutical company by acquiring its own manufacturing and development capabilities.
These interim consolidated financial statements have been prepared from the records of the Company without audit. In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at November 30, 2006 and the results of operations and cash flows for the eight months ended November 30, 2006 and for the period from April 12, 2005 (“Inception”) to November 30, 2005, have been made. These interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the period from Inception to March 31, 2006 contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 18, 2006 (the “Merger 8-K”). The results of operations for the eight months ended November 30, 2006 are not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year.
2. Reverse Merger.
On May 17, 2006, Auriga Laboratories, Inc., a privately-held Delaware corporation (“Auriga”) completed a merger (the “Merger”) with Multi-Link Telecommunications, Inc., a “shell” company organized under the laws of the State of Colorado (“Multi-Link”). The Merger was effected pursuant to the terms of an Agreement and Plan of Merger (“Merger Agreement”), entered into on May 4, 2006, by and among Auriga, Multi-Link, and Multi-Link Acquisition, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Multi-Link (the “Subsidiary”). Pursuant to the terms of the Merger Agreement, the Subsidiary was merged with and into Auriga, with Auriga as the surviving entity. Auriga continued its business under the name of Auriga Laboratories, Inc. as a subsidiary of Multi-Link. All references to Multi-Link or the Company also refer to Auriga, unless the context indicates otherwise.
Pursuant to the terms of the Merger, Multi-Link acquired all of the outstanding shares of Common Stock of Auriga (“Auriga Common Stock”) in exchange for shares of Series A Convertible Preferred Stock, par value $0.01 per share of Multi-Link (“Preferred Stock”). At the closing of the Merger (the “Closing”), each outstanding share of Auriga Common Stock held by the stockholders of Auriga (the “Auriga Stockholders”) was converted into the right to receive approximately 0.06 shares of Preferred Stock, or a total of 1,000,042 shares of Preferred Stock, and each outstanding option and warrant to purchase shares of Auriga Common Stock was assumed by Multi-Link and converted into an option or warrant to purchase approximately 30.01 shares of Multi-Link Common Stock (“Common Stock”) for each one share convertible into Auriga Common Stock pursuant to such option or warrant (with the exercise price being adjusted accordingly).
Pursuant to the terms of the Preferred Stock, each share of Preferred Stock was convertible into approximately 494.96 shares of Common Stock. Accordingly, immediately following the closing, the Auriga Stockholders owned 1,000,042 shares of Preferred Stock (convertible into a total of 494,977,491 shares of Common Stock). The 37,215,913 shares of Common Stock outstanding prior to the Merger remained outstanding following the Merger. As of the closing, and assuming the conversion in full of the Preferred Stock, the Auriga Stockholders owned approximately 93% of the total outstanding shares of Common Stock (or 95%, assuming exercise in full of the outstanding Auriga options and warrants that were assumed by Multi-Link in connection with the Merger), and the remaining stockholders of Multi-Link owned approximately 7% of the total outstanding shares of Common Stock (or 5%, assuming exercise in full of the outstanding Auriga options and warrants that were assumed by Multi-Link in connection with the Merger).
Pursuant to the terms of the Preferred Stock, the Preferred Stock was subject to automatic conversion into shares of Common Stock (the “Mandatory Conversion”) upon the approval by a majority of the holders of Common Stock and Preferred Stock (voting together on an as-converted-to-common-stock basis) of a 1-for-15 reverse stock split of Common Stock (the “Reverse Split”).
On July 11, 2006, the Reverse Split was effectuated, resulting in the Mandatory Conversion. Immediately following the foregoing, Multi-Link was re-domiciled in the State of Delaware, its name was changed to “Auriga Laboratories, Inc.” and its authorized shares of Common Stock and Preferred Stock were changed to 250 million shares and 10 million shares, respectively. Unless the context indicates otherwise, all share and other information included herein has been restated to give effect to the Merger, the Reverse Split, the Mandatory Conversion, the change in the Company’s authorized shares and the Company’s re-domicile to the State of Delaware.
Due to the change in control of Multi-Link as a result of the Merger, the Merger was accounted for as an acquisition of Multi-Link by Auriga and a recapitalization of Auriga. Accordingly, the consolidated financial statements of the Company subsequent to the Merger consist of the balance sheets of both companies at historical cost, the historical operations of Auriga, and the operations of both companies from the Merger date of May 17, 2006. At the time of the Merger, Multi-Link was a shell company and had no material assets, liabilities or operations.
As a result of the Merger and pursuant to the Merger Agreement, the Company’s fiscal year was changed to March 31. Multi-Link had been reporting on a fiscal year ending September 30.
The foregoing transactions are more fully described in the Merger 8-K.
3. Going Concern.
Since Inception, the Company has incurred significant operating and net losses and has been unable to meet its cash flow needs with internally generated funds. The Company’s cash requirements (primarily working capital requirements and cash for product development activities) have been satisfied through borrowings and the issuance of securities in a number of private placements. At November 30, 2006, the Company had cash and cash equivalents on hand of approximately $490,000, including $75,000 of restricted cash, a negative working capital position of $2,062,805 and long-term product licenses payable of $750,000. The present financial position of the

Company raises substantial doubt about its ability to continue as a going concern. On a going forward basis, the Company’s primary business strategy is to continue to focus on its existing Extendryl® line of products, promote and sell the newly acquired Levall® product line and the Aquoral™ product line and continue to acquire proven brand name products. The Company may need to raise additional equity or debt financing to adequately fund its strategies and to satisfy its ongoing working capital requirements if the Company continues to fall short of its cash flow needs through internally generated funds. If the Company is unable to obtain such financing in a timely manner or on acceptable terms, it could be forced to curtail or cease operations. Even if it is able to pursue these strategies, there can be no assurances that the Company will ever attain profitability.
The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
4. Summary of Significant Accounting Policies.
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and consolidated notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of these consolidated financial statements.
Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.
Fair Value of Financial Instruments
The Company’s financial instruments, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, prepaid expenses, payables, accrued expenses, royalties payable and short-term borrowings. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value.
Reclassifications
Certain reclassifications have been made to the prior year to conform to the current presentation.
Cash and Cash Equivalents
The Company considers all highly-liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.
Revenue Recognition
The Company recognizes revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the products is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured. Revenue from sales of the Company’s products is recorded, net of allowances. According to the terms of the Company’s sales contracts, a customer may only return up to a specified maximum amount of product under certain conditions. The Company calculates an estimate for sales return allowances for product returns and contractual rebates based upon current economic conditions and the underlying contractual terms as product is sold. Royalty revenue is recognized when earned.
Accounting for Stock Options and Warrants Granted to Employees and Non-Employees
In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 123R, “Accounting for Stock Based Compensation.” This statement supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123R. This statement does not address the accounting for employee share ownership plans, which are subject to the American Institute of Certified Public Accountants Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as a result of the application of the foregoing because it is already reporting and complying with the fair value method of SFAS No. 123R.
Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance has been recorded against deferred tax assets as management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.
Basic and Diluted Earnings Per Share
The Company has adopted SFAS No. 128, “Earnings Per Share.” Basic earnings per share is computed by dividing net income(loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income(loss) by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants. Diluted net loss per share is the same as basic net loss per share as of November 30, 2006 and November 30, 2005 as inclusion of the common stock equivalents would be anti-dilutive. The weighted average number of common shares outstanding for the eight months ended November 30, 2006 and from Inception to November 30, 2005 were 36,188,473 and 24,689,077, respectively.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies to other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will be required to adopt SFAS No. 157 in the third quarter of fiscal year 2008. Management is currently evaluating the requirements of SFAS No. 157 and has not yet determined the impact on the Company’s consolidated financial statements.
In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108. Due to diversity in practice among registrants, SAB No. 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company will adopt SAB No. 108 during the fourth quarter of fiscal year 2007. The Company’s management does not believe the adoption of SAB No. 108 will have a material impact on the Company’s consolidated financial statements.
In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements. FIN 48 requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The Company will be required to adopt FIN 48 in the first quarter of fiscal year 2008. The Company’s management is currently evaluating the requirements of FIN 48 and has not yet determined the impact on the Company’s consolidated financial statements.
5. Accounts Receivable.
Accounts receivable as of November 30, 2006 and March 31, 2006 were as follows:

	November 30, 2006	March 31, 2006
Accounts receivable	$1,294,095	$774,722
Less: allowance for doubtful accounts	217	—

Accounts receivable, net	$1,293,878	$774,722

Bad debt expense for the eight months ended November 30, 2006 and for the period from Inception to November 30, 2005 was $364 and $0, respectively.
6. Inventory.
Inventory as of November 30, 2006 and March 31, 2006 consisted of finished pharmaceutical products of $415,318 (net of reserves of $94,573) and $214,300, respectively.
7. Intangible Assets.
On August 31, 2006, the Company entered into a license agreement with Athlon Pharmaceuticals, Inc. (“Athlon”) in which it obtained an exclusive worldwide license for the Levall® product line. The total amount paid for the license rights was $1.5 million in cash and 2.5 million shares of restricted Company stock, which were paid at closing. The total amount paid was allocated in the amount of $5.6 million to the intangible asset and approximately $300,000 for inventory and samples received as part of the agreement. An additional $200,000 in consulting expenses related to this agreement is also included in the total amount of $5.6 million. Royalty fees will be paid beginning 45 days after the closing date, until the total royalties and closing payments equals $20 million, based on actual future product sales. For further information, please refer to “Note 16 – Commitments and Contingencies.”

The intangible asset recorded in connection with the purchase of the Levall® license rights will be amortized over a period of fifteen years and will be reviewed annually and more often as needed for impairment.
On September 6, 2006, the Company amended its license agreement with Cornerstone Biopharma, Ltd. (“Cornerstone”). The Company paid for this license amendment with 200,000 shares of Common Stock, which were valued at $1.95 per share at the time of issuance. For further information, please refer to “Note 16 – Commitments and Contingencies.”
On September 13, 2006, the Company entered into an exclusive U.S. distribution agreement with Laboratories Carilene S.A.S., a French corporation (“Carilene”), for a certain delivery device that will be marketed by the Company under the name Aquoral™. The cost of this distribution right is $1.5 million, paid over time periods beginning with the initial U.S. product launch. Initial costs of $200,000 were incurred in securing the rights to distribute this product. For further information, please refer to “Note 16 – Commitments and Contingencies.”
The intangible asset recorded in connection with the purchase of these distribution rights will be amortized over a period of fifteen years, beginning with the product launch, and will be reviewed annually and more often as needed for impairment.
Intangible assets which are not deemed to have an indefinite life are amortized on a straight-line basis over their respective useful lives. The following table reflects the components of intangible assets of the Company as of November 30, 2006:

		Accumulated
	Gross Amount	Amortization	Net Amount	Expected Life
Licensing rights/product lines	$6,054,938	$(100,917)	$5,954,021	15 years
Supply/distribution agreements	1,700,000	—	1,700,000	15 years
Goodwill	92,316	—	92,316	—

Total	$7,847,254	$(100,917)	$7,746,337	—

As of November 30, 2005, the intangible assets of the Company consisted of goodwill in the amount of $92,316.
For the two and eight months ended November 30, 2006, amortization expense related to the intangible assets of the Company was $67,598 and $100,917, respectively. Amortization is calculated on a straight-line basis over the estimated useful life of the intangible asset, and the Company estimates the annual amortization expense for each of the five succeeding fiscal years to be as follows:

Fiscal year ended March 31	Amount
2007	$228,246
2008	513,156
2009	513,156
2010	513,156
2011	513,156

8. Notes Payable.
Bank Notes Payable
On August 4, 2006, the Company terminated and repaid an asset-based line of credit (“Facility”) from Silicon Valley Bank (“SVB”) in the amount of $1,000,000. As of March 31, 2006, the Company owed $172,519 under the Facility. Advances under the Facility were subject to finance charges based on an interest rate of 1.5% to 2.00% over prime and a collateral handling fee with a minimum monthly charge of $2,500 per month.
The Company has a short-term financing facility with Wells Fargo Bank, which, as of November 30, 2006 and March 31, 2006, had outstanding balances of $62,304 and $62,294, respectively.
Related-Party Loan
On December 15, 2005, the Company repurchased 1,500,000 shares of its common stock held by Craig Collard, a former director, and his affiliates. The purchase price was paid in the form of a $2,225,000 unsecured subordinated promissory note (“the “Note”). The remaining loan principal is payable in annual installments of $600,000, $750,000 and $750,000 due January 2, 2007, January 2, 2008 and January 2, 2009, respectively. As a result of this transaction, the Company recorded imputed loan interest, “loan discount,” in order to realize a 7.5% effective interest rate. The remaining loan discount will be realized as interest expense based upon the outstanding principal. Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the Note. Interest is payable in arrears in cash by the Company and included with each annual principal installment.
On November 14, 2006, the Company entered into that certain royalty agreement with Mr. Collard and his affiliates (the “Royalty Agreement”) in which Mr. Collard agreed to cancel the Collard Note in exchange for the payment of royalties to Mr. Collard at the rate of four percent of net sales of the Company’s Extendryl® product line. The Royalty Agreement also provides: (i) for minimum quarterly payments to Mr. Collard of $25,000 and a maximum annual payment to Mr. Collard of $500,000; and (ii) that if the FDA takes any action to prohibit or restrict the sale of the Extendryl® product line, and if such action results in net sales of the Extendryl® product line falling below the amount required to meet the minimum quarterly payment to Mr. Collard, then, during such time as the above conditions are in effect, the Company shall be obligated to continue to make the minimum quarterly payment to Mr. Collard and shall be required to annually issue to Mr. Collard that number of restricted shares of its common stock equal to $100,000. The term of the Royalty Agreement expires upon aggregate payments to Mr. Collard of $4,000,000; although either party may terminate the Royalty Agreement for cause. Exclusive of the Royalty Agreement, Mr. Collard is a significant stockholder of the Company.
Related-Party Senior Secured Convertible Note
On August 4, 2006, the Company issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the SFP Note is payable monthly in arrears. The Company’s Chief Executive Officer (“CEO”) is the beneficial owner of SFP. Of the SFP Note’s principal amount of $632,000, (i) $400,000 represents funds advanced by SFP to the Company, and (ii) $232,000 represents an accrued bonus that was owed by the Company to its CEO. At SFP’s option, the SFP Note is convertible, in whole or in part and at any time after August 4, 2006 and prior to the SFP Note’s full repayment, into shares of Common Stock. The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing (i) the outstanding principal amount of the SFP Note to be converted by (ii) the conversion price of $1.388. As of November 30, 2006, the outstanding balance under the SFP Note remains $632,000.
Related-Party Senior Secured Promissory Note
On August 29, 2006, the Company issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line. The LFC Note was amended on September 28, 2006 and December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007. In lieu of interest payments, the Company issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92. In connection with this warrant, the Company recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan (please refer to Note 13). As of November 30, 2006, the Company expensed $458,195 of this loan discount as interest expense. The warrant provides LFC with “piggyback” registration rights with respect to shares of common stock acquired upon exercise of the warrant. The LFC Note also requires the Company to make quarterly payments to LFC equal to 6% of the gross sales by the Company (less customary deductions) of the Levall® product line. For further information, please refer to “Note 16 – Commitments and Contingencies.”
The LFC Note is secured by a first-priority perfected security interest in all of the Company’s assets. The first priority security provided by the Company is on a pro-rata basis and pari passu to the senior secured note entered into by the Company and Aquoral Finance Corp. LLC (“AFC”) dated September 28, 2006 and is senior in right of payment to any and all of the Company’s other indebtedness. The Company can prepay all or any portion of the LFC Note at any time without premium or penalty.
As a condition to the foregoing transaction, the Company and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by the Company would be subordinated to amounts owed to LFC.
SFP is the managing member of LFC. The Company’s CEO contributed $125,000 to LFC in exchange for his ownership interest in LFC. The remaining contributions to LFC were made by individuals who are not affiliates of the Company.
As of November 30, 2006, the outstanding balance under the LFC Note was $1.5 million which was offset by the loan discount in the amount of $809,000.
Related-Party Senior Secured Promissory Note
On September 28, 2006, the Company issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring the Company’s consent. The proceeds from the AFC Note will be used to satisfy the Company’s obligations under the distribution agreement with Carilene. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007. The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity.

The AFC Note is secured by a first-priority security interest in all of the Company’s assets and is senior in right of payment to any and all of the Company’s other indebtedness, except that the AFC Note is pari passu with the Company’s $1.5 million obligation to LFC.
As additional consideration, the Company agreed that, concurrent with each advance made by AFC under the AFC Note, it would issue to AFC a five-year warrant to acquire one share of Common Stock, at an exercise price of $1.50 per share, for each one dollar so advanced. The warrant provides AFC with “piggyback” registration rights with respect to shares of Common Stock acquired upon exercise of such warrant. As of November 30, 2006, the Company had issued warrants to acquire up to 812,500 shares of Common Stock. In connection with these warrants, the Company recorded $745,705 as a loan discount that will be amortized over the life of the loan (please refer to Note 12). As of November 30, 2006, the Company had expensed $297,647 of this loan discount as interest expense.
SFP is the managing member of AFC. The Company’s CEO contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not affiliates of the Company. Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.
As of November 30, 2006, the outstanding balance under the AFC Note was $812,500, which balance was offset by a loan discount in the amount of $448,058, resulting in a net balance of $364,442.
9. Royalties Payable.
As part of the distribution agreement entered into with Carilene, the Company agreed to pay to Carilene royalty payments of $1.5 million. These payments are listed on the Company’s balance sheet as product licenses payable, current and long-term, in the amounts of $750,000 each, respectively. The terms of the agreement call for these payments to be made as follows:
•	$250,000 upon the commercial launch of the product in the U.S.;

•	$500,000 on or before the 90th day after the commercial launch; and

•	$750,000 upon the earlier of twelve months after the commercial launch of the product or at the time the Company achieves $5,000,000 in net sales of the Aquoral™ product line.
In order to maintain exclusive rights to the Aquoral™ product line, the Company must purchase specified minimum amounts of the product. The agreement also provides for a termination of the license upon the expiration of the patent covering the technology practiced by the product.
10. Capital Stock.
Preferred Stock
The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of November 30, 2006, there were no shares of preferred stock issued or outstanding.

Common Stock
The Company is authorized to issue 250,000,000 shares of Common Stock, par value $0.001 per share. As of November 30, 2006, there were 40,847,777 shares of Common Stock issued and outstanding.
The holders of shares of Common Stock are entitled to one vote for each share.
Private Placement
In April 2006, the Company completed a private placement of Common Stock to accredited investors and received $2,734,444 in gross proceeds, less costs associated with this private placement of $289,550, of which $250,000 was paid to Sorrento Financial Group, LLC, an entity owned by the Company’s CEO, for its financial services in structuring this private placement. In connection with this private placement, the Company issued 2,957,636 shares of Common Stock.
In September 2006, the Company completed a private placement of Common Stock to accredited investors and received $1,090,000 in gross proceeds, less finders’ fees of $100,868. In connection with this private placement, the Company issued 1,090,000 shares of Common Stock and warrants to purchase 1,090,000 shares of Common Stock at an exercise price of $1.25 per share. Each warrant provides the holder with “piggyback” registration rights with respect to shares of Common Stock acquired upon exercise of such warrant.
Reverse Merger Costs
In connection with the Merger on May 17, 2006, the Company incurred $683,089 in costs that were charged against additional paid-in capital.
Treasury Stock
Pursuant to the terms of the Merger Agreement, the Company retired all shares of Common Stock held in treasury stock on May 17, 2006.
11. Equity Incentive Plan.
In August 2006, the Board of Directors of the Company (the “Board”) approved the Company’s 2006 Equity Incentive Plan, pursuant to which 1,500,000 shares of Common Stock are available to be granted thereunder. Awards issued under this plan may be issued to employees, non-employee directors or consultants and advisors. Awards may be issued or granted in the form of stock options, stock appreciation rights, restricted shares, restricted stock units and performance-based awards. The value of each award is based upon the current fair market value of the Common Stock at the time of grant. The 2006 Equity Incentive Plan expires in August 2016.
For the two and eight months ended as of November 30, 2006, the Company issued 75,000 and 1,170,125 shares, respectively, of Common Stock under the 2006 Equity Incentive Plan, recorded $101,250 and $1,824,500, respectively, for compensation and professional service expenses and capitalized $0 and $400,000, respectively, for intangibles.

12. Stock Options.
2005 Stock Option Plan (“2005 Stock Plan”)
Pursuant to the terms of the Merger Agreement, the Company assumed each outstanding option under the 2005 Stock Plan to purchase shares of pre-Merger Auriga Common Stock, which options were exercisable for approximately 30.01 shares of Common Stock, with the exercise price being adjusted accordingly.
During the eight months ended November 30, 2006, stock options granted under the 2005 Stock Plan to purchase 410,188 shares of Common Stock were issued to participants. These options are exercisable any time at prices ranging from $0.50 to $0.93 per share. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements. The options vest 12/48ths after one year of continuous service and 1/48th for each month thereafter until fully vested. For the eight months ended November 30, 2006, the average fair value of the outstanding options was $0.21 per share (estimated using the Black Scholes Option Pricing Model). The following assumptions were made to value the stock options: (i) risk-free interest rate between 4.55% and 4.60%; (ii) expected life of 10 years; and (iii) expected volatility of 39% with no dividends expected to be paid.
During the eight months ended November 30, 2006, stock options issued under the 2005 Stock Plan to purchase 677,321 shares of Common Stock were forfeited as a result of employee terminations, and stock options to purchase 15,007 shares of Common Stock were exercised. As of November 30, 2006, cumulative stock options outstanding under the 2005 Stock Plan were 4,942,256, of which 158,823 were vested. As of November 30, 2005, cumulative stock options outstanding under the 2005 Stock Plan were 970,445, of which none were vested.
For the two and eight months ended November 30, 2006, compensation expense associated with stock options that vested during the periods was $0 and $154,416, respectively.
2006 Stock Option Plan (“2006 Stock Plan”)
In July 2006, the stockholders of the Company approved the 2006 Stock Plan, pursuant to which 7,000,000 shares of the Company’s common stock are available to be granted thereunder. Options granted under the 2006 Stock Plan may be incentive stock options or nonstatutory stock options, as determined by the Board at the time of grant and subject to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended, as well as the regulations and interpretations promulgated under the 2006 Stock Plan. Nonstatutory stock options may be granted to employees and consultants. Incentive stock options may be granted only to employees. The Board may at any time offer to repurchase for a payment in cash or shares of Common Stock an option previously granted under the 2006 Stock Plan based on such terms and conditions as the Board shall establish and communicate to the optionee at the time that such offer is made. The 2006 Stock Plan shall continue in effect for a term of 10 years following its adoption by the Board, which was August 29, 2006. The 2006 Stock Plan provided that the term of each option granted thereunder shall be no more than 10 years from the date of grant or such shorter term as may be provided in the option agreement, except that, in the case of an incentive stock option granted to a person who at the time of such grant is a 10% holder of the Common Stock, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option agreement.

During the eight months ended November 30, 2006, stock options granted under the 2006 Stock Plan to purchase 2,561,230 shares of Common Stock were issued to participants. The options are exercisable any time at prices ranging from $0.90 to $2.55 per share. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements. For the eight months ended November 30, 2006, the average fair value of the outstanding options was $1.03 per share (estimated using the Black Scholes Option Pricing Model). The following assumptions were made to value the stock options: (i) risk-free interest rate between 4.88% and 5.01%; (ii) expected life of 10 years; and (iii) expected volatility of 62% with no dividends expected to be paid.
As of November 30, 2006, cumulative stock options outstanding under the 2006 Stock Plan were 2,961,230, of which 291,667 were vested.
13. Common Stock Warrants.
Pursuant to the terms of the Merger Agreement, the Company assumed each outstanding warrant to purchase shares of pre-Merger Auriga Common Stock, which warrants were exercisable for approximately 30.01 shares of Common Stock, with the exercise price being adjusted accordingly.
During the eight months ended November 30, 2006, the Company issued warrants to acquire a total of up to 9,689,777 shares of Common Stock. As of November 30, 2006, warrants to purchase up to 12,619,824 shares of Common Stock were outstanding, and warrants to purchase 12,515,415 shares of Common Stock were vested.
For the two and eight months ended November 30, 2006, compensation expense for services for warrants to purchase Common Stock using the Black Scholes Option Pricing Model was $224,242 and $1,895,490 respectively. Additionally, the Company recorded $1,840,969 in loan discount charges in connection with warrants granted to purchase 2,125,000 shares of Common Stock associated with the issuance by the Company of certain promissory notes (please refer to Note 8). The following assumptions were made to value the warrants: (i) risk-free interest rate between 4.00% and 4.71%; (ii) expected lives of 10 years; and (iii) expected volatility of 39% and 62%.
14. Related-Party Transactions.
Pursuant to an employment agreement dated March 29, 2006, during the quarter ended September 30, 2006, and as a result of the Company becoming publicly-traded, the Company’s CEO earned a bonus of $250,000 and was granted immediate acceleration of his warrant to purchase 5,002,294 shares of Common Stock.
During the eight months ended November 30, 2006, the Company paid royalties to Cornerstone associated with the amended and restated license agreement pursuant to which the Company was granted exclusive rights to market and sell the Extendryl® product line, in exchange for the payment to Cornerstone of a royalty fee (please refer to Note 16). The net royalty expense for the two and eight months ended November 30, 2006, inclusive of an $80,313 prior period adjustment, amounted to ($7,642) and $239,734, respectively. Cornerstone’s chief executive officer is a significant stockholder of the Company. For further information on other related-party transactions, please refer to “Note 8 – Notes Payable.”
15. Significant Customers (Concentrations).
During the two months ended November 30, 2006, two customers accounted for a combined total of approximately 81% of gross sales of the Company. During the two months ended November 30, 2005, two customers accounted for a combined total of approximately 93% of gross sales of the Company. No other customer accounted for more than 10% of the Company’s sales during the respective quarters.

During the eight months ended November 30, 2006, four customers accounted for a combined total of approximately 83% of gross sales of the Company. From Inception to November 30, 2005, two customers accounted for a combined total of approximately 92% of gross sales of the Company. No other customer accounted for more than 10% of the Company’s sales during the respective periods.
16. Commitments and Contingencies.
Cornerstone Sublicense Agreement
The Company was party to a license agreement (the “Prior License Agreement”) with Cornerstone dated as of May 24, 2005, as amended. Effective August 1, 2005, the Company agreed to pay Cornerstone a royalty of 30% on net sales of the Extendryl® product line up to $4,000,000, and a royalty of 8% on net sales in excess of $4,000,000. The annual maximum royalty was capped at $1,700,000.
This agreement was amended effective as of September 6, 2006, to provide for the following revised royalty payment schedule:
•	30% of net sales during the quarter ended September 30, 2006;

•	10% of net sales during the last quarter of 2006 and the first quarter of 2007;

•	8% of net sales during the second, third and fourth quarters of 2007;

•	7% of net sales during 2008; and

•	5% of net sales during 2009 and thereafter.
Athlon Pharmaceuticals, Inc. License Agreement
On August 19, 2006, the Company entered into a license agreement with Athlon which set forth the terms upon which the Company would obtain an exclusive, worldwide license (the “License”) from Athlon for the Levall® product line (the “Products”), together with an exclusive license to all of Athlon’s intellectual property related to the Products and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Products. On August 31, 2006, the parties amended and restated the license agreement to permit the Company to make, have made, sell, offer to sell, have sold, market, promote, distribute, import and otherwise transfer the Products on an exclusive, worldwide basis.
The amount paid by the Company for the License consisted of the following:
•	$1,500,000 paid at the closing; and

•	2,500,000 shares of restricted Common Stock delivered to Athlon at the closing (the “2,500,000 Shares”).
In addition, the Company is obligated to pay to Athlon royalties as follows:
•	50% of net sales of the Products up to $10,000,000 commencing 45 days after the closing date through the end of the first year following the closing date;

•	20% of net sales of the Products in excess of $10,000,000 commencing 45 days after the closing date through the end of the first year following the closing date;

•	35% of net sales of the Products for the second year following the closing date;

•	25% of net sales of the Products for the third year following the closing date;

•	8% of net sales of the Products for each year following the third year after the closing date until such time as the amounts paid by the Company (including the 2,500,000 Shares) total $20,000,000 (the “Royalty Payment Ceiling”); and

•	1% of net sales of the Products for each year after achievement by the Company of payments equaling the Royalty Payment Ceiling.
For purposes of calculating the value of the 2,500,000 Shares, the parties have agreed that the per share price shall equal the closing bid price of the Common Stock on the earlier of (i) the earliest date after a registration statement covering the resale of such shares is declared effective by the SEC, or the date at which the Company’s twenty (20)-day average daily trading volume of the Common Stock is equal to or greater than 15,000 shares per day, or (ii) the earliest date on which the 2,500,000 Shares can be sold under Rule 144(k), or the date at which the Company’s twenty (20)-day average daily trading volume of the Common Stock is equal to or greater than 15,000 shares per day.
The future amounts payable by the Company (i) are subject to reduction in the event that a proceeding commenced by the U.S. Food and Drug Administration against any Product impairs net sales and (ii) are subject to a 50% reduction, without a reduction of the Royalty Payment Ceiling, in the event that the thirty (30)-day average closing price of the Common Stock following the registration with the SEC of the 2,500,000 Shares is equal to or greater than $5.00 per share and the 30-day average daily trading volume of the Common Stock is equal to or greater than 75,000 shares per day.
Carilene Distribution Agreement
On September 13, 2006, the Company and Carilene entered into a distribution agreement that provides the Company with an exclusive license to market, sell, distribute, sublicense, exploit and market, Aquoral™, an oral artificial saliva product, throughout the United States. Carilene has agreed to supply the Company with all of its requirements for the product, and the Company has agreed to buy inventory exclusively from Carilene.
The amount to be paid by the Company for the distribution rights consisted of the following:
•	$250,000 payable upon commercial launch of the product in the U.S.;

•	$500,000 payable 90 days following commercial launch of the product; and

•	$750,000 payable in cash or Common Stock, as determined in the sole discretion of Carilene, upon the earlier of twelve months after the launch of the product or at the time that the Company generates total net sales of $5.0 million.
In addition, the Company is obligated for royalty payments of 5% of net sales by the Company of the Aquoral™ product line.
In order to maintain exclusive rights to the Aquoral™ product line, the Company must purchase specified minimum amounts of the product. The agreement provides for a termination of the license upon the expiration of the patent covering the technology practiced by the product.

AURIGA LABORATORIES, INC.
MARCH 31, 2006
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have audited the accompanying balance sheet of Auriga Laboratories, Inc. as of March 31, 2006, and the related statements of operations, stockholders’ deficit and cash flows for the period from April 12, 2005 (inception) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auriga Laboratories, Inc. as of March 31, 2006 and the results of its operations, stockholders’ deficit and its cash flows for the period from April 12, 2005 (inception) to March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ Williams & Webster P.S.
Certified Public Accountants
Spokane, Washington
April 27, 2006

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED BALANCE SHEET
MARCH 31, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$504,344
Accounts receivable, net	774,722
Inventory	308,708
Prepaid expenses	119,491

Total Current Assets	1,707,265

PROPERTY AND EQUIPMENT, net	311,125

OTHER ASSETS
Goodwill	92,316
Deposits	22,724

Total Other Assets	115,040

TOTAL ASSETS	$2,133,430

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$504,168
Accrued expenses	281,785
Bank notes payable	234,813
Royalties payable	492,516
Related-party loan, current portion	511,751
Deposit on stock subscriptions	578,627

Total Current Liabilities	2,603,660

LONG-TERM DEBT
Related-party loan, less current portion	1,414,802

Total Long-Term Debt	1,414,802

Total Liabilities	4,018,462

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 50,000,000 shares authorized; 18,762,912 shares Issued and 15,012,912 outstanding	1,876
Additional paid-in capital	3,355,200
Stock subscriptions receivable	(21,500)
Treasury stock, 3,750,000 shares purchased, at cost	(2,070,555)
Accumulated deficit	(3,150,053)

Total Stockholders’ Deficit	(1,885,032)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,133,430

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED STATEMENT OF OPERATIONS
FROM APRIL 12, 2005 (DATE OF INCEPTION) TO MARCH 31, 2006

REVENUES
Products	$6,575,254
Royalties from related-party	21,619

Total Revenues	6,596,873

COST OF GOODS SOLD
Materials and supplies	1,048,357
Royalties	1,443,679
Other cost of sales	134,452

Total Cost of Goods Sold	2,626,488

GROSS PROFIT	3,970,385

GENERAL AND ADMINISTRATIVE EXPENSES
Marketing and advertising	867,244
Legal and professional fees	735,805
Consulting	317,351
Labor and benefits	2,060,208
Travel	414,968
Other general and administrative expenses	576,640
Non-cash professional fees	92,116

Total General and Administrative Expenses	5,064,332

OPERATING LOSS	(1,093,947)

OTHER INCOME(EXPENSES)
Interest income	1,778
Interest expense	(71,292)
Non-cash financing expense	(1,986,592)

Total Other Income(Expenses)	(2,056,106)

NET LOSS	$(3,150,053)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.24)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	12,975,107

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM APRIL 12, 2005 (DATE OF INCEPTION) TO MARCH 31, 2006

	Common Stock				Treasury Stock		Accumulated Deficit
			Additional	Stock
	Number		Paid-in	Subscriptions	Number
	of Shares	Amount	Capital	Receivable	of Shares	Amount	Amount	Total
Stock issued in connection with the Company’s reorganization	11,156,624	$1,115	—	—	—	—	—	$1,115

Stock issued in exchange for royalty rights at $0.0001 per common share	1,600,000	160	—	—	—	—	—	160

Stock issued to member of the board of directors at $0.01 per common share	150,000	15	1,485	(1,500)	—	—	—	—

Stock issued in connection with legal counsel at $0.01 per common share	150,000	15	1,485	—	—	—	—	1,500

Stock issued in connection with employment	2,250,000	225	22,275	—	—	—	—	22,500

Stock issued for cash at $1.00 per share, net of offering costs	1,456,288	146	1,231,447	—	—	—	—	1,231,593

Warrant exercised for services and stock subscription at $1.00 per common share	2,000,000	200	2,098,508	(20,000)	—	—	—	2,078,708

Stock repurchased at $1.37	—	—	—	—	1,500,000	$(2,048,055)	—	(2,048,055)

Stock repurchased in connection with employment agreements at par value	—	—	—	—	2,250,000	(22,500)	—	(22,500)

Net loss for the year ended	—	—	—	—	—	—	(3,150,053)	(3,150,053)

Balance, March 31, 2006	18,762,912	$1,876	$3,355,200	$(21,500)	$3,750,000	$(2,070,555)	$(3,150,053)	$(1,885,032)

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
(F/K/A MULTI-LINK TELECOMMUNICATIONS, INC.)
CONSOLIDATED STATEMENT OF CASH FLOWS
FROM APRIL 12, 2005 (DATE OF INCEPTION) TO MARCH 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,150,053)
Adjustments to reconcile net loss to net cash flows provided (used) by operating activities:
Depreciation	42,147
Non-cash expenses	2,078,708
Amortization of note payable discount	28,498
Changes in assets and liabilities
Receivables	(705,707)
Inventory	(308,708)
Prepaid expenses	(119,491)
Deposits	(22,724)
Accounts payable	453,497
Accrued expenses	272,509
Royalties payable	492,516

Net cash used by operating activities	(938,808)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(353,272)

Net cash used by investing activities	(353,272)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from stock sales	1,255,484
Net proceeds on bank notes payable	234,813
Payments on related-party loans	(250,000)
Proceeds from deposits on stock subscriptions	578,627
Repurchase of treasury stock	(22,500)

Net cash provided by financing activities	1,796,424

Net increase in cash	504,344

Cash, beginning of period	—

Cash, end of period	$504,344

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$42,794

NON-CASH INVESTING AND FINANCING:
Stock repurchased in exchange for note payable	$2,250,000
Warrant exercised for stock	20,000
Stock issued to member of board of directors	1,500
Assets purchased by acquisition/reorganization:
Receivables	69,015
Goodwill	92,316
Liabilities assumed by acquisition:
Accounts payable and accrued expenses	59,947
Related-party loan	100,000
The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
1. Business Organization.
Auriga Laboratories, Inc. (“Auriga”) was formed as a Delaware corporation in April 12, 2005 as part of a reorganization transaction involving several companies owned by the founders and is authorized to issue 50,000,000 shares of $0.0001 par value common stock. In April 2005, all of the stock of Tryon Labs, Inc. (a Delaware corporation) and Auriga Pharmaceuticals, LLC (a Delaware limited liability corporation) was contributed to Auriga in exchange for stock in Auriga. As part of the reorganization transaction, Tryon Labs, Inc. changed its name to Auriga Development, Inc. and operates as a wholly-owned subsidiary engaged in drug development. Auriga Pharmaceuticals, LLC also became a wholly-owned subsidiary of Auriga, and is engaged in the sales and marketing of Company products.
Auriga Laboratories, Inc. and subsidiaries (hereinafter, “the Company”) is a pharmaceutical company organized to develop pharmaceutical products using patented delivery technologies in niche markets while marketing and selling prescription pharmaceutical products.
On March 30, 2006, Auriga entered into a letter of intent with Multi-Link Telecommunications, Inc. (“Multi-Link”), a Colorado corporation, whereby Multi-Link would acquire the Company. Multi-Link is currently a public “shell” company with nominal assets whose sole business has been to identify, evaluate and investigate various companies for the purpose of acquiring a company with an operating business with the intent of continuing the acquired company’s business as a publicly held company.
Under the transactions contemplated under the letter of intent, Multi-Link would issue restricted shares of its convertible preferred stock, the designations, rights and preferences of which will be established by Multi-Link’s board of directors prior to closing (“Series A Preferred Shares”), to the holders of the Company’s outstanding equity securities including any securities sold and issued to accredited investors participating in the Company’s limited offering pursuant to its private placement memorandum (collectively, the “Auriga Stockholders”). The closing of the proposed acquisition would be subject to the Company’s completion of a private placement of its equity securities to certain accredited investors of not less than $750,000 (“Offering”).
The Series A Preferred Shares that would be issued to the Company’s Stockholders together with any options, warrants and other convertible securities of the Company assumed by Multi-Link in connection with the acquisition of the Company would, in the aggregate, represent no less than 95% of the issued and outstanding shares of common stock of Multi-Link on a fully diluted and as-converted basis following the acquisition of the Company. In exchange for the Series A Preferred Shares that would be issued to the Company’s Stockholders, such Auriga Stockholders would transfer to Multi-Link or a newly-founded wholly-owned subsidiary of Multi-Link, 100% of the outstanding capital stock of the Company. As a result, the Company would become a wholly-owned subsidiary of Multi-Link following the acquisition. At the close of the acquisition, it is contemplated that a new board of directors would be designated by the Company. The current stockholders of Multi-Link are expected to own no more than approximately 5% of the issued and outstanding common stock of Multi-Link after completion of the acquisition of the Company and the Offering, calculated on a fully diluted and as-converted basis.
The completion of the acquisition is subject to certain conditions to closing, including but not limited to, the negotiation and execution of a definitive acquisition agreement, the delivery of audited financial statements of the Company prepared in accordance with generally accepted accounting principles in the United States of America, the approval by the Company’s board and stockholders and Multi-Link’s board.

The Company anticipates that the acquisition agreement would also provide that Multi-Link take the following corporate actions (“Actions”) promptly following the closing of the acquisition: (a) change the company name to a name selected by Auriga; and (b) increase Multi-Link’s authorized number of shares of common stock and a reverse stock split of Multi-Link’s common stock, on such terms as mutually agreed to by the parties, to permit Multi-Link to issue the additional shares of its common stock to be issued upon the conversion of the Series A Preferred Shares and to allow Multi-Link to have additional shares of authorized and unissued common stock for other corporate purposes. The Series A Preferred Shares will automatically convert without further action of the holder thereof into shares of Multi-Link’s common stock upon stockholder approval of the Actions and compliance with the waiting periods under applicable securities laws.
Subject to the satisfaction of the above conditions and other customary conditions, the acquisition is presently expected to close on or about May 15, 2006. However, there can be no assurances that the acquisition or the Offering will be completed on the timeline anticipated or at all.
In connection with the above transaction, Multi-Link filed a Form 8-K with the Securities and Exchange Commission on March 30, 2006.
2. Summary of Significant Accounting Policies.
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.
Basis of Accounting
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company has a March 31 year-end. References to “fiscal 2006” are for the period April 12, 2005 to March 31, 2006.
Principles of Consolidation
The accompanying consolidated financial statements include all accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments
The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, prepaid expenses, payables, accrued expenses, royalties payable and short-term borrowings. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at March 31, 2006.
Cash and Cash Equivalents
The Company considers all highly liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.
Accounts Receivable
The Company carries its accounts receivable at net realizable value. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based upon the aging of accounts receivable over 180 days and current credit conditions. As of March 31, 2006, none of the Company’s accounts receivable accounts were over 180 days. The Company’s policy is not to accrue interest on trade receivables. The Company has recorded a $56,836 allowance for doubtful accounts as of March 31, 2006.
Inventory
The Company maintains an inventory of pharmaceutical products and samples. Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. As of March 31, 2006, the Company’s inventory consisted of the following:

Pharmaceutical products	$214,300
Pharmaceutical samples	94,408
Total	$308,708
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. See Note 3.
Long-Lived Assets
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has long-term assets consisting of $22,724 relating to rent deposits.
Goodwill and Other Intangible Assets
Under the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), all business combinations are accounted for using the purchase method and goodwill and intangible assets with indefinite useful lives are not amortized but instead are tested for impairment annually, or more frequently, if facts and circumstances indicate such assets may be impaired. The only intangible asset the Company classifies as indefinite lives is goodwill. SFAS No. 142 requires testing of intangible assets with indefinite lives and goodwill for impairment at least annually. The Company has performed its annual test and has determined no impairment adjustment is required.
Compensated Absences
Employees of the Company are entitled to paid vacation, paid sick days and personal days off depending on job classification, length of service and other factors. The Company has a policy of providing for earned but unused vacation and a provision has been recorded in the accompanying financial statements as of March 31, 2006 in the amount of $22,472.
Revenue Recognition
The Company recognizes revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the products is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured.
Revenue from sales of the Company’s products is recorded, net of allowances. According to the teens of sales contracts, a customer may return product up to a maximum amount and under certain conditions. Allowances are calculated based upon current economic conditions and the underlying contractual terms. Royalty revenue is recognized when earned.
The Company records a sales return allowance for product returns and contractual rebates as product is sold. At March 31, 2006, the balance in the allowance account was $76,837.
Treasury Stock
The Company may from time to time reacquire common stock based on agreements to repurchase such stock in certain instances. The Company may dispose of such treasury shares for such consideration as may be determined from time to time by the board of directors. When the Company reacquires common stock by issuing a note, the Company records the securities as treasury stock. Treasury stock is considered cancelled when the related note is paid off.
Cost of Sales
Cost of sales consists of the purchase price of materials and supplies, freight, royalties and other direct costs associated with distribution.
Research and Development
Research and development expenses are charged to operations as incurred. The Company’s research and development expenses for the period ended March 31, 2006 were $91,130.
Advertising and Marketing
Advertising and marketing costs are charged to operations in the period incurred. The Company’s advertising and marketing expenses for the period ended March 31, 2006 were $867,244.

Accounting for Stock Options and Warrants Granted to Employees and Non-Employees
In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as it is already reporting and complying with the fair value method of SFAS No. 123.
Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (hereinafter “SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance has been recorded against deferred tax assets as management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. See Note 6.
Basic and Diluted Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards Statement No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income (loss) by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants. Diluted net loss per share is the same as basic net loss per share at March 31, 2006 as inclusion of the common stock equivalents would be antidilutive. The Company has a total of 5,385,400 shares at March 31, 2006 that would be issued if all options and warrants were exercised. The fair market value of all granted options and warrants is $5,836,782.
Recent Accounting Pronouncements
In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations.
In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations.
In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on its consolidated financial position, results of operations, or cash flows.
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.
In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs- an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges....” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. There has been no financial impact to its financial statements from the Company’s adoption of this statement for its fiscal period ended March 31, 2006.
3. Property and Equipment.
Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. The following is a summary of property, equipment and accumulated depreciation at March 31, 2006:

Computer equipment and software	$177,279
Furniture and fixtures	79,840
Leasehold improvements	63,596

320,715
Less: Accumulated depreciation	(42,147)
Add: Assets under construction	$32,557

Total	$311,125

Depreciation expense for the period ended March 31, 2006 was $42,147. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

4. Goodwill.
In April 2005, the Company acquired all the stock of Tryon Labs, Inc. and Auriga Pharmaceuticals, LLC in an exchange for stock in the Company. No cash consideration was paid. For the period ended March 31, 2006, the Company recorded $92,316 in goodwill associated with initial Company reorganization.
5. Notes Payable.
Bank Notes Payable
In November 2005, the Company obtained an asset-based line of credit from Silicon Valley Bank (“SVB”) in the amount of $1,000,000. As of March 31, 2006, the amount of credit extended by SVB and owed by the Company was $172,519. The agreement with SVB provides for advances of up to $1,000,000 against the Company’s current invoiced trade receivables. The loan agreement was entered into on November 22, 2005 and runs for a period of 364 days. Advances under the loan agreement are subject to finance charges based on an interest rate of 1.5% to 2.00% over prime and a collateral handling fee with a minimum monthly charge of $2,500 per month.
The advances are subject to repayment normally when payment is received but are also subject to automatic repayment if the loan covenants are no longer maintained by the Company.
In addition, the Company has a short-term financing facility with Wells Fargo, which as of March 31, 2006 was $62,294. This financing arrangement was personally guaranteed by the Company’s chairman. The interest rate is variable and during the fiscal year varied from 10.0% to 12.25%.
Related-Party Loan
On December 15, 2005, the Company repurchased 1,500,000 shares of outstanding common stock of the Company from several selling stockholders in connection with the resignation of one of the Company directors. The adjusted aggregate purchase price for the shares was $2,048,055 plus imputed interested of $201,945. In conjunction with the stock purchase agreement, the Company entered into an unsecured subordinated promissory note (the “Note”) with the selling shareholders. The $2,250,000 principal is payable in annual installments with $150,000 having been paid on January 2, 2006 (“installment date”). Associated with this transaction, the Company recorded $201,945 in imputed loan interest “loan discount” in order to realize a 7.5% effective interest rate. This loan discount will be realized as interest expense based upon the outstanding principal. The remaining balance will be paid in the first, second, and third anniversaries of the installment date in amounts of $600,000, $750,000 and $750,000, respectively. Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the Note. Interest is to be paid in arrears in cash by the Company on each anniversary of the installment date.

6. Income Taxes.
The following is a reconciliation of income tax computed at March 31, 2006:

Net loss per books	$(3,150,000)
Nondeductible expenses	22,000
Non-cash compensation (Warrants)	2,078,000
Depreciation & amortization	(14,000)

Net tax loss	(1,064,000)
Statutory federal tax rate	34.00%

Federal income tax benefit	$362,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Deferred Taxes
Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards.
The significant components of net deferred income tax assets are:

	March 31,	Statutory
	2006	Tax Rate
Federal net operating loss carryforward	$362,000	(34.00)%
State net operating loss carryforward	63,800	(6.00)%
Deferred tax liabilities — Excess tax depreciation and amortization	(4,800)	1.00%

Deferred tax assets before valuation	421,000	(39.00)%
Valuation allowance	$(421,000)	39.00%

Statement of Financial Accounting Standards No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets.
At March 31, 2006, the Company had net operating loss carryforwards of approximately $1,063,000 to reduce United States federal taxable income in future years. This carryforward will expire in the year 2026.
7. Deposit On Stock Subscriptions.
In March 2006, the Company commenced a second private placement to sell up to 2,000,000 of its common stock at $1.85 per share. At March 31, 2006, the Company had received subscriptions for the purchase of 317,636 shares for an aggregate of $578,627 from two investors. Since the stock had not been issued as of March 31, 2006, the Company has recorded this subscription as a deposit on stock subscriptions.

The Company currently anticipates that the transactions contemplated by a private placement memorandum (“PPM”) will close by April 30, 2006, but no assurances can be provided that the transaction contemplated by the PPM will close by then or at all. See Note 15.
8. Capital Stock.
Common Stock
The Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share. The Company is not authorized to issue preferred stock under its certificate of incorporation. As of March 31, 2006, there are 18,762,912 shares of common stock issued, consisting of 3,750,000 shares of treasury stock, as detailed in Note 9, and 15,012,912 shares of common stock outstanding. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. The common stockholders have contractual preemptive rights to subscribe for additional shares in the event the Company proposes to sell and issues shares of its common stock in a transaction other than: (i) shares issued pursuant to any employee equity plan as determined by the Company’s board of directors, (ii) any securities of the Company that are issued as a dividend on the common stock, or upon any subdivision or split-up of the outstanding shares of common stock, (iii) any securities issued in connection with an acquisition by the Company, or (iv) any securities issued in connection with an underwritten public offering of common stock, resulting in gross proceeds to the Company of at least five million dollars. The Company has asked the common stockholders to: (i) waive this right with respect to past sales and issuances and the Company’s currently proposed limited offering pursuant to a private placement memorandum, and (ii) amend its prior agreements with the Company to eliminate this preemptive right. The common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by the Company’s board of directors out of funds legally available. The Company has not paid any dividends since its inception and has no stated intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of the Company’s board of directors and would depend on, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions.
As part of the reorganization in April 2005, the Company issued 11,146,624 shares of common stock in exchange for all of the outstanding stock of Tryon Labs, Inc. and the reorganization associated with Auriga Pharmaceuticals, LLC. In addition, the Company issued 10,000 shares of common stock to its chairman in connection with the Company’s formation.
In April 2005, the Company issued 1,600,000 shares of common stock in exchange for royalty rights in and to the Company’s Extendryl products then owned by the owner of Champion Pharmaceuticals, Inc.
In August 2005, the Company completed a private placement of its common stock at an average price per common share of $1.00. Pursuant to this private placement, the Company issued 1,456,288 common shares and received approximately $1,231,593, net of offering costs of $224,695.
During the period ended March 31, 2006, several stock transactions took place, all subject to the right of repurchase. The Company issued 2,250,000 shares of common stock at a price of $0.01 per share associated with the employment of former officers, 150,000 shares of common stock at a price of $0.01 per share to a member of the board of directors in conjunction with his director agreement, and 150,000 shares of common stock at a price of $0.01 per share to the Company’s outside corporate counsel.

9. Treasury Stock.
On December 15, 2005, the Company repurchased 1,500,000 shares of its outstanding common stock from several selling stockholders in connection with the resignation of a member of the Company’s board of directors. The adjusted aggregate purchase price for the shares was $2,048,055. In March 2006, the Company exercised its right to repurchase 2,250,000 shares of outstanding common stock of the Company for $22,500 from certain former officers in connection with the teens and provision of those parties’ stock purchase agreements.
10. Stock Options.
2005 Stock Plan
In June 2005, the Company’s board of directors approved the 2005 Stock Option Plan (“2005 Stock Plan”) in which 5,000,000 shares of common stock are available to be issued under the plan. The 2005 Stock Plan is intended to permit the grant of common stock options to certain company employees, service providers, and non-employee members of the board of directors. As of March 31, 2006, the Company had 2,224,000 options available for grant under the 2005 Stock Plan and 2,776,000 options granted but not yet vested.
All options granted under the 2005 Stock Plan will qualify as incentive stock options if the 2005 Stock Plan is approved by stockholders by June, 2006. In the event that the Company’s stockholders do not approve the plan, all options that may have been granted and that were intended to qualify as incentive stock options automatically convert into non-statutory stock options.
All awards granted under the 2005 Stock Plan are governed by separate written agreements between the Company and the participants and regulated by the laws of the State of Delaware.
During the period ended March 31, 2006, the Company granted stock options to purchase a total of 2,776,000 shares of common stock to its participants. The options are exercisable at prices ranging from $0.85 to $1.85 per share but are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements The options vest 12/48ths after one year of continuous service and 1/48th for each month thereafter until fully vested. The average fair value of the options of $1.12 each was estimated using the Black Scholes Option model. The following assumptions were made to value the stock options: risk free interest rate of 4%; expected life of 10 years; and expected volatility of 39% with no dividends expected to be paid.
The following is a summary of the Company’s equity compensation plans:

		Weighted-
		average exercise	Number of securities
	Number of securities to	price of	remaining available for
	be issued upon exercise	outstanding	future issuance under
Plan	of outstanding options	options	equity compensation plans
2005 Stock Plan	2,776,000	$1.20	2,224,000
Total	2,776,000		2,224,000

Following is a summary of the status of the options outstanding during the period ended March 31, 2006:

		Weighted
	Number of Shares	Average Exercise
	Under Options	Price
Granted	2,776,000	$1.20
Exercised	—	—
Forfeited	—	—
Options outstanding at March 31, 2006	2,776,000	$1.20

Weighted average fair value of options granted at March 31, 2006	—	$1.12

Total compensation costs related to non-vested stock options as of March 31, 2006	—	$3,117,221

Weighted average period of non-vested stock options as of March 31, 2006	—	3.75

Summarized information about stock options outstanding at March 31, 2006 is as follows:

		Outstanding Options
	Number of Shares	Weighted Average	Weighted Average
Exercise Price	Under Options	Remaining Life	Exercise Price
$0.85	485,000	9.27	$0.85
$1.00	1,536,000	9.92	1.00
$1.85	755,000	10.00	1.85

	2,776,000		$1.20

11. Common Stock Warrants.
During the period ended March 31, 2006, the Company issued a total of 109,400 warrants to consultants for services and $92,116 was recognized as non-cash professional fees. These warrants are exercisable from $0.85-$2.50 per share and expire from June 2015 — February 2016.
Also during the period ended March 31, 2006, the Company issued a warrant enabling the holder to purchase 2,000,000 shares of common stock at $0.01 to its chairman in exchange for his agreement to personally guarantee up to $5,000,000 of debt. This warrant was exercised during the period ended March 31, 2006 and $1,986,592 was recognized as a non-cash financing expense. Additionally, the Company issued 2,500,000 warrants to its chairman enabling the purchase of common stock at an exercise price of $1.85 in connection with his employment agreement as chief executive officer. This warrant expires March 2016 and vests 12/48ths after one year of service, then 1/48`x’ for each month thereafter. The warrant becomes fully vested and exercisable upon the Company consummating a public offering of its equity securities or a merger or other reorganization with a corporation, or such corporation’s subsidiary, that is subject to the periodic reporting requirements of Section 13 of the Exchange Act or Section 15(d) of the Securities Act. This warrant remains outstanding at March 31, 2006 and has an average fair value of $1.05 for each share purchasable as calculated using the Black Scholes Option model.
The charge for common stock warrants for the current period using the Black Scholes Option model was $2,078,708. The following assumptions were made to value the warrants: risk free interest rate of 4%, expected lives of 10 years; and expected volatility of 39% with no payment of dividends.

There are 2,609,400 warrants outstanding at March 31, 2006, of which none have vested.
12. Related-Party Transactions.
The licensing agreement with Fleming and Company Pharmaceuticals (“Fleming”) for the Extendryl line of products is between Cornerstone BioPharma, Ltd. (“Cornerstone”) and the Company and is referred to as the Fleming license agreement. Additionally, the sublicensing agreement with Cornerstone for the Extendryl line of products is between Cornerstone and the Company and is referred to as the Cornerstone sublicense agreement. See Note 14 for further information. During the period ended March 31, 2006, Messrs. Craig Collard and Philip Pesin, the Company’s chairman, sat on the board of directors of both Cornerstone and the Company. Although Mr. Pesin resigned from the Cornerstone’s board in January 2006, he remains a significant stockholder of Cornerstone.
As a result of the Tryon transaction in April 2005, the Company acquired a $100,000 note and $7,873 accrued interest payable to Cornerstone. The note, which accrued interest at 10% per annum, was paid in full during the period ended March 31, 2006.
In July 2005, the Company entered into an agreement for advisory services with The Sorrento Financial Group, LLC (“SFG, LLC”), an entity owned by the Company’s chairman. Under an amended and restated agreement, the Company is obligated to pay $250,000 to SFG, LLC upon the successful completion of the second round of private placement funding. The amended and restated advisory agreement terminates on April 30, 2006. During the period ended March 31, 2006, the Company paid $382,583 to SFG, LLC.
On October 1, 2006, the Company issued a warrant to purchase 2,000,000 shares of common stock at $0.01 to the Company’s chairman in exchange for his agreement to personally guarantee up to $5,000,000 of the Company’s debt. The warrant was exercised on March 13, 2006.
During fiscal 2005, the company utilized the legal services of Sorrento Law Group, P.C., an entity owned by the Company’s chairman and paid $294,324 to this entity.
On November 20, 2005, the Company sold and issued 150,000 shares of common stock at a purchase price of $0.01 per share subject to a right of repurchase to a member of the board of directors in conjunction with his director agreement.
On November 20, 2005, the Company sold and issued 150,000 shares of common stock at a purchase price of $0.01 per share to the Company’s outside corporate counsel.
On December 15, 2005, the Company repurchased 1,500,000 shares of the outstanding common stock of the Company from several selling stockholders. This transaction is more fully described in Note 5.
On March 29, 2006, the Company entered into an employment agreement with its chief executive officer, which provided in part a warrant to purchase 2,500,000 shares of common stock at a price of $1.85 per share in addition to a bonus of $250,000 upon the Company becoming publicly traded.
During the period ended March 31, 2006, the Company received royalty income associated with the Extendryl licensing agreement of $21,619 from Cornerstone. This Extendryl licensing agreement was revised effective August 1, 2005 whereby the Company pays a royalty to Cornerstone for its sales of Extendryl. The royalty expense to Cornerstone for the period ended March 31, 2006 amounted to approximately $764,000.

13. Concentrations.
Credit Risk for Cash Held at Banks
The Company maintains its cash accounts at various financial institutions. These funds are insured to a maximum of $100,000. At March 31, 2006, none of the funds in these accounts were uninsured.
Major Customer
During the period ended March 31, 2006, there were two major customers with sales in excess of 90% of gross sales: one accounted for approximately 46% and the other accounted for approximately 44% of the Company’s gross sales.
14. Commitments and Contingencies.
Fleming License Agreement for Extendryl
In May 2005, Tryon, Cornerstone and Auriga amended the terms of the Fleming Extendryl License Agreement as a result of the Company’s reorganization in April 2005.
Effective October 1, 2005, the Company will pay royalties to Fleming on net sales as follows:

Legacy Product Lines:
Calendar year 2005	20%
Calendar year 2006	15%
Calendar year 2007 and thereafter	10%
Line Extensions:	5%
Cornerstone Sublicense Agreement for Extendryl
In conjunction with the reorganization in April 2005, Auriga, Tryon and Cornerstone entered into revised terms for the licensing and development of the Extendryl line of products with an effective date of August 1, 2005. Beginning August 1, 2005, the Company will pay Cornerstone a royalty based upon a calendar year legacy net sales in accordance with the following schedule: 30% of legacy net sales up to $4,000,000; 8% of legacy net sales thereafter and 0% royalty on net sales in line extensions. The annual maximum royalty is capped at $1,700,000.
Integrated Commercialization Solutions, Inc. (“ICS”) Commercial Outsourcing Services Agreement (“ICS Agreement”)
Effective June 2005, the Company entered into a three-year commercial outsourcing services agreement with ICS to receive exclusive commercialization services relating to the Company’s pharmaceutical products. The Company is committed to pay ICS a minimum of $93,000 in year one and $177,000 per year in years two and three of the related contract.
IMS Health Incorporated (“IMS’) Information Services Agreement
Effective October 2005, the Company entered into an information services agreement to receive data, software, documentation, and services until September 2008. Minimum fee commitments are $191,200 in year one, $349,000 in year two, and $350,000 in year three of the related contract.

Operating Leases
The Company leases office space for facilities and equipment under operating agreements expiring from October 2007 through August 2010. Minimum lease payments for fixture years are as follows:

Fiscal 2006	$231,000
Fiscal 2007	208,000
Fiscal 2008	135,000
Fiscal 2009	73,000
Fiscal 2010	2,000
Total	$649,000
Total rental expense, including common area charges, for the period ending March 31, 2006 was approximately $94,000.
Litigation
From time to time the Company is involved in legal actions arising in the normal course of its business. The Company is not presently subject to any material litigation nor, to management’s knowledge, is any litigation threatened against the Company that collectively is expected to have a material adverse effect on the Company’s cash flows, financial condition or results of operations.
15. Subsequent Events.
The Company is currently in the process of raising capital through the sale and issuance of common stock to accredited investors pursuant to a private placement memorandum (“PPM”). The PPM provides the sale and issuance of up to 2,000,000 shares of common at a price of $1.85 per share. The PPM also provides for the issuance of up to an additional 2,000,000 shares of common stock at a price of $1.85 per share pursuant to an over-allotment option. In exchange for assistance in connection with the PPM, the Company has agreed to issue warrants to an individual equal to 12% of the number of shares sold and issued pursuant to the PPM. Subsequent to March 31, 2006 the Company issued 1,478,078 shares of common stock for $2,734,844 in cash.
On April 10, 2006, the Company signed a development agreement with Balchem Encapsulates to develop an orally dissolving tablet combination of acetaminophen and hydrocodone (the “Balchem Agreement”). Under the Balchem Agreement, the Company retains Balchem to scale up and validate the Balchem taste masking technology for use with Company products. No new development is anticipated, and Balchem will continue to own all intellectual property in its technology. If any new development becomes necessary, a separate development agreement that takes into account ownership and/or use rights of the new development will be negotiated between the parties.
The Balchem Agreement remains in force until December 31, 2007, and may be renewed by mutual agreement of the parties. Either party may terminate the Balchem Agreement if the other party commits an uncured material breach or becomes bankrupt. The maximum compensation to be paid to Balchem under the Balchem Agreement is $165,000, $140,000 of which is dependent on Balchem meeting certain milestones and requirements. The Balchem Agreement contains industry standard terms and conditions with respect to warranty, indemnity, limitation of liability and miscellaneous provisions. A separate license and supply agreement will be negotiated by the parties to allow the Company to use the Balchem technology with its products.

On April 13, 2006, the Company signed an engagement agreement with Trilogy Capital Partners, Inc. (“Trilogy”). Under the engagement agreement, Trilogy will provide services to the Company, including merchant banking, strategic planning, financial marketing, and communications. Pursuant to the engagement agreement, the Company issued warrants for 1,250,000 shares of the Company’s common stock to Trilogy and will pay Trilogy $175,000 over the one-year life of the engagement agreement and provide an expense allowance of up to $250,000.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

AURIGA LABORATORIES, INC.
9,579,392 SHARES OF COMMON STOCK